UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Walgreens Boots Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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108 Wilmot Road

Deerfield, Illinois 60015

December 9, 2015

Dear Fellow Stockholders:

We are providing the enclosed proxy materials in connection with our 2016 Annual Meeting of Stockholders. The meeting will be held at Park Hyatt New York, 153 West 57th Street, New York, NY 10019, on Wednesday, January 27, 2016 at 9:00 a.m., Eastern Time.

This is a time of dynamic and unprecedented change in the healthcare sector. Demographic trends, the ongoing digital revolution and the rise of the empowered consumer are creating exciting opportunities as the healthcare ecosystem seeks new strategies, efficiencies and solutions. The past year has been one of significant transition for our company, as we seek to serve at the forefront of innovating healthcare. In particular:

•

We finalized the creation of Walgreens Boots Alliance in December 2014 through the combination of the iconic Walgreens brand with the Alliance Boots brands and companies – and we achieved solid financial results in our first fiscal year as a combined company.

•	In July 2015, the Board named Stefano Pessina as our Chief Executive Officer. Stefano had served as our acting CEO since January, and has served as a director since 2012.

•	Finally, we announced in October 2015 our intention to acquire the USA retail pharmacy chain Rite Aid Corporation. We expect the transaction to close during the second half of calendar year 2016.

We also experienced changes in our Board during fiscal 2015, culminating in the addition of three new members – John A. Lederer, former president and chief executive officer of US Foods, Barry Rosenstein, managing partner of JANA Partners, and Leonard D. Schaeffer, Judge Robert Maclay Widney Chair and Professor, University of Southern California. They bring even further experience and energy to our company, a strong stockholder voice, and expertise in global retail and healthcare.

On behalf of the entire Board, we invite you to attend our Annual Meeting of Stockholders at its new location. The meeting’s format will be similar to last year, consisting of a brief procedural business meeting and short presentation. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at walgreensbootsalliance.com to hear a live broadcast.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience by following the instructions in the notice of Internet availability of proxy materials or the proxy card you received in the mail.

Thank you for your continued trust and confidence in Walgreens Boots Alliance.

Sincerely,

JAMES A. SKINNER	STEFANO PESSINA
Executive Chairman	Executive Vice Chairman and Chief Executive Officer

108 Wilmot Road

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, January 27, 2016

TO THE STOCKHOLDERS OF WALGREENS BOOTS ALLIANCE, INC.:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), will be held:

Date:	Wednesday, January 27, 2016

Time:	9:00 a.m. Eastern Time

Place:	Park Hyatt New York, 153 West 57th Street, New York, NY 10019

The Annual Meeting is being held for the following purposes:

(1)	To elect 11 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

(2)	To approve, on an advisory basis, the compensation of the named executive officers;

(3)	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016; and

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on November 30, 2015 are entitled to vote at the Annual Meeting or any adjournments thereof.

Stockholders are cordially invited to attend the Annual Meeting. If you plan to attend the meeting, you must have an admission ticket and follow the admission procedures described on page 3 of the Proxy Statement.

To vote your shares, please follow the instructions in the notice of Internet availability of proxy materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Corporate Secretary in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please vote at your earliest convenience. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to attend.

By order of the Board of Directors,

JAN STERN REED
Senior Vice President, General Counsel and Corporate Secretary

December 9, 2015

Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information	Items to be Voted On

Meeting:  Annual Meeting of Stockholders

Meeting Location:  Park Hyatt New York, 153 West 57th Street, New York, NY 10019

Date:  9:00 a.m. Eastern Time on January 27, 2016

Record Date:  November 30, 2015

Common Stock Outstanding as of Record Date:  1,085,656,081

Corporate website:  www.walgreensbootsalliance.com

	Proposal	Board Recommendation
	No. 1: Election of 11 directors	FOR
	No. 2: “Say-on-pay” advisory vote to approve named executive officer compensation	FOR
	No. 3: Ratify Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2016	FOR
Corporate Governance	Executive Compensation

Corporate governance practices include:

•   Strong Board independence (8 of 11 nominees are independent)

•   Declassified Board with all members elected annually

•   Majority vote standard in election of directors

•   3 percent / 3-year proxy access by-law

•   Separate Chairman and CEO

•   Lead Independent Director and regular executive sessions of independent directors

•   Majority vote standard for by-law and charter amendments and transactions

•   Hedging and short sale policy

•   Stockholders right to call special meeting

The Company has a pay-for-performance philosophy that
seeks to link the interests of its executives with those of its stockholders, including:

•   Incentive award metrics that are objective and tied to key company performance metrics

•   A significant portion of executive compensation that is tied to stockholder return in the form of at-risk compensation

•   Substantially all fiscal 2015 compensation of CEO and Executive Chairman was in the form of restricted stock units, the value of which is tied to changes in the Company’s stock price

•   Equity awards generally vest after three years to promote retention

•   Limited perquisites

•   Compensation recoupment “claw-back” policy

•   Share ownership guidelines

Fiscal 2015 Highlights

•   Fiscal year net sales were $103.4 billion

•   Fiscal year GAAP net earnings were $4.2 billion

•   Combined net synergies reached $799 million, exceeding the Company’s fiscal 2015 goal

•   Cash flow from operations was $5.7 billion

•   The quarterly dividend rate was increased in July by 6.7 percent, marking the 40th consecutive year in which the Company or its predecessor company increased its stockholder dividend

Proxy Statement	1

Director Nominees (11)				Board Committees

Name	Director Since	Inde- pendent	Position	Audit	Comp.	Finance	Nom. & Gov.
Janice M. Babiak	2012	*	Former Partner, Ernst & Young LLP	X#		X
David J. Brailer	2010	*	Chairman, Health Evolution Partners	X		X#
William C. Foote(1)	1997	*	Lead Independent Director of Walgreens Boots Alliance, Inc.; former Chairman and CEO, USG Corporation		X		X#
Ginger L. Graham	2010	*	President and CEO, Two Trees Consulting, Inc.	X			X
John A. Lederer	2015	*	Former President and CEO, US Foods		X	X
Dominic P. Murphy	2012		Partner, Kohlberg Kravis Roberts & Co. L.P.			X
Stefano Pessina(1)	2012		Executive Vice Chairman and CEO, Walgreens Boots Alliance, Inc.
Barry Rosenstein	2014	*	Managing Partner and Co-Portfolio Manager, JANA Partners LLC		X	X	X
Leonard D. Schaeffer	2015	*	Judge Robert Maclay Widney Chair and Professor at the University of Southern California		X		X
Nancy M. Schlichting	2006	*	President and CEO, Henry Ford Health System	X	X#
James A. Skinner(1)	2005		Executive Chairman, Walgreens Boots Alliance, Inc.

#	Chair of Committee

(1)

Mr. Skinner served as independent Chairman of the Board until January 9, 2015, when he was named Executive Chairman. On the same day, Mr. Foote was named as Lead Independent Director and Mr. Pessina was named as Acting Chief Executive Officer. Mr. Pessina was named the Company’s Chief Executive Officer on July 9, 2015.

Questions and Answers about the Proxy Materials and the Annual Meeting

Who is Walgreens Boots Alliance, Inc.?

Walgreens Boots Alliance, Inc. (“WBA”), a Delaware corporation, is the successor to Walgreen Co. (“Walgreens”), an Illinois corporation, following completion of the holding company reorganization approved by Walgreens shareholders on December 29, 2014. Upon consummation of the reorganization merger on December 31, 2014, outstanding shares of Walgreens common stock were converted automatically into shares of WBA common stock on a one-for-one basis, and WBA became the parent holding company of Walgreens (the “Reorganization”). Following completion of the Reorganization, WBA completed the acquisition of the remaining 55% of Alliance Boots GmbH (“Alliance Boots”) that it did not previously own (the “Second Step Transaction”) in exchange for £3.133 billion in cash and 144,333,468 shares of WBA common stock.

References herein to the “Company” refer to WBA from and after the effective time of the Reorganization on December 31, 2014 and, prior to that time, to its predecessor Walgreens, except as otherwise indicated or the context otherwise requires.

Why am I receiving these materials?

The Company has distributed these materials beginning on or about December 9, 2015 to all stockholders of record as of the close of business on November 30, 2015 (the “Record Date”) in connection with the Company’s solicitation of proxies for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at Park Hyatt New York, 153 West 57th Street, New York, NY 10019, on Wednesday, January 27, 2016, at 9:00 a.m. Eastern Time. This proxy statement (the “Proxy Statement”)

2	Proxy Statement

describes the business that will be transacted at the Annual Meeting and how you can vote your shares. References in this Proxy Statement to the “Annual Meeting” also refer to any adjournments of the Annual Meeting.

How may I receive proxy materials?

The Company is again using the Securities and Exchange Commission’s (the “SEC’s”) “e-proxy” rule that allows companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, the Company is mailing to most of its stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”) that contains instructions on how to access this Proxy Statement, the accompanying notice of Annual Meeting and the Company’s Annual Report to Stockholders for fiscal 2015 (the “Annual Report”) online. If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains instructions on how stockholders may, if desired, request a printed copy of these proxy materials.

Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. The Company is providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The email contains a link to the website where those materials are available and a link to the proxy voting website.

Who can attend the Annual Meeting?

Only stockholders of the Company as of the Record Date, their authorized representatives and guests of the Company may attend the Annual Meeting. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of WBA stock as of the Record Date, and a government-issued photo identification. An admission ticket is included with the proxy materials if you received a printed copy of the proxy materials. A Notice of Internet Availability in your name can also serve as your admission ticket. Please note that this is a procedural business meeting, and item samples will not be offered. Seating is limited and will be on a first-come, first-served basis. Backpacks and suitcases are not permitted in the meeting, and distribution of any materials is prohibited. Any parking cost is the attendee’s responsibility.

Who is entitled to vote?

Only stockholders of record of WBA common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 1,085,656,081 shares of WBA common stock were outstanding. Stockholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a stockholder to multiply the number of shares owned by the number of directors to be elected and to cast an equal number of votes for each of the 11 nominees, distribute their votes among as many nominees as they choose, or cast all their votes for one nominee.

Stockholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and a Notice of Internet Availability or a set of proxy materials is being provided to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. If you are a stockholder of record and choose to cumulate your votes in the election of directors, you must notify the Company’s Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the chair of the Annual Meeting prior to the commencement of voting.

Proxy Statement	3

“Street Name” Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice of Internet Availability or proxy materials were forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you hold shares beneficially through a broker, bank or other nominee and choose to cumulate your votes in the election of directors, you should contact your broker, bank or nominee.

What proposals are being voted on at the Annual Meeting? What are the Board’s voting recommendations?

	Proposal	Board Recommendation

No. 1	The election to the Board of the 11 persons nominated by the Board.	“FOR”

No. 2	Say-on-Pay: An advisory vote on the compensation of the Company’s named executive officers.	“FOR”

No. 3	The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016.	“FOR”

The proxy holders intend to vote each proxy received by them in accordance with the direction of the stockholder completing the proxy. If you grant a proxy to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted on one or more matters listed above, then the proxies will vote your shares as the Board recommends for those matters. If you grant a proxy to allow your shares to be represented at the Annual Meeting with no further instructions on the election of directors, the proxy holders have discretionary authority to cumulate votes and to allocate such votes among some or all of the nominees recommended by the Board, although they have no present intention of doing so.

Certain stockholders have notified the Company of their intent to propose a resolution at the Annual Meeting requesting that the Compensation Committee of the Board (the “Compensation Committee”) “prepare a report assessing the feasibility of integrating sustainability metrics into the performance measures of senior executives under the Company’s compensation incentive plans,” which is referred to herein as the “Floor Proposal.” The Floor Proposal was not submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Floor Proposal is not included in this Proxy Statement. If the Floor Proposal is presented at the Annual Meeting, the proxy holders will have, and intend to exercise, discretionary voting authority under Rule 14a-4(c) under the Exchange Act with respect to the Floor Proposal and intend to exercise such discretion to vote AGAINST such proposal.

Other than the matters listed above, the Company knows of no other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the proxies intend to vote your shares in accordance with their best judgment.

4	Proxy Statement

How do I vote?

Stockholders of Record:  If you are a stockholder of record and you received a printed copy of the proxy materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number set forth on the proxy card and follow the recorded instructions; or

•	By Internet. Access the secure Internet website registration page identified on the proxy card and follow the instructions.

Please refer to the specific instructions set forth on the proxy card you received.

If you are a stockholder of record and you received a Notice of Internet Availability, you may vote in person at the Annual Meeting, by accessing the secure Internet website registration page identified on the Notice of Internet Availability and following the instructions, or by mail or telephone if you request a printed copy of the proxy materials by calling the toll-free telephone number set forth on the Notice of Internet Availability. Please refer to the specific instructions set forth in the Notice of Internet Availability you received.

Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on January 26, 2016. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

Street Name Stockholders:  If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on stockholder proposals in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted.

Street name stockholders may generally vote by one of the following methods:

•

By Mail.  If you received a printed copy of the proxy materials, you may vote by signing, dating and returning the voting instruction card sent to you by your broker, bank or other nominee in the pre-addressed envelope provided;

•

By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your broker, bank or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•

In Person with a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her brokerage firm, bank or other nominee and present that proxy and proof of identification at the Annual Meeting to vote. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you are a stockholder of record and choose to cumulate your votes in the election of directors, you must notify the Company’s Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the chair of the meeting prior to the commencement of

Proxy Statement	5

voting. If you hold shares beneficially through a broker, bank or other nominee and wish to cumulate votes, you should contact your broker, bank or nominee.

If my shares are held in street name, how will my shares be voted if I do not return voting instructions to my broker?

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may vote your shares in its discretion on matters designated as routine under applicable rules and regulations. However, a broker cannot vote shares held in street name on matters designated as non-routine, unless the broker receives voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on proposal No. 3, because the ratification of the Company’s independent registered public accounting firm is considered a routine matter. Each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under applicable rules and regulations. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal.

What constitutes a quorum at the Annual Meeting?

A majority of the outstanding shares entitled to vote, represented at the Annual Meeting in person or by proxy, constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting to transact business. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

How many votes are needed to have the proposals pass?

Proposal No. 1 (Election of Directors):  In an uncontested election, the affirmative vote of a majority of the votes cast for the election of directors is required to elect directors at an Annual Meeting. The election of directors at the Annual Meeting is an uncontested election. This means, with respect to the election of directors at the Annual Meeting (Proposal No. 1), that the number of votes “for” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, the required vote would be a plurality of the votes cast for the election of directors.

Other Proposals:  If a quorum is present, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve each of the other proposals, including the Floor Proposal if properly presented, to be voted on at the Annual Meeting.

How are the votes counted?

With respect to each proposal, only proxies and ballots that indicate votes “For,” “Against” or “Abstain” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. If you elect to abstain, the abstention will have the same effect as an “against” vote on these proposals. Shares constituting broker non-votes are not counted as shares represented in person or by proxy and entitled to vote on a non-routine matter and, therefore, are not counted for the purpose of determining whether stockholders have approved the proposal.

6	Proxy Statement

What happens if a director does not receive a majority of the votes cast?

If a nominee for director who was in office prior to the election at the Annual Meeting is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) will make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified.

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

•	by giving timely written notice of the revocation to the Corporate Secretary of the Company;

•	by submitting another timely proxy by telephone, Internet or mail in accordance with the instructions provided with the proxy card or Notice of Internet Availability you received; or

•	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by timely contacting your bank, broker or other holder of record in accordance with that entity’s procedures. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

Does the Company have a “proxy access” by-law?

Yes. On October 14, 2015, the Company amended its by-laws to include a proxy access provision. Under the Company’s amended and restated By-laws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board (rounding down), provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the amended and restated By-laws. In order to use this proxy access provision, stockholders are required to hold shares until the date of the applicable annual meeting (but not beyond), and third party compensation arrangements with nominees are permitted if disclosed in advance to the Company. The process for nominating candidates pursuant to this proxy access provision for the Company’s 2017 Annual Meeting of Stockholders, including the deadline for such nominations, is described under “Stockholder Proposals for the Next Annual Meeting” on page 93 of this Proxy Statement. The full text of the proxy access by-law can be found as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on October 16, 2015.

How do the Company Shareholders Agreement entered into in connection with the Alliance Boots transaction and the agreement with JANA Partners affect the Annual Meeting?

Company Shareholders Agreement.  On August 2, 2012, in connection with the Company’s acquisition of 45% of Alliance Boots, the Company, Kohlberg Kravis Roberts & Co. L.P. (“KKR”, and together with certain of its affiliates, the “KKR Investors”), Stefano Pessina (and together with certain of his affiliates, the “SP Investors”) and others receiving Company common stock in the transaction entered into a Shareholders’ Agreement (the “Company Shareholders Agreement”). Pursuant to the Company Shareholders Agreement, for so long as the SP Investors and the KKR Investors continue to

Proxy Statement	7

meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board. Stefano Pessina, Chief Executive Officer of the Company, is the designee of the SP Investors, and Dominic P. Murphy, a Partner of KKR, is the designee of the KKR Investors, and each is included in the Company’s slate of director nominees in Proposal No. 1. In addition, the SP Investors and KKR Investors have agreed, for so long as they each have the right to designate a nominee for election to the Board, subject to certain exceptions, to vote all of their Company shares in accordance with the Board’s recommendation on all matters submitted to a vote of Company stockholders. For a more detailed description of the Company Shareholders Agreement, see “—Board Composition and the Director Selection Process” and “Certain Relationships and Related Transactions—Equity Transactions Involving Alliance Boots and SAHL” below.

JANA Agreement.  On September 5, 2014, the Company and JANA Partners LLC (“JANA”) entered into the Nomination and Support Agreement (the “Nomination and Support Agreement”) pursuant to which, among other things, on September 5, 2014, Barry Rosenstein of JANA was appointed to the Board as the “JANA Designee” and on April 8, 2015, John A. Lederer was appointed to the Board as the “Additional Independent Director.” In addition, pursuant to the Nomination and Support Agreement, the Company nominated Mr. Rosenstein and Mr. Lederer for election to the Board at the 2015 Annual Meeting. Pursuant to the terms of the Nomination and Support Agreement, the nomination of Mr. Schaeffer at the 2015 Annual Meeting was mutually agreed upon between the Company and JANA (and Mr. Schaeffer is independent of both). Under the Nomination and Support Agreement, JANA is subject to certain standstill restrictions until the later of 45 days prior to the advance notice deadline for this upcoming Annual Meeting and 15 days after Mr. Rosenstein is no longer a member of the Board, subject to early termination of the standstill period in the event of an uncured material breach of the Nomination and Support Agreement by the Company. The standstill period is extended if the Company nominates Mr. Rosenstein at this upcoming Annual Meeting, and any successive Annual Meeting of Stockholders, and Mr. Rosenstein agrees to serve as a director nominee. As noted elsewhere in this Proxy Statement, the Company has included Mr. Rosenstein in the Company’s slate of director nominees in Proposal No. 1 for this upcoming Annual Meeting and Mr. Rosenstein has agreed to serve as a director nominee. During the standstill period, JANA is subject to customary standstill and voting obligations, including, among other things, that JANA and its affiliates and controlled associates will not acquire beneficial ownership of or an economic interest in more than 4.9% of the Company’s outstanding common stock or participate in a proxy solicitation, and will vote all voting securities which they are entitled to vote in favor of all incumbent directors nominated by the Board and in accordance with the recommendation of the Board on other matters (including each of the Proposals being voted on at the Annual Meeting), other than certain matters specified in the Nomination and Support Agreement.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential and will not be disclosed to the Company unless required by law or requested by you.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the proxies and a representative of CT Hagberg LLC will act as the inspector of election. Each firm is independent of the Company.

How can I find out the voting results?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will report final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC following the Annual Meeting.

8	Proxy Statement

Who will pay for the costs involved in the solicitation of proxies?

The Company will bear the expenses incurred to solicit proxies. The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. Solicitation may be made by mail, facsimile, email, in person and by telephone. Officers, directors and employees of the Company may help solicit proxies for no additional compensation. The Company will, upon request, reimburse brokerage firms and other nominees or fiduciaries for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of the Company’s common stock.

PROPOSAL 1

Election of Directors

There are 11 nominees identified below for election to the Board to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified or any such director’s earlier death, resignation or removal. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board will substitute (in accordance with the Company Shareholders Agreement in the case of nominees designated pursuant to such agreement), a replacement nominee, unless the Board instead chooses to reduce the number of directors serving on the Board. The proxy holders will vote all proxies received by them for any such replacement nominee. The Board does not anticipate that any nominee will be unable to serve.

Set forth below are the names, ages (as of December 1, 2015), principal occupations and other information about each of the director nominees. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of the Board and to make meaningful contributions to the Board’s oversight of the Company’s business and affairs. See “—Board Composition and the Director Selection Process” below for additional information on the process undertaken to select these nominees.

• Director since 2005 • Executive Chairman

James A. Skinner, 71—Executive Chairman since January 2015. Mr. Skinner served as non-executive Chairman of the Board of Directors of the Company from July 2012 to January 2015. Mr. Skinner previously served McDonald’s Corporation as Vice Chairman from January 2003 to June 2012, as Chief Executive Officer from November 2004 to June 2012 and as a director from 2004 to June 2012. Since 2005, Mr. Skinner has served as a director of Illinois Tool Works Inc., where he chairs the board’s compensation committee and serves on the corporate governance and nominating, executive and finance committees. Mr. Skinner served as a director of HP Inc. (f/k/a Hewlett-Packard Company) from July 2013 to November 2015. He also serves as a trustee of the Ronald McDonald House Charities.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Supply Chain & Logistics

•   Real Estate

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Skinner’s prior experience serving as the Chief Executive Officer of one of the largest global companies, as well as his experience in a range of management positions within McDonald’s, provides him with great breadth and depth of understanding of the strategic, operational, financial and human capital issues facing public companies. It also gives him valuable insights and perspectives with respect to the Company’s retail operations. Mr. Skinner’s extensive public company directorship experience provides him with valuable perspective on corporate responsibility and governance topics and enables him to draw on various viewpoints in his service on the Board.

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• Director since 2012 • Executive Vice Chairman and CEO

Stefano Pessina, 74—Chief Executive Officer of the Company since July 2015, having served as Acting Chief Executive Officer from January 2015 to July 2015. Mr. Pessina has served as Executive Vice Chairman since January 2015. Previously, he served as Executive Chairman of Alliance Boots from July 2007 to December 2014. Prior to that, Mr. Pessina served as Executive Deputy Chairman of Alliance Boots. Prior to the merger of Alliance UniChem and Boots Group, Mr. Pessina was Executive Deputy Chairman of Alliance UniChem, previously having been its Chief Executive for three years through December 2004. Mr. Pessina was appointed to the Alliance UniChem Board in 1997 when UniChem merged with Alliance Santé, the Franco-Italian pharmaceutical wholesale group which he established in Italy in 1977. Mr. Pessina also serves on the Board of Directors of Galenica AG, a publicly-traded Swiss healthcare group, and a number of private companies, including Sprint Acquisitions Holdings Limited (formerly AB Acquisitions Holdings Limited).

Significant Experience/Competencies

•   Current Public Company CEO

•   Former Private Company Executive Chairman

•   Former Public Company CEO and Executive Deputy Chairman

•   General Management & Business Operations

•   Retail Industry; Consumer-facing Industry

•   Supply Chain & Logistics

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As Chief Executive Officer, Mr. Pessina leads the Company’s senior management team and brings to the Board an in-depth knowledge of the Company, including through his service as former Executive Chairman of Alliance Boots, and the retail and healthcare industries. Mr. Pessina’s substantial international business experience and business acumen provide the Board with valued strategic, financial and operational insights and perspectives. The Board also values his significant merger and acquisition experience as well as his experience gained serving on the boards of public and private healthcare and retail companies. He brings valued perspective and judgment to Board discussions regarding the Company’s competitive landscape and strategic opportunities and challenges.

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• Director since 2012 • Independent • Chair of Audit Committee • Finance Committee

Janice M. Babiak, 57—Former Partner at Ernst & Young LLP (EY), where she held a variety of roles with the firm in the United States and the United Kingdom between 1982 and 2009. After joining the firm’s audit practice in 1982, she helped found EY’s technology security and risk services practice in 1996 and its global climate change and sustainability services practice in 2008. Ms. Babiak served as Managing Partner of EY’s Regulatory & Public Policy practice in the Northern Europe, Middle East and India and Africa (NEMIA) region and as a Board Member for the NEMIA region from July 2006 to July 2008, and as Global Leader of EY’s Climate Change and Sustainability Services practice from July 2008 to December 2009. Ms. Babiak has served as a director of Bank of Montreal since October 2012, where she serves on the audit and conduct review committee and risk review committee, and as a non-executive director of Experian plc since April 2014, where she serves on the audit, remuneration and nomination and corporate governance committees. Previously, she served as a non-executive director of Royal Mail Holdings plc from March 2013 to April 2014 and as a non-executive director and chair of the audit committee of Logica plc, a publicly-traded technology company headquartered in the United Kingdom, from January 2010 until its sale in August 2012. She is a Certified Public Accountant, Certified Information Systems Auditor, and Certified Information Security Manager. She also is a Chartered Accountant in Great Britain and serves as a Council Member of the Institute of Chartered Accountants in England and Wales.

Significant Experience/Competencies

•   Retail Industry

•   General Management & Business Operations

•   Consumer-facing Industry

•   Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   IT/E-commerce

Overview of Board Qualifications

Ms. Babiak brings to the Board her great depth of experience in the areas of audit, accounting and finance, having spent her career as a partner at EY, including service as partner for a number of retail and healthcare-related industry clients, until her retirement in December 2009. With her extensive accounting knowledge and experience, she is well-qualified to serve on the Finance Committee and as a designated financial expert on, and chair of, the Audit Committee. As a Certified Information Security Manager, she provides the Company with meaningful insight and experience related to information technology, cybersecurity best practices and the relationship between information security programs and broader business goals and objectives. Her international experience, leadership in the areas of climate change and sustainability, and experience working with and serving on the audit committees of other publicly-traded companies, further contribute to the perspective and judgment that she brings to service on the Board.

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• Director since 2010 • Independent • Chair of Finance Committee • Audit Committee

David J. Brailer, M.D., Ph.D., 56—Chairman of Health Evolution Partners, a private equity firm focused on the healthcare industry, since 2006. Dr. Brailer served as National Coordinator for Health Information Technology within the Department of Health and Human Services of the U.S. federal government from May 2004 to April 2006. He was a Senior Fellow at the Health Technology Center from 2002 to 2004. Previously, he served as Chairman and Chief Executive Officer and a director of CareScience, Inc., a provider of care management services and Internet-based healthcare solutions, from 1992 to 2002. Prior to that, he was Adjunct Assistant Professor of Health Care Systems at The Wharton School of Business at the University of Pennsylvania. Dr. Brailer serves on the board of several private companies in the health care sector.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   IT/E-commerce

Overview of Board Qualifications

With his experience as Chairman and Chief Executive Officer of CareScience, Inc. for more than 10 years and his subsequent experience with the U.S. federal government, where he was commonly referred to as the “health information technology czar,” Dr. Brailer provides the Board with strong technology and e-commerce experience coupled with business leadership and expertise in particular with respect to strategy formulation and the healthcare industry. In addition, Dr. Brailer brings to the Board insight and knowledge of investment and market conditions in the healthcare industry.

• Director since 1997 • Lead Independent Director • Chair of Nominating and Governance Committee • Compensation Committee

William C. Foote, 64—Independent business advisor. Mr. Foote served USG Corporation, a manufacturer and distributor of building materials, as Chairman of the Board from April 1996 to December 2011, as Chief Executive Officer from January 1996 to December 2010 and as President from September 1999 to January 2006. He also serves as a director of Kohler Co. and is a trustee of Williams College. He is the former Chairman of the Board of The Federal Reserve Bank of Chicago and a life trustee of Northwestern Memorial HealthCare in Chicago.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Supply Chain & Logistics

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

With many roles as a corporate director over the years and his experience as Chairman and Chief Executive Officer of USG Corporation for 15 years, Mr. Foote provides the Board with strong business leadership, expertise in strategy formulation, financial acumen and substantial experience with respect to corporate governance matters. These roles, in addition to his service as Chairman of The Federal Reserve Bank of Chicago, enable Mr. Foote to have valuable insights and perspectives with regard to business and market conditions. In addition, Mr. Foote brings strength in the area of corporate governance to his role as chair of the Nominating and Governance Committee.

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• Director since 2010 • Independent • Audit Committee • Nominating and Governance Committee

Ginger L. Graham, 60—President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, since November 2007, and Senior Lecturer at Harvard Business School from October 2009 to June 2012. Previously, Ms. Graham was President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, and served as a director of that company from 1995 to 2009. From 1994 to 2003, she held various positions with Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. Ms. Graham has served as a director of Genomic Health, Inc. since December 2008, where she serves as a member of the audit and nominating and corporate governance committees, and as a director of Clovis Oncology, Inc. since 2013, where she serves as a member of the compensation committee. She also serves as a director of a number of privately held companies.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Ms. Graham brings to the Board her extensive experience in senior management and leadership roles in the healthcare industry, including experience leading companies in drug, device and product development and commercialization. The Board values her insights and experience, including her service on the faculty of Harvard Business School teaching classes in entrepreneurship. She also brings to her service on the Board and the Audit and Nominating and Governance Committees valuable experience as a director of publicly and privately held life sciences companies and as a consultant to healthcare companies regarding strategy, leadership, team building and capability building.

• Director since 2015 • Independent • Compensation Committee • Finance Committee

John A. Lederer, 60—Former President and Chief Executive Officer of US Foods, a leading foodservice distributor in the United States, from 2010 to July 2015. Mr. Lederer has served as a director of US Foods since 2010 and currently serves as an advisor to the company. From April 2008 to August 2010, he served as Chairman of the Board and Chief Executive Officer of Duane Reade, a New York-based pharmacy retailer acquired by the Company in April 2010. Prior to Duane Reade, he spent 30 years at Loblaw Companies Limited, Canada’s largest grocery retailer and wholesale food distributor. Mr. Lederer held a number of leadership roles at Loblaw, including President from 2000 to 2006. Mr. Lederer has served as a director of Restaurant Brands International since December 2014 and served as a director of Tim Hortons Inc. from 2007 until December 2014, when it was acquired by Restaurant Brands International.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Retail Industry; Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Lederer brings to the Board significant management and business experience in the retail industry, including valuable insight into the healthcare industry as a result of his experience as CEO of a retail pharmacy. The Board values his understanding of the business operations of and issues facing large retail companies, including marketing, merchandising, real estate and supply chain logistics. Mr. Lederer also has extensive experience with respect to mergers and acquisitions. His prior service as a director of Tim Hortons Inc. and current service as a director of Restaurant Brands International also provide him with insight into public company operations.

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• Director since 2012 • Finance Committee

Dominic P. Murphy, 48—Partner of Kohlberg Kravis Roberts & Co. L.P. (KKR). He is responsible for the development of KKR’s activities in the United Kingdom and Ireland, is head of its healthcare industry team in Europe and is a member of the firm’s European investment and portfolio management committees. He has served as a member of the board of Alliance Boots and certain of its affiliates since 2007 and serves as a director of Sprint Acquisitions Holdings Limited (formerly AB Acquisitions Holdings Limited). Mr. Murphy has also served as a director of Ambea Holding AB & Mehiläinen Oy since 2010, Acteon Group Ltd. since 2012, and The Hut Group Limited and OEG Offshore Group since 2014. Mr. Murphy was formerly a Partner at Cinven Partners LLP, a European based private equity firm, from 1996 to 2004 and an investment manager with 3i Group plc, an international investment management firm, from 1994 to 1996.

Significant Experience/Competencies

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Murphy brings to the Board his considerable international and private equity business experience gained through his role in KKR private equity investments. The Board values his insights and experience, including his substantial merger and acquisition, corporate finance and retail and healthcare industry experience, as well as his in-depth familiarity with Alliance Boots and the markets in which it operates. He also brings to his service on the Board valuable experience as a director of publicly and privately held healthcare companies.

• Director since 2014 • Independent • Compensation Committee • Finance Committee • Nominating and Governance Committee

Barry Rosenstein, 56—Managing Partner and Co-Portfolio Manager of JANA Partners LLC, which he founded in 2001. He served as a director of Convergys Corp., a provider of relationship management solutions, from February 2009 to April 2011, and of Copart, Inc., a provider of online auctions and vehicle remarketing services, from September 2007 to December 2009.

Significant Experience/Competencies • Mergers & Acquisitions • Strategy Development • Finance

Overview of Board Qualifications

Mr. Rosenstein brings to the Board his considerable business acumen and investment banking and private equity experience. The Board also values his insight and perspective as a stockholder of many public companies and believes he is well qualified to serve given his significant experience as an investor with an understanding of the methods by which companies may unlock value for their stockholders.

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• Director since 2015 • Independent • Compensation Committee • Nominating and Governance Committee

Leonard D. Schaeffer, 70—Judge Robert Maclay Widney Chair and Professor at the University of Southern California since 2008. Mr. Schaeffer has also served as a senior advisor to TPG Capital since 2006. From 2007 to 2011, Mr. Schaeffer served as the Chairman of the Board of Surgical Care Affiliates, LLC. Mr. Schaeffer formerly served as Chairman of the Board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, from 2004 to 2005, Chairman and Chief Executive Officer of WellPoint Health Networks Inc. from 1992 to 2004, and Chairman and Chief Executive Officer of Blue Cross of California. Earlier in his career, Mr. Schaeffer worked for the federal government as Administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) in the U.S. Department of Health and Human Services, with responsibility for the federal Medicare and Medicaid programs. He currently serves as a director of Quintiles Transnational Holdings, Inc., where he serves as chair of the governance, quality and nominating committee and on the audit and compensation and talent development committees, and scPharmaceuticals Inc. Previously, he served as a director of Allergan, Inc. from 1993 to 2011 and of Amgen, Inc. from 2004 to 2013. Mr. Schaeffer serves on the board of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the National Academy of Medicine of the National Academies.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Healthcare Industry; Regulated Industry

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

Mr. Schaeffer brings to the Board considerable experience in healthcare and health insurance, including his experience as former chairman of WellPoint, Inc. and chairman and chief executive officer of WellPoint Health Networks Inc. and Blue Cross of California. His over 40 years of experience in health insurance, healthcare policy and government-funded healthcare programs provide him with valuable perspectives on the overall healthcare industry. Further, his service as a director of other public companies in the healthcare and medical industries provide him with additional perspective on the issues facing public companies in the Company’s industry.

• Director since 2006 • Independent • Chair of Compensation Committee • Audit Committee

Nancy M. Schlichting, 61—Chief Executive Officer of the Henry Ford Health System since June 2003. Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. She also serves as a director of the Kresge Foundation, where she chairs the board’s compensation committee, and served as past Chair of the Detroit Regional Chamber.

Significant Experience/Competencies

•   Current CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As a result of her leadership of hospitals and health systems, Ms. Schlichting brings to her service on the Board and its Audit and Compensation Committees a deep knowledge and understanding of the healthcare industry. The Board also highly values her experience and insights gained at Henry Ford Health System, where she has been responsible for the strategic and operational performance of a leading integrated health system, including an academic medical center, community hospitals, a health plan, a multi-specialty medical group, and an ambulatory and health retail network. Henry Ford Health System was a 2011 Malcolm Baldridge National Quality Award recipient.

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The Board unanimously recommends that stockholders vote FOR the nominees set forth above. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice.

Board Composition and the Director Selection Process

Decisions regarding the structure and composition of the Board are of utmost importance in assuring a strong Board that is best suited to guide the Company in the future. The Nominating and Governance Committee periodically reviews and makes recommendations to the Board regarding the size, function, composition, structure and operation of the Board. In doing so, the Nominating and Governance Committee considers the results of the most recent Board and director evaluations, as well as the changing needs of the Company. Based on the Nominating and Governance Committee’s most recent assessment and recommendation, the Board determined that a size of 11 was optimal at this time.

The Nominating and Governance Committee is also charged with making a recommendation to the Board with respect to the director nominees for each Annual Meeting of Stockholders, including re-nomination of current directors and identifying new director candidates. In general, desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities, and significant accomplishments;

•	expertise in key facets of corporate management;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

•	independence under the listing standards of The NASDAQ Global Select Market and other applicable law and as perceived by stockholders and other stakeholders;

•	willingness and energy to devote the time necessary for meetings and for consultation on Company matters;

•	willingness to assume broad fiduciary responsibility; and

•	enthusiasm about the prospect of serving.

When recommending to the full Board the specific slate of directors to be nominated for election at the Annual Meeting of Stockholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of each nominee, as well as the overall composition of the Board to assure that Board composition is aligned with the changing needs of the Company. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of individuals that can best perpetuate the Company’s success and represent stockholder interests through the exercise of sound business judgment. As part of this evaluation, the Nominating and Governance Committee assesses whether the group of nominees is comprised of individuals with a diversity of perspectives, backgrounds and

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professional experiences that would enhance the Board’s success at achieving these goals. With regard to diversity among the group of nominees, the Board, in accordance with the Company’s Corporate Governance Guidelines, considers diversity in broad terms, including consideration of competencies, experience, geography, gender, ethnicity, race and age, with the goal of obtaining diverse perspectives, backgrounds and professional experiences. The Board also considers tenure, balancing the need for fresh perspective and insights against the benefits associated with some degree of Board continuity and the depth of knowledge about the Company that experienced directors develop over time. With respect to continuing non-employee directors, the Nominating and Governance Committee also focuses on continued independence, transactions that may present conflicts of interest, changes in principal business activities and overall contribution to the Board. Nominees may be suggested by directors, members of management, stockholders or a third-party firm engaged to recommend director candidates.

The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm may also assist in the interview process. The Chairman of the Nominating and Governance Committee and/or the Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

In addition, the Company recently amended its By-laws to include a proxy access provision. Under the Company’s amended and restated By-laws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board (rounding down), provided that such stockholder(s) and nominee(s) satisfy the requirements set forth in the amended and restated By-laws.

Pursuant to the Company Shareholders Agreement, for so long as the SP Investors and the KKR Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board at the Annual Meeting of Stockholders. Stefano Pessina is the designee of the SP Investors and Dominic P. Murphy is the designee of the KKR Investors. These designees, like all of the Company’s director nominees, are subject to election at each Annual Meeting of Stockholders. Pursuant to the Company Shareholders Agreement, the Board waived the retirement age requirement set forth in the Company’s Corporate Governance Guidelines with respect to Mr. Pessina upon his designation by the SP Investors as a nominee for election to the Board. The SP Investors and the KKR Investors, respectively, each are entitled to designate a replacement director to fill a vacancy resulting from the death, disability, removal or resignation of their prior designee, subject to the terms and conditions of the Company Shareholders Agreement. For additional information, see “Certain Relationships and Related Transactions—Equity Transactions Involving Alliance Boots and SAHL” below.

Pursuant to the Nomination and Support Agreement, Barry Rosenstein of JANA was appointed to the Board in September 2014 and was nominated for election to the Board at the 2015 Annual Meeting. Under the Nomination and Support Agreement, the Company and JANA agreed to cooperate to agree on another director recommended by JANA who is independent of both JANA and the Company and reasonably acceptable to the Company to appoint to the Board as promptly as practicable. Accordingly, in April 2015, JANA and the Company agreed to appoint John A. Lederer to the Board and Mr. Lederer was nominated for election to the Board at the 2015 Annual Meeting. Mr. Rosenstein and Mr. Lederer, like all of the Company’s director nominees, are subject to election at each Annual Meeting of Stockholders. Pursuant to the terms of the Nomination and Support Agreement, the nomination of Mr. Schaeffer for election to the Board at the 2015 Annual Meeting was mutually agreed upon between the Company and JANA (and Mr. Schaeffer is independent of both).

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The Board of Directors, Board Committees and Corporate Governance

Board Meetings

During fiscal 2015, the Board met in person and by telephone nine times. The independent and non-management directors meet in executive sessions in conjunction with each quarterly Board meeting. During the time that he served as non-executive chairman, Mr. Skinner presided at those sessions. Thereafter, Mr. Foote presided at these sessions as Lead Independent Director.

The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Stockholders and all meetings of the Board and the committees thereof on which they serve, unless prevented by unavoidable circumstances. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees thereof on which he or she served during the periods for which he or she served. All of the directors then serving attended the Company’s Annual Meeting of Stockholders on May 28, 2015.

Director Independence

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review to determine whether each of its directors qualifies as independent. The Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)

The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer, controlling shareholder, partner or director of an entity with which WBA has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, WBA in the current or during any of the entity’s last three fiscal years that account for less than the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that entity’s fiscal year; or

2)

The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer, director or trustee of a charitable or other not-for-profit entity and the Company’s contributions to the entity in the current or during any of the entity’s last three fiscal years are: (a) less than the greater of $200,000 or 5% of the entity’s total annual charitable receipts for that fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions is not included in annual charitable contributions for this purpose.

In making independence determinations, the Board considers relationships involving directors and their immediate family members that may implicate the listing standards of The NASDAQ Global Select Market or other applicable law, and relies on information derived from Company records, questionnaires completed by directors and inquiries of other relevant parties.

For the directors and nominees for director identified herein as independent, the relationships reviewed by the Board as part of its most recent independence determinations included the Company’s commercial relationships with entities: (i) at which Board members then served as officers, including Bob Evans Farms, Inc. (Mr. Steven A. Davis, who resigned from the Board effective June 12, 2015), Health Evolution Partners (Dr. Brailer), Henry Ford Health System (Ms. Schlichting), Hertz Global Holdings, Inc. and The Hertz Corporation (Mr. Mark P. Frissora, who resigned from the Board effective April 1, 2015) and US Foods (Mr. Lederer); (ii) of which Board members or their immediate family members are controlling shareholders; and (iii) at which Board members then served as outside director, trustee or special advisor including the Chicago Transit Authority (Mr. Alejandro Silva, who retired from the Board as of the 2015 Annual Meeting), Experian plc (Ms. Babiak), HP Inc. (Mr. Skinner),

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Northwestern Memorial HealthCare (Mr. Foote), Quintiles Transnational Holdings Inc. (Mr. Schaeffer), Royal Mail Holdings plc (Ms. Babiak), and Restaurant Brands International (Mr. Lederer). The relationships with the entities noted above involved the Company’s purchase or sale of products and services in the ordinary course of business on arm’s-length terms and under circumstances that did not impair the relevant director’s independence under applicable law or listing standards. The aggregate amount in each case was within the Company’s categorical standard for commercial transactions described above. In each instance noted above, the Board concluded that the relationship did not impair the independence of the director. In addition, no director or nominee identified herein as independent or entity affiliated with such a director or nominee had a relationship with the Company whereby professional services were provided to the Company.

The Board also considered the amounts of the Company’s contributions to charitable institutions or other non-profit organizations for which certain directors serve as an officer, director or trustee, which in each case was within the categorical standard for contributions described above. In each instance, the Board concluded that the relationship did not impair the independence of the director.

Upon completion of its review, the Board determined that (i) Ms. Babiak, Dr. Brailer, Mr. Foote, Ms. Graham, Mr. Lederer, Mr. Rosenstein, Mr. Schaeffer and Ms. Schlichting are independent, (ii) that prior to his appointment as Executive Chairman on January 9, 2015, Mr. Skinner was independent, and (iii) that, during the time each served as a director, Mr. Davis, Mr. Frissora, Mr. Alan G. McNally (who retired from the Board as of the 2015 Annual Meeting) and Mr. Silva were independent, in each case under the applicable listing standards of The NASDAQ Global Select Market, as well as the Company’s standards.

Committees

During fiscal 2015, in addition to the standing Compensation Committee and the standing Nominating and Governance Committee, the Board had a standing Audit Committee (the “Audit Committee”) and a standing Finance Committee (the “Finance Committee”). Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are each required to be independent in accordance with applicable rules and regulations. The Board has determined that each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee is independent as defined in the Company’s independence standards, the rules of the SEC (in the case of the Audit Committee), and applicable stock exchange listing standards.

The Board may form special or ad hoc committees from time to time to assist the Board in fulfilling its responsibilities with respect to matters that are the subject of such special or ad hoc committee’s mandate. In December 2014, the Board established an ad-hoc search committee (the “CEO Search Committee”) with a mandate to identify a permanent Chief Executive Officer of the Company to succeed Mr. Gregory D. Wasson, who retired as the Company’s Chief Executive Officer effective on January 9, 2015. The CEO Search Committee was comprised of Mr. Skinner, who chaired the CEO Search Committee, as well as Dr. Brailer, Mr. Foote, Mr. Pessina, Mr. Rosenstein and Ms. Schlichting. The CEO Search Committee functioned until July 8, 2015, when Mr. Pessina was named the Company’s Chief Executive Officer, and the CEO Search Committee was then disbanded.

Audit Committee

The Audit Committee met nine times during fiscal 2015. The Audit Committee is composed of Ms. Babiak (Chair), Dr. Brailer, Ms. Graham and Ms. Schlichting. Mr. Frissora joined the Audit Committee on January 15, 2015 and served until his resignation from the Board on April 1, 2015. Ms. Graham joined the Audit Committee upon Mr. Silva’s retirement from the Board as of the 2015 Annual Meeting.

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Each member of the Audit Committee meets the current financial literacy requirements of The NASDAQ Global Select Market. The Board has determined that each of Mses. Babiak, Graham and Schlichting and Dr. Brailer meets the definition of audit committee financial expert under the rules promulgated by the SEC.

The Audit Committee selects the Company’s independent registered public accounting firm and assists in the oversight of matters relating to the Company’s financial reporting processes and systems. Specific tasks include overseeing the quality and integrity of the Company’s financial statements, the Company’s compliance with certain regulatory requirements, and internal accounting controls. The Audit Committee also reviews the performance of the Company’s outside auditor and the internal audit function, and oversees policies associated with financial risk assessment and risk management.

Compensation Committee

The Compensation Committee met six times during fiscal 2015. The Compensation Committee is composed of Ms. Schlichting (Chair), Mr. Foote, Mr. Lederer, Mr. Rosenstein and Mr. Schaeffer. Ms. Schlichting succeeded Mr. Foote as Chair of the Compensation Committee on January 15, 2015 and Mr. Rosenstein joined the Compensation Committee on that date. Mr. Davis served on the Compensation Committee until his resignation from the Board on June 12, 2015. Ms. Graham served on the Compensation Committee until July 8, 2015 and Mr. Schaeffer joined the Compensation Committee on that date. Mr. Lederer joined the Compensation Committee on September 1, 2015.

The Compensation Committee determines the various elements of executive compensation and oversees executive succession planning. The Compensation Committee maintains authority and responsibility for the administration of the Company’s executive compensation programs, including base salaries, the annual performance-based Management Incentive Plan, the Company’s 2013 Omnibus Incentive Plan (as amended, the “Omnibus Incentive Plan”) used to provide long-term incentive awards, and certain executive deferred compensation plans and perquisites. The Compensation Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board.

The Compensation Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Compensation Committee is supported in its work by its outside independent compensation consultant, Mercer LLC (“Mercer”), as well as the Company’s Human Resources department.

Mercer provides the Compensation Committee with information regarding market compensation and practices, assists the Compensation Committee in the review and evaluation of such compensation and practices, and advises the Compensation Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer also assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

Mercer’s fees for executive and director compensation consulting services provided to the Compensation Committee in fiscal 2015 were $276,100. In addition, the Company paid Mercer approximately $50,000 for manuals and compensation survey data in fiscal 2015. Mercer does not currently provide any additional services to the Company. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). MMC and its affiliates other than Mercer provided certain services not related to executive and director compensation, primarily insurance brokerage and professional fees, to the Company and its affiliates in fiscal 2015 and received compensation totaling approximately $9,866,750, excluding insurance premiums that are paid through MMC to insurance carriers on behalf of the Company and its affiliates. These non-compensation related services and fees are not subject to the Compensation Committee’s review or approval.

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The Compensation Committee has reviewed and considered (1) the services Mercer performed for the Compensation Committee during fiscal 2015, (2) the non-compensation related services performed by MMC and its affiliates for the Company and its affiliates in fiscal 2015, (3) the relationships among the Company, Mercer and MMC, and (4) the quality and objectivity of the services Mercer consultants provided to the Compensation Committee. The Compensation Committee noted that the Mercer consultants providing service to the Compensation Committee do not market or sell to the Company or its affiliates the non-compensation related services performed by MMC, and those consultants receive no incentive or other compensation based on the fees paid by the Company and its affiliates for these other services. In addition, Mercer’s professional standards prohibit its consultants from considering any other relationships Mercer or any of its affiliates may have with the Company and its affiliates in rendering advice and recommendations to the Compensation Committee. Based on its review, the Compensation Committee has concluded that the advice it receives from Mercer is objective and not influenced by MMC’s other relationships with the Company or its affiliates.

For additional information regarding the operation of the Compensation Committee and the role of outside compensation consultants, see “Executive Compensation—Compensation Discussion and Analysis” below.

Finance Committee

The Finance Committee met five times during fiscal 2015. The Finance Committee is composed of Dr. Brailer (Chair), Ms. Babiak, Mr. Lederer, Mr. Murphy and Mr. Rosenstein. Mr. Frissora, Ms. Graham and Mr. Pessina served on the Finance Committee until January 15, 2015, and Mr. Silva joined the Finance Committee on that date. Mr. McNally and Mr. Silva served on the Finance Committee until their retirement from the Board as of the 2015 Annual Meeting. Dr. Brailer became the Chair of the Finance Committee on January 15, 2015, succeeding Mr. Frissora. Mr. Lederer joined the Finance Committee on April 8, 2015.

The Finance Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board concerning such matters. Specific responsibilities include reviewing the Company’s capital allocation, capital structure, dividend policy, capital expenditures and liquidity.

Nominating and Governance Committee

The Nominating and Governance Committee met five times during fiscal 2015. The Nominating and Governance Committee is composed of Mr. Foote (Chair), Ms. Graham, Mr. Rosenstein and Mr. Schaeffer. Mr. Silva served on the Nominating and Governance Committee until January 15, 2015, and Ms. Graham and Mr. Rosenstein joined the Nominating and Governance Committee on that date. Mr. Foote succeeded Mr. Davis as Chair of the Nominating and Governance Committee on January 15, 2015. Mr. Frissora served on the Nominating and Governance Committee until his resignation from the Board on April 1, 2015, Mr. McNally served on the Nominating and Governance Committee until his retirement from the Board as of the 2015 Annual Meeting, and Mr. Davis served on the Nominating and Governance Committee until his resignation from the Board on June 12, 2015. Mr. Schaeffer joined the Nominating and Governance Committee on July 8, 2015.

The Nominating and Governance Committee considers matters related to corporate governance, makes recommendations to the Board regarding the Company’s Corporate Governance Guidelines and various elements of non-employee director compensation, develops general criteria regarding the qualifications and selection of Board members, and recommends candidates for election to the Board. The Nominating and Governance Committee also oversees the periodic evaluation of the effectiveness of the Board and its committees and management and reviews the succession plans of the Board and its committees.

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Governance Policies

The Board has adopted a written charter for each of its standing committees, as well as Corporate Governance Guidelines that address the Board’s composition and governance. Each committee of the Board reviews its charter annually and submits any recommended changes to the Board. The Board has also adopted a Code of Conduct and Business Ethics that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for CEO and Financial Executives that applies to and has been signed by the Chief Executive Officer, the Global Chief Financial Officer, and the Global Controller. These materials can be found on the Company’s website at investor.walgreensbootsalliance.com, and may be obtained in printed hardcopy form by writing: Walgreens Boots Alliance, Inc., Attn: Investor Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015. The Company intends to promptly disclose on its website in accordance with applicable rules required disclosure of changes to or waivers, if any, of the Code of Conduct and Business Ethics or the Code of Ethics for CEO and Financial Executives for directors and executive officers.

Consideration of Director Candidates for Next Year’s Annual Meeting

The Nominating and Governance Committee welcomes stockholder suggestions of director candidates for its consideration. Stockholders should write to the Nominating and Governance Committee, Walgreens Boots Alliance, Inc., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s proxy statement and to serve as a director, if elected. If selected by the Nominating and Governance Committee, candidates will be required to satisfy any additional requirements of the Nominating and Governance Committee and the Company’s By-laws.

The SP Investors and the KKR Investors may each designate a director nominee, subject to the terms and conditions of the Company Shareholders Agreement discussed above under “—Board Composition and the Director Selection Process.” Other stockholders can nominate candidates for election as a director, including pursuant to the Company’s recently-adopted proxy access by-law, by following the procedures set forth in the Company’s By-laws. A stockholder wishing to directly nominate a director candidate must notify the Corporate Secretary of the Company in writing at the address and in accordance with the deadline specified under “Stockholder Proposals for the Next Annual Meeting” below. All stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in Company securities. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including such information WBA deems appropriate to ascertain the nominee’s qualifications to serve on the Board, disclosure of compensation arrangements between the nominee, the nominating stockholder and the underlying beneficial owner, if any, and any other information required to comply with the proxy rules and applicable law. If you would like a copy of these provisions, please contact the Company’s Corporate Secretary at the above address, or access the Company’s By-laws filed as an exhibit to the Form 8-K filed by the Company on October 16, 2015. Failure to comply with the Company’s By-law procedures and deadlines may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2017 Annual Meeting.

Communication and Stockholder Engagement

The Board and senior management are interested in investor perspectives about the Company, its business and its governance practices. In recent years, the Company has established a more robust stockholder engagement program under the oversight of the Nominating and Governance Committee. As part of this program, to facilitate information flow to and from investors, the Board has designated

22	Proxy Statement

leaders from its management team to serve as primary points of contact for the Company in communications with stockholders: Gerald Gradwell and Ashish Kohli from Investor Relations (collectively, the “IR contacts”), and Collin Smyser, Vice President, Assistant Corporate Secretary. The IR contacts are the main points of contact for the analyst community and keep senior management and the Board informed about investor views on the stock market, financial performance and strategic issues. Mr. Smyser engages with stockholders on a regular basis regarding corporate governance, executive compensation, leadership and sustainability matters, and keeps senior management and the Board informed about investor views on those matters. The IR contacts and Mr. Smyser also help facilitate opportunities for stockholders to speak directly with the Chief Executive Officer, senior management and from time to time, other members of the Board as appropriate. Contact information for the investor and stockholder relations teams can be found at http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

In addition, all interested parties may communicate with the Chairman or the directors by email to wbaboard@wba.com or by regular mail directed to Walgreens Boots Alliance, Inc., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or her designee will collect and organize all such communications, and will forward all relevant communications to the appropriate member or members of the Board, who will determine how such communications should be addressed.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board believes that its leadership structure is part of the Company’s overall governance process and is a matter to be considered based upon circumstances. The Company’s By-laws provide that the Chairman of the Board may, but need not be, the Company’s Chief Executive Officer. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons, with Stefano Pessina serving as Chief Executive Officer and James A. Skinner serving as Executive Chairman. Because Mr. Skinner, an independent director during fiscal 2014, was appointed in January 2015 to serve in an executive capacity, Mr. Foote was appointed to serve as Lead Independent Director in January 2015. The Company believes this structure is optimal at this time because it allows Mr. Pessina to focus on leading the Company’s business and operations. At the same time, Mr. Skinner can focus on leadership of the Board, including calling and presiding over its meetings and preparing meeting agendas in collaboration with Messrs. Pessina and Foote, while working collaboratively with senior management. Similarly, Mr. Foote can lead executive sessions of the independent directors, serve as a liaison and supplemental channel of communication between independent directors and management, and serve as a sounding board and advisor to Messrs. Pessina and Skinner.

Board Oversight of Risk Management

The Company faces a broad array of risks, including market, operational, strategic, legal, regulatory, reputational and financial risks. Management of the Company is responsible for establishing and maintaining systems to manage these risks. The Board exercises oversight over the Company’s strategic, operational and financial matters, including the elements and dimensions of major risks facing the Company. The Board administers its risk oversight function as a whole and through its committees, and uses the processes described below to help assess and monitor the risks the Company faces.

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Throughout the year, the Board and its committees provide oversight and guidance to management regarding the Company’s strategy, operating plans and operating performance. Through these discussions, management identifies current and emerging risks for consideration by the Board and/or its committees.

The Company utilizes a global Enterprise Risk Management (“ERM”) process under the direction of the executive operating committee of its Retail Pharmacy USA division and the business operating committees of its Retail Pharmacy International and Pharmaceutical Wholesale divisions. This global ERM approach helps the Board and its committees receive relevant information about risks and understand the Company’s risk management process, the participants in the process, and key information gathered through the process. The purpose of the ERM process is to identify risks that could affect the Company and the achievement of its objectives, to understand, assess and prioritize those risks, and to facilitate the implementation of risk mitigation strategies and processes across the Company.

In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to enterprise risk assessment and risk management. On a regular basis, the Audit Committee reviews and discusses the key risks identified in the ERM process with management, their potential impact on the Company and its risk mitigation strategies. The other standing committees of the Board oversee management of risks relating to their respective areas of responsibility. For example, the Compensation Committee reviews risks associated with the design and implementation of the Company’s compensation plans and arrangements (see “Executive Compensation—Compensation Discussion and Analysis—Relationship Between Compensation Plans and Risk”), the Finance Committee oversees key aspects of the Company’s financial risk management activities and the Nominating and Governance Committee reviews risks related to the Company’s governance structures and processes.

Director Compensation

This section describes the compensation provided to non-employee members of the Board.

Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee with the assistance of Mercer. Mercer provides information to the Nominating and Governance Committee regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Nominating and Governance Committee on compensation decisions. The Nominating and Governance Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably sized companies in other industries, including the healthcare industry, and seeks to provide director compensation that is competitive with director compensation for these groups. The Nominating and Governance Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s stockholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

Fiscal 2015 Director Compensation. During fiscal 2015, the compensation structure for non-employee directors consisted of the following elements, subject to the deferral opportunities described below under “Omnibus Incentive Plan”:

•	An $85,000 annual retainer, paid quarterly in cash.

•	An additional $25,000 annual retainer for the Chair of the Audit Committee and an additional $20,000 annual retainer for each Chair of other standing committees of the Board, paid quarterly in cash.

•	An additional $300,000 annual retainer for the independent Chairman of the Board, paid quarterly in cash (during the portion of the year in which Mr. Skinner was independent).

24	Proxy Statement

•

An annual grant of Company common stock on November 1 with a market value of $175,000 as of the grant date. The grant was made on November 1, 2014 under the Omnibus Incentive Plan for service as director from November 1, 2013 through October 31, 2014.

In addition, in connection with the appointment of Mr. Foote as Lead Independent Director, the Nominating and Governance Committee approved an additional $40,000 annual retainer for the Lead Independent Director, to be paid quarterly in cash.

Directors serving for a portion of the fiscal year receive prorated amounts for all elements of compensation. Mr. Pessina, who served as Executive Chairman of Alliance Boots until shortly after the completion of the Second Step Transaction, elected not to receive non-employee director compensation for his service on the Board. Company executives who serve on the Board, including Mr. Pessina subsequent to the closing of the Second Step Transaction and Mr. Skinner subsequent to his election as Executive Chairman in January 2015, do not receive additional compensation for serving as a director of the Company. (Likewise, Company executives serving on the board of Alliance Boots did not, and Company executives serving on the board of AmerisourceBergen Corporation do not, receive non-employee director compensation for their service as directors of those companies).

All directors are also reimbursed for expenses incurred in connection with meetings of the Board and its committees. On a very limited basis, the Company may determine that it is appropriate for non-management directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with the Company’s Corporate Governance Guidelines, directors are reimbursed for reasonable expenses related to continuing education programs.

Fiscal 2016 Director Compensation. The Nominating and Governance Committee conducted its annual review of director compensation in July 2015, with the assistance of Mercer. The Nominating and Governance Committee recommended and the Board approved an increase in the annual cash retainer from $85,000 to $95,000, effective as of September 1, 2015; and an increase in the annual grant of Company stock from $175,000 to $190,000, beginning with the November 1, 2015 grant.

Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the annual grant (on a date determined by the Board, currently November 1) of fully vested shares of Company common stock to non-employee directors for service as director during the preceding 12-month period. The grant is calculated based on a dollar value established under the Omnibus Incentive Plan, which periodically may be adjusted by the Nominating and Governance Committee. This dollar value was set at $175,000 for the November 1, 2014 grant and $190,000 for the November 1, 2015 grant.

Under the Omnibus Incentive Plan, the following deferral opportunities are available to directors:

•	All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

•	The annual stock grant may be awarded in the form of deferred stock units.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. Prior to July 2015, all deferred stock unit and deferred cash compensation account balances were paid in cash in two annual installments, the first of which occurs within 30 days following termination of service on the Board and the second of which occurs 12 months later. In July 2015, the Omnibus Incentive Plan was amended to provide directors additional election options relating to the timing and form of payment of account balances, subject to certain restrictions.

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Prior to the effective date of the Omnibus Incentive Plan in January 2013, annual grants of common stock to non-employee directors, as well as deferral opportunities with respect to the annual grant and other compensation payable to non-employee directors, were made pursuant to the Nonemployee Director Stock Plan, a predecessor plan.

Share Ownership Guidelines for Directors. The Board adopted director share ownership guidelines in 2008. Under the guidelines, each non-employee director is expected to accumulate at least the lesser of (a) 20,000 shares of Company common stock and (b) the number of shares valued at three times the director’s total annual cash and equity compensation. This goal is expected to be met within five years after becoming a director. Deferred stock units acquired pursuant to the Nonemployee Director Stock Plan or the Omnibus Incentive Plan are considered shares owned for purposes of the director share ownership guidelines. As of the Record Date, each non-employee director had met or, using reasonable assumptions regarding future director compensation and stock appreciation, was progressing towards his or her goals in a manner that would allow him or her to meet either the fixed or variable share objectives within the prescribed time frames.

Director Compensation Table

The following table details the compensation provided to each non-employee director for fiscal 2015. The compensation received by Mr. Skinner while he served as an independent director is reported in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janice M. Babiak	110,000	175,000	10,150	295,150
David J. Brailer	95,000	175,000	21,427	291,427
Steven A. Davis(4)	76,522	175,000	38,245	289,767
William C. Foote	130,667	175,000	54,589	360,256
Mark P. Frissora(5)	59,660	175,000	—	234,660
Ginger L. Graham	85,000	175,000	23,890	283,890
John A. Lederer(6)	33,723	—	—	33,723
Alan G. McNally(7)	63,057	175,000	28,624	266,681
Dominic P. Murphy	85,000	175,000	8,708	268,708
Stefano Pessina(8)	—	—	—	—
Barry Rosenstein(9)	85,000	14,578	—	99,578
Leonard D. Schaeffer(10)	22,174	—	—	22,174
Nancy M. Schlichting	95,000	175,000	66,553	336,553
Alejandro Silva(7)	63,057	175,000	46,404	284,461

(1)

Includes the annual retainer, any committee chair retainer, and with respect to Mr. Foote, the Lead Independent Director retainer (in all cases including deferred amounts). Directors serving for a portion of the fiscal year received prorated amounts. During fiscal 2015, the following directors deferred all of their retainers into DSUs: Dr. Brailer, Messrs. Lederer, Murphy, Silva and Skinner, and Ms. Schlichting. Mr. Davis deferred $73,750 of his cash retainers into DSUs and received the remainder in cash.

(2)

Represents the grant date (November 1, 2014) fair value determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the stock grant under the Omnibus Incentive Plan to each non-management director who served on the Board during the 12-month period ended October 31, 2014 (including any deferred amounts). The number of shares granted was calculated by dividing $175,000 by $64.22, the closing stock price on November 1, 2014. All stock awards are fully vested at the grant date. Directors serving for a portion of the 12-month period received prorated amounts. See “Securities Ownership of Certain Beneficial Owners and Management” below for information regarding the number of deferred stock units held by non-employee directors as of the Record Date.

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(3)

Represents dividends credited to deferred stock units. In addition to the amounts reported, directors also are eligible to receive the same discount on merchandise purchased from the Company as is made available to Company employees generally. For each of Messrs. Davis, McNally and Silva, includes a $2,500 charitable donation made by the Company in connection such person’s resignation or retirement, as applicable, from the Board.

(4)	Mr. Davis resigned from the Board effective June 12, 2015.

(5)	Mr. Frissora resigned from the Board effective April 1, 2015.

(6)	Mr. Lederer joined the Board on April 8, 2015.

(7)	Messrs. McNally and Silva retired from the Board as of the 2015 Annual Meeting on May 28, 2015.

(8)	Mr. Pessina elected not to receive non-employee director compensation for his service on the Board for the period before he became an executive of the Company.

(9)	Mr. Rosenstein joined the Board on September 5, 2014.

(10)	Mr. Schaeffer joined the Board on May 28, 2015.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation practices, programs and processes and explains the Company’s executive compensation decisions made with respect to fiscal 2015. This Compensation Discussion and Analysis focuses on the compensation of the Company’s “Named Executive Officers” for fiscal 2015, who are:

•	Stefano Pessina—Executive Vice Chairman and Chief Executive Officer;

•	George R. Fairweather—Executive Vice President and Global Chief Financial Officer;

•	James A. Skinner—Executive Chairman;

•	Kathleen Wilson-Thompson—Executive Vice President and Global Chief Human Resources Officer;

•	Alexander W. Gourlay—Executive Vice President and President of Walgreen Co.;

•	Gregory D. Wasson—Former President and Chief Executive Officer;

•	Timothy R. McLevish—Former Executive Vice President and Chief Financial Officer;

•	Timothy J. Theriault—Former Executive Vice President and Global Chief Information Officer; and

•	Jeffrey Berkowitz—Former Executive Vice President, President of Pharma and Global Market Access.

Mr. Wasson served as the Company’s Chief Executive Officer from February 2009 until his retirement on January 9, 2015. Mr. Pessina, who has served as the Company’s Executive Vice Chairman since the closing of the Second Step Transaction on December 31, 2014, also became the Acting Chief Executive Officer of the Company, and Mr. Skinner became Executive Chairman of the Company, upon Mr. Wasson’s retirement. Mr. Pessina was appointed as Chief Executive Officer on July 9, 2015. Mr. McLevish resigned as Executive Vice President and Chief Financial Officer of the Company effective February 20, 2015, and Mr. Fairweather became Executive Vice President and Global Chief Financial Officer of the Company as of that date. Messrs. Theriault and Berkowitz ceased to be employees of the Company effective May 31, 2015 and July 14, 2015, respectively. Messrs. McLevish and Theriault continue to serve the Company in consulting roles. See “—Certain Executive Officer Transitions during Fiscal 2015” and “—Severance, Consulting and Change in Control Arrangements” below for more information.

Several of the Company’s Named Executive Officers were executives of Alliance Boots prior to the closing of the Second Step Transaction on December 31, 2014, and therefore received compensation during a portion of fiscal 2015 pursuant to the compensation plans and policies of Alliance Boots. Accordingly, the discussion below includes references to compensation and benefit levels for the “Legacy Walgreens” and “Legacy Alliance Boots” programs. Legacy Walgreens programs refer to those programs in place at Walgreens prior to December 31, 2014, and pursuant to which certain Named Executive Officers who were executive officers of Walgreens prior to such date were compensated during fiscal 2015. Legacy Alliance Boots programs refer to those programs in place at Alliance Boots prior to December 31, 2014, and pursuant to which certain Named Executive Officers who were officers of Alliance Boots prior to such date were compensated during fiscal 2015.

Prior to the closing of the Second Step Transaction on December 31, 2014, Messrs. Pessina and Fairweather were employed by Alliance Boots and, accordingly, did not participate in the Company’s executive compensation programs until the date each assumed his executive role with the Company

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(December 31, 2014, in the case of Mr. Pessina, and February 20, 2015, in the case of Mr. Fairweather). Amounts earned and paid to each of Messrs. Pessina and Fairweather by Alliance Boots prior to December 31, 2014 were a result of compensation decisions made by the remuneration committee of Alliance Boots prior to closing of the Second Step Transaction and did not reflect compensation programs or decisions of the Company’s Compensation Committee; accordingly, such amounts are not included in this discussion or in the compensation tables that follow. Mr. Gourlay has been seconded to the Company from Alliance Boots since October 2013. As a result, payments made prior to the closing of the Second Step Transaction to Mr. Gourlay by both Alliance Boots and the Company’s predecessor, Walgreen Co., are included herein. For more information regarding Mr. Gourlay’s secondment agreement, see “—Certain Executive Officer Transitions in Fiscal 2015” and “Certain Relationships and Related Transactions—Commercial or Other Transactions Involving Alliance Boots and SAHL” below. For Messrs. Skinner, Wasson, McLevish, Theriault and Berkowitz and Ms. Wilson-Thompson, the compensation and related information presented herein for the period prior to the closing of the Second Step Transaction principally relates to Walgreen Co., the Company’s predecessor.

Executive Summary

Recap of Fiscal 2015 Company Performance

With the closing of the Second Step Transaction in December 2014, the Company became the first global pharmacy-led, health and wellbeing enterprise. The Company brought together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted healthcare services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The Company has a pay-for-performance philosophy that seeks to link the interests of its executives with those of its stockholders. The Company’s financial and business results for fiscal 2015 included the following:

Key Financial Metric	Fiscal 2015 Results

Net Sales	$103.4 billion

Net Earnings attributable to Walgreens Boots Alliance	$4.2 billion

Cash Flow from Operations	$5.7 billion

Dividend Payments and History

•  Paid $1.4 billion in dividends in fiscal 2015

•  Increased quarterly dividend rate by 6.7% to 36 cents per share, marking the 40th consecutive year the dividend was raised and 331 straight quarters (more than 82 years) of paying a dividend

•  Recorded a dividend compound annual growth rate of 19.1% from fiscal 2009 through fiscal 2015

Cash Position	$3.0 billion of cash and cash equivalents as of August 31, 2015

In addition to the points noted above, the Company’s stock price increased 43.0% from the last business day of fiscal 2014 to the last business day of fiscal 2015.

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While the Company has much work to do and opportunities to pursue, it is pleased with its initial progress and performance:

•	The Company completed the combination of Walgreens and Alliance Boots to establish a global leader in the health and wellbeing industry.

•

The Company announced its new corporate identity with a vision to be “the first choice for pharmacy, wellbeing and beauty—caring for people and communities around the world,” its purpose to “help people across the world lead healthier and happier lives,” and its values of trust, care, innovation, partnership and dedication.

•	The Company established an experienced executive leadership team, blending top USA and international talent.

•

The Company created a streamlined organizational structure with three divisions: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. In addition, the Company created a number of global cross-divisional functions, including Global Brands, which brings its comprehensive and differentiated brand portfolio to the people and places it serves.

•

The Company brought together its respective teams, working collaboratively to establish new key functions, platforms, policies and systems, establish a new lean structure, and create a new organization with new ways of working together. The Company also made a new shared culture a priority based on its core values to help its people successfully work and win together.

•

For the Company’s first fiscal year results, net sales grew in a challenging and competitive market by more than 35 percent, largely due to the inclusion of Alliance Boots consolidated results, driving a 29 percent increase in adjusted net earnings attributable to Walgreens Boots Alliance, and an 18 percent increase in adjusted net earnings per diluted share attributable to Walgreens Boots Alliance—delivering solid value to stockholders. These results, while not completely comparable year to year because of the effects of the Second Step Transaction, it believes are quite promising. Adjusted net earnings and adjusted net earnings per diluted share are not financial measures calculated in accordance with U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015 for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

30	Proxy Statement

The Company currently maintains the following balance of pay practices that it believes enhance its pay-for-performance philosophy and further align its executives’ interests with those of its stockholders:

The Company DOES Have This Practice	The Company Does NOT Have This Practice

✓    Incentive award metrics that are objective and tied to key company performance metrics

✓    A majority of compensation delivered in the form of equity-based awards

✓    Share ownership guidelines

✓    Compensation recoupment “claw-back” policy

✓    Anti-hedging policy

✓    Double-trigger change in control severance for existing Named Executive Officers

✓    Equity awards generally vest after three years to promote retention

✓    Tie a significant portion of executive compensation to stockholder return in the form of at-risk compensation

-     A majority of non-equity based compensation

-     Repricing of options without stockholder approval

-     Hedging transactions or short sales by executive officers or directors

-     Excise tax gross-ups upon change in control for existing Named Executive Officers

-     Excessive perquisites

-     Payout of dividends or dividend equivalents on unearned or unvested equity

-     Excessive pension or defined benefit supplemental executive retirement plan (SERP)

-     High percentage of fixed compensation

Overview of Key Compensation Decisions and Results

The Compensation Committee is committed to the Company’s pay-for-performance philosophy. Each year, the Compensation Committee determines the final payouts, if any, for annual and long-term incentive awards granted in prior years and makes annual pay decisions, including those related to executive base salaries and grants of annual and long-term incentive opportunities in the current fiscal year.

•

In October 2014, the Compensation Committee determined there would be no base salary increases for Legacy Walgreens senior executives for fiscal 2015 and approved the annual and long-term incentive opportunities for fiscal 2015.

•

In January 2015, the Compensation Committee determined to pay substantially all of the fiscal 2015 compensation to Mr. Pessina, in his role as Chief Executive Officer, and Mr. Skinner, in his role as Executive Chairman, in the form of restricted stock units, the value of which is tied to changes in the Company’s stock price.

•

In April 2015, the Compensation Committee approved payouts under the Legacy Alliance Boots 2012 Long-Term Incentive Plan for Messrs. Fairweather and Gourlay based on certified achievement of the Trading Profit Targets (as described below in “—Elements of Compensation—Long-Term Incentives—Legacy Alliance Boots Long-Term Incentives”).

•

In June 2015, the Compensation Committee approved a payout under the Legacy Alliance Boots bonus program for Mr. Fairweather (as described below in “—Elements of Compensation—Annual Incentives—Alliance Boots Senior Management Annual Incentive Plan”).

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•

In October 2015, the Compensation Committee (i) certified the achievement of the Company’s fiscal 2015 Management Incentive Plan financial goals for those Named Executive Officers who were legacy Walgreens executives of Adjusted FIFO EBIT, which was achieved at 163% of target, and Adjusted Free Cash Flow, which was achieved at 151% of target on a negatively-adjusted basis, and which resulted in a negatively-adjusted payout of 159% of target; and (ii) certified the achievement of the Management Incentive Plan financial goals for the five-month period beginning April 1, 2015 (after the end of the Alliance Boots fiscal year) and ending August 31, 2015 (the end of fiscal 2015) for those Named Executive Officers who were legacy Alliance Boots officers of Adjusted FIFO EBIT, which was achieved at 127% of target, and Adjusted Free Cash Flow, which was achieved at 151% of target on a negatively-adjusted basis, and which resulted in a negatively-adjusted payout of 134% of target, each as described in more detail under “—Elements of Compensation—Annual Incentives” below.

•

In October 2015, the Compensation Committee certified the achievement and resulting payout of certain long-term incentive awards, including restricted stock units granted in November 2014, and certified the achievement of the Company’s fiscal 2013–2015 financial goals of Adjusted FIFO EBIT and ROIC, which were achieved at 90% and 93% of target, respectively, resulting in a payout of 70% of target performance shares for the three-year performance period ending August 31, 2015.

•

Finally, in October 2015, the Compensation Committee approved base salary increases for those Named Executive Officers who continue to serve as employees of the Company, effective November 1, 2015, of 2.5% based on individual performance for fiscal 2015 and salary level relative to market, and also approved the annual and long-term incentive opportunities for those Named Executive Officers for fiscal 2016.

Stockholder Approval of the Company’s Executive Compensation on an Advisory Basis

At its 2015 Annual Meeting of Stockholders, the Company held a vote to approve the compensation of its then-current named executive officers as disclosed in its proxy statement dated April 17, 2015 related to that Annual Meeting. Stockholders expressed overwhelming support for the compensation of the Company’s fiscal 2014 named executive officers, with approximately 96.4% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve this “Say-on-Pay” proposal. The Compensation Committee considered this vote as demonstrating strong support for the Company’s compensation programs and continued to apply the same effective principles and philosophies described herein that have been applied in prior years when making compensation decisions for the remainder of fiscal 2015 and fiscal 2016.

Compensation Decision Process

Philosophy and Objectives

The Compensation Committee is comprised entirely of independent directors and is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Compensation Committee’s focus is to provide a competitive compensation package that enables the Company to:

•	attract and retain talented executives;

•	reward Company and individual performance; and

•	link the interest of the Company’s senior executives to the interests of the Company’s stockholders.

Overall, the Compensation Committee believes that the Company’s executive compensation program is achieving its intended results. The Compensation Committee continues to believe that the

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Company’s executive compensation program is competitive with the pay practices of other companies of comparable size, scope and industry, and has resulted in the attraction and retention of executives who can contribute to the Company’s future success as a global organization. In addition, the Compensation Committee believes the program creates a strong linkage between pay and performance through the use of variable performance-based bonus and long-term incentive awards, such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

Pay Mix

The Company continues to emphasize variable performance-based compensation over fixed or guaranteed pay. Substantially all of the fiscal 2015 compensation paid to Mr. Pessina, in his role as Chief Executive Officer, and Mr. Skinner, in his role as Executive Chairman, is “at risk” in the form of restricted stock units, the value of which is tied to changes in the Company’s stock price. In addition, more than 80% of target total direct compensation (base salary, target bonus plus target long-term incentive award) is generally “at risk” for Named Executive Officers and is based on changes in the Company’s stock price and/or the achievement of short-term and long-term financial objectives by the Company. The majority of the then-serving Named Executive Officers’ total target direct compensation was granted in the form of long-term incentives at the beginning of fiscal 2015. The Compensation Committee believes that the current balance of fixed and variable compensation, as well as short-term and long-term compensation elements, maintains a strong link between the Named Executive Officers’ compensation and the Company’s performance and motivates the Company’s executives to deliver strong business performance and create stockholder value.

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing executive compensation, executive succession, and the retirement and equity-based compensation and benefit programs and practices of the Company. In the exercise of its duties, the Compensation Committee considers all elements of the compensation program in total, as well as individual performance, Company performance, internal equity and market compensation considerations. The Compensation Committee reviews and approves all components of the compensation of the Named Executive Officers, reports its decisions to the Board, and oversees the administration of the compensation programs for each of the Company’s senior executives (i.e., Senior Vice President level and above).

To this end, the Compensation Committee conducts an annual review of executive officer compensation practices and market pay levels, approves the design and evaluates the risk associated with the Company’s executive compensation programs, approves the total annual awards under the Company’s short-term and long-term incentive programs, and reviews and approves offer letters and severance arrangements between the Company and any of the senior executives.

Role of Company Personnel in Executive Compensation Decisions

The Company’s Chief Executive Officer reviews annually the performance and pay level of each senior executive, develops recommendations concerning the compensation of each senior executive and presents those recommendations to the Compensation Committee. The Chief Executive Officer does not make recommendations concerning his own compensation. The Company’s Human Resources management provides information, analysis and other support to the Chief Executive Officer and the Compensation Committee during these processes.

Role of Outside Compensation Consultants

The Compensation Committee engages Mercer as its independent compensation consultant. The Compensation Committee utilizes Mercer to provide information regarding market compensation,

Proxy Statement	33

practices and trends, assist in the review and evaluation of such information, and advise the Compensation Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. In addition, Mercer assists the Nominating and Governance Committee in the review and evaluation of non-employee director compensation and practices.

The Company engages Aon Hewitt to serve as the executive compensation consultant to the Company’s Human Resources team and executive leadership. Aon Hewitt provides information on competitive practices and pay levels, and provides research on executive compensation issues as requested by management. Aon Hewitt assists management in formulating recommended approaches, and these are in turn reviewed by Mercer. In addition, from time to time and as part of management’s presentation to the Compensation Committee, Aon Hewitt will provide advice to the Compensation Committee regarding management’s presentation and recommendations. Therefore, the Compensation Committee has reviewed and considered all of the relevant factors regarding the relationship with Aon Hewitt. Based on its review, the Compensation Committee has concluded that the advice it receives from Aon Hewitt is objective and not influenced by Aon Hewitt’s other relationships with the Company or its subsidiaries.

Elements of Compensation

The Company’s compensation program includes the principal elements that support its compensation objectives. The following chart contains a brief description of each element:

Compensation Element	Characteristics	Primary Purpose

Base Salary	• Annual fixed cash compensation

•  Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility, experience, internal equity and competitive pay levels

•  Support attraction and retention of talented executives

Management Incentive Plan

•  Annual variable cash compensation based on the achievement of Adjusted FIFO EBIT and Adjusted Free Cash Flow goals for fiscal 2015 and Adjusted Operating Income goals for fiscal 2016

•  Payouts are subject to individual performance adjustments

• Support attraction and retention of talented executives • Reward for Company and individual performance

Long-Term Incentives

•  Long-term variable equity awards granted annually as a combination of stock options, performance shares, and restricted stock units for fiscal 2015 and as a combination of stock options and performance shares for fiscal 2016

•  Support attraction and retention of talented executives

•  Link the interests of the Company’s senior executives to the interests of the Company’s stockholders through increases in share price over time

•  Reward for long-term Company performance

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Setting Named Executive Officer Compensation

The Compensation Committee carefully considers current market practices, internal equity issues, historical practices and long-term market trends, and attempts to mitigate the effect of short-term market fluctuations in setting executive compensation levels.

To determine competitive compensation, the Compensation Committee establishes a “peer group,” which is reviewed each year by the Compensation Committee, with the assistance of Mercer and updated as appropriate. In selecting potential peer companies, the Compensation Committee considers revenue size, industry, and the peer groups of the Company’s closest competitors. The Compensation Committee believes that this peer group is representative of the market in which the Company competes for talent and includes companies in both the retail and healthcare industries. During its review of the peer group to be used in making decisions regarding fiscal 2015 pay, the Compensation Committee changed the criteria used to select companies for the peer group (industry and revenue size) to include a focus on companies that have a larger proportion of foreign sales and revenues, so as to account for the changes in the Company due to the closing of the Second Step Transaction.

Specifically, the criteria used to identify peer group companies were:

•	size (primarily defined as revenues of 33% to 200% of the Company, focusing on those companies at the higher end of this range);

•	industry (a mix of retail, healthcare/drug, supply chain and general industry); and

•	global presence (including a number of companies with foreign sales of 25% or more of overall revenues).

Based on the new peer group criteria, the Compensation Committee approved the following additions to the peer group used for determining fiscal 2015 compensation decisions: AT&T, Inc.; Verizon Communications, Inc.; Archer-Daniels-Midland Co.; Best Buy Co., Inc.; and McDonald’s Corporation.

The Compensation Committee does not target a specific percentile of the peer group in setting compensation. However, the median market compensation serves as a key reference point with respect to each senior executive’s target compensation, taking into account the individual’s experience, performance contributions and role relative to other senior executives.

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Fiscal 2015 Peer Group

Company Name	FY 2014 Sales/ Revenues (in thousands)	12/31/2014 Market Capitalization (in thousands)
Wal-Mart Stores, Inc.	$483,521,000	$276,807,563
McKesson Corporation	$179,045,000	$48,134,066
CVS Caremark Corporation	$139,367,000	$110,408,148
AT&T Inc.	$132,447,000	$174,231,328
Verizon Communications Inc.	$127,079,000	$194,124,094
Costco Wholesale Corp.	$112,640,000	$62,441,441
The Kroger Co.	$108,465,000	$31,547,914
Express Scripts Holding Co.	$100,887,101	$62,140,160
Cardinal Health, Inc.	$91,084,000	$26,718,563
The Home Depot, Inc.	$83,176,000	$138,332,297
The Procter & Gamble Company	$83,062,000	$246,136,016
Archer-Daniels-Midland Co.	$81,201,000	$33,476,977
Johnson & Johnson	$74,331,000	$292,702,938
Target Corporation	$72,618,000	$48,351,938
PepsiCo, Inc.	$66,683,000	$141,519,063
United Parcel Service	$58,232,000	$79,094,680
Lowe’s Companies, Inc.	$56,223,000	$66,936,141
The Coca-Cola Company	$45,998,000	$184,928,375
FedEx Corporation[1]	$47,178,000	$49,200,137
Best Buy Co., Inc.	$40,339,000	$13,672,625
Mondelēz International, Inc.	$34,244,000	$61,023,203
McDonald’s Corporation[2]	$18,169,000	$91,189,211

[1]	Revenues reflect trailing 12 months results
[2]	McDonald’s franchised sales of $69.6 billion are not included in the company’s total revenues.

The Compensation Committee reviewed the peer group in July 2015 and made no changes to the peer group to be used for fiscal 2016 compensation decisions.

Elements of Compensation

Fiscal 2015 Compensation Programs

As described above, during fiscal 2015, certain Named Executive Officers received benefits under the Legacy Walgreens programs, and certain other Named Executive Officers received benefits under the Legacy Alliance Boots programs. During fiscal 2015:

•

Each of Mr. Pessina and Mr. Skinner only received equity awards from the Company upon his appointment as Acting Chief Executive Officer and Executive Chairman, respectively, in January 2015. Neither participated in the Company’s bonus or long-term incentive plans in fiscal 2015. See “—Certain Executive Officer Transitions in Fiscal 2015” below.

•

Mr. Fairweather did not become an executive officer of the Company until after the closing of the Second Step Transaction, and therefore received compensation under the Legacy Alliance Boots programs prior to March 31, 2015 (the end of the Alliance Boots fiscal year). For the remainder of the Company’s fiscal 2015, Mr. Fairweather received a bonus based on his Executive Vice President level and the terms of the Company’s Management Incentive Plan.

36	Proxy Statement

•

Mr. Gourlay, who has been seconded to the Company from Alliance Boots since October 2013, generally received benefits under the Legacy Alliance Boots programs, but also participated in the Legacy Walgreens bonus plan at the Executive Vice President level. For a description of Mr. Gourlay’s secondment agreement, see “—Certain Executive Officer Transitions in Fiscal 2015” and “Certain Relationships and Related Transactions—Commercial or Other Transactions Involving Alliance Boots and SAHL” below.

•

Ms. Wilson-Thompson received benefits under the Legacy Walgreens programs at the Senior Vice President level until her promotion to Executive Vice President, at which point she received benefits at the Executive Vice President level.

•

For so long as each served as an executive officer of the Company, Mr. Wasson received benefits under the Legacy Walgreens programs at the Chief Executive Officer level, and Messrs. McLevish, Berkowitz, and Theriault received benefits under the Legacy Walgreens programs at the Executive Vice President level (or, if applicable, the Senior Vice President level prior to promotion to Executive Vice President).

Base Salary

Base salary is a key component of the Named Executive Officers’ compensation, both on its own and because annual and long-term incentive targets and awards are calculated based on base salary in certain respects. Base salaries for the Named Executive Officers are established and adjusted following an annual performance review process that coincides with the Compensation Committee’s annual review of peer group compensation. Base salary may also be adjusted during the year upon promotion or based upon internal equity or external market considerations.

In October 2014, the Compensation Committee completed its annual review of market data and individual performance in connection with its consideration of salary adjustments for fiscal 2015. In light of the Company’s challenging performance in fiscal 2014, combined with its efforts to significantly reduce costs, management recommended, and the Compensation Committee approved, no salary increases for the Company’s senior executives, including the Named Executive Officers who were executives of Walgreens at the time. In January 2015, as a result of the management changes after the closing of the Second Step Transaction, the Compensation Committee reviewed market data for the new senior executives for the combined organization and made no changes to salaries for the Named Executive Officers, except for an increase of 5.9% for Mr. Gourlay. Mr. Gourlay’s salary increase reflected an increase of responsibilities as a result of his new role leading Walgreens. All other legacy Alliance Boots executives retained the same base salary levels as were in place prior to the closing of the Second Step Transaction.

In October 2015, the Compensation Committee completed its most recent review of market data and individual performance in connection with its consideration of salary adjustments for fiscal 2016 and approved base salary increases of 2.5% for those Named Executive Officers who continue to serve as employees of the Company, effective November 1, 2015.

Annual Incentives

•	Each of Messrs. Pessina, Skinner, and McLevish did not receive a bonus for fiscal 2015.

•

Each of Messrs. Gourlay, Wasson, Theriault and Berkowitz and Ms. Wilson-Thompson participated in the Company’s Management Incentive Plan, as amended (i.e., the Legacy Walgreens Management Incentive Program) (the “MIP”) in fiscal 2015 for the periods during which he or she was employed by the Company.

•

Mr. Fairweather participated in the Legacy Alliance Boots Senior Management Annual Incentive Plan (the “Legacy AB MIP”) prior to March 31, 2015, and in the MIP for the five-month period from April 1, 2015 through August 31, 2015.

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The following table summarizes the key features of these programs:

Company/Legacy Walgreens (Wasson, Gourlay, Theriault, Berkowitz and Wilson-Thompson and, after March 31, 2015, Fairweather)	Legacy Alliance Boots (Fairweather prior to March 31, 2015)
• CEO Target 125% of salary • EVP Target 100% or 90% of salary • Effective for all of fiscal 2015	• Target was 75% of salary • Effective for fiscal year ended March 31, 2015

• Financial Metrics for fiscal 2015 were 70% Adjusted FIFO EBIT and 30% Adjusted Free Cash Flow • Adjusted for individual performance up to 20% or down to zero	• Financial metric for fiscal year ended March 31, 2015 was 60% of bonus based on Alliance Boots trading profit targets and 40% of bonus based on individual performance

•  Threshold = 50% of target payout

Target = 100% of target payout

Maximum = 200% of target payout

•  Payout curve for Adjusted FIFO EBIT was 88% threshold and 112% maximum

•  Payout curve for Adjusted Free Cash Flow was 70% threshold and 130% maximum

• Threshold = 40% of target payout Target = 100% of target payout Maximum = 200% of target payout • Payout curve for trading profit was 92% threshold and 102.5% maximum

Walgreens Boots Alliance, Inc. Management Incentive Plan.    The MIP promotes the Company’s pay-for-performance philosophy by providing all Company executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals.

Company Performance

For purposes of Section 162(m) of the Internal Revenue Code, the Compensation Committee uses a two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool, which is funded if the Company meets a pre-established performance metric. For fiscal 2015, this performance metric was the level of Adjusted FIFO EBIT under the MIP that equates to the threshold 50% of target payout level. The second step is accomplished when the Compensation Committee exercises “negative discretion” by making adjustments to the formula awarded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus adjusted for final Company performance and individual performance as follows:

•	Performance-based incentive payments under the MIP for fiscal 2015 were contingent upon the attainment of a weighted mix of two measures: Adjusted FIFO EBIT and Adjusted Free Cash Flow.

•

Adjusted FIFO EBIT differs from FIFO EBIT in that it excludes non-cash amortization expense related to mergers and acquisitions and special items, which the Compensation Committee believes are not indicative of the Company’s underlying business performance.

These measures were chosen by the Compensation Committee because, at the time, they supported the Company’s key short-term business objectives to drive earnings and increase cash flow. These measures are intended to reinforce the Company’s business strategy by measuring how well management has increased net sales, managed costs and deployed capital to maintain strong cash flow, which enables the Company to reinvest through strategic acquisitions and investments and return cash to stockholders.

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•	The Compensation Committee’s goal was to select target Adjusted FIFO EBIT and Adjusted Free Cash Flow amounts at levels that were challenging yet achievable for management.

If the Company achieved its targeted performance on both financial measures in fiscal 2015, then eligible employees would be entitled to 100% of the bonus target, subject to adjustments as described herein. For the Named Executive Officers in fiscal 2015, the target bonuses (expressed as a percentage of salary) were:

•	Mr. Wasson. 125%.

•	Messrs. Fairweather (for the five months in which he participated in the MIP) and Gourlay. 100%.

•	Ms. Wilson-Thompson. 80% for the time until her promotion to Executive Vice President, then 90% thereafter.

•	Messrs. Berkowitz and Theriault. 80% for the time until his respective promotion to Executive Vice President, then 90% until the time each was no longer an employee of the Company.

In October 2014, the Compensation Committee approved an Adjusted FIFO EBIT goal of $5.751 billion and an Adjusted Free Cash Flow goal of $3.038 billion. These goals were approved with the assumption that the Second Step Transaction would close in March 2015, and that there would be a three-month lag in the reporting of Alliance Boots’ financial results. At that time, the Compensation Committee agreed that, should there be a change to either the date of closing or to the lag in financial reporting, then the goals would be adjusted to reflect such change(s). The Second Step Transaction did close earlier than expected in December 2014, and the three-month lag was eliminated as of the Company’s second quarter of fiscal 2015.

Given these changes to the initial assumptions, and given the significant transition of the Company during fiscal 2015, the Compensation Committee made the following decisions in July 2015 for each of the following groups:

•

Walgreens Employees. For those employees who were employed by Walgreen Co. prior to the closing of the Second Step Transaction, and thereafter remained employees of the Company’s Retail Pharmacy USA division, the Compensation Committee agreed that the goals applicable to them would be adjusted to reflect no ownership interest in Alliance Boots for the entire year, thus eliminating the need to make the adjustments described above for this group of employees.

•

WBA Legacy Walgreens Employees. For those employees who were employed by Walgreen Co. prior to the closing of the Second Step Transaction, and thereafter were employed in a WBA corporate-wide (as opposed to a divisional) role, the Compensation Committee agreed that the goals applicable to them would reflect seven months (i.e., from September 1, 2014 through March 31, 2015) of Walgreen Co. performance (based on the adjusted goals described above) and five months (i.e., from April 1, 2015 through August 31, 2015) of consolidated Company financial performance based on a forecast approved by the Board in April 2015.

•

WBA Legacy Alliance Boots Employees. Employees who were employed by Alliance Boots prior to the closing of the Second Step Transaction, and thereafter were employed in a WBA corporate-wide (as opposed to a divisional) role, were eligible to receive payment of their bonus under the Legacy Alliance Boots bonus program for the period ending March 31, 2015. Subsequently, the Compensation Committee agreed that they were eligible to receive a bonus under the MIP for the five-month period between April 1, 2015 and August 31, 2015. As with the WBA Legacy Walgreens employees, this bonus was based on five months (i.e., from April 1, 2015 through August 31, 2015) of consolidated Company financial performance based on a forecast approved by the Board in April 2015.

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•

Jeffrey Berkowitz. Mr. Berkowitz was in a leadership role within Walgreens Boots Alliance Development GmbH (WBAD), a global sourcing enterprise formed by Walgreens and Alliance Boots, from September 1, 2014 through December 31, 2014. During this time, he was eligible for a bonus based on synergy targets approved by the Compensation Committee in October 2014. Mr. Berkowitz moved into a WBA corporate-wide role on January 1, 2015, and therefore was entitled to a bonus based on the WBA Legacy Walgreens Employees criteria described above from such date until the date he ceased to be an employee of the Company.

For purposes of the Free Cash Flow metric, the Compensation Committee agreed to use Walgreen Co. Free Cash Flow for all purposes under the MIP.

In October 2015, after applying the decisions described above, the Compensation Committee approved the adjusted targets and determined the actual performance against the Adjusted FIFO EBIT and Adjusted Free Cash Flow adjusted goals for each of the groups described above, as noted in the table below. As part of its determination, the Compensation Committee further used its downward discretion to reduce the actual Adjusted Free Cash Flow results for fiscal 2015 by $376 million. This negative adjustment was intended to account for the Company’s decision not to make certain estimated capital expenditures during fiscal 2015 (which had the effect of increasing Adjusted Free Cash Flow). With this negative adjustment, the payouts resulting from the Company’s performance were as follows:

			(A)	(B)	(A) x (B)
WBA Legacy Walgreens Performance Goals (Wasson, Gourlay, Wilson-Thompson and Theriault)	Adjusted Targets	Fiscal 2015 Actual Performance	Fiscal 2015 Bonus Payout as a % of Target	Weighting	Fiscal 2015 Weighted Payout as % of Target
Adjusted FIFO EBIT	$4.934 billion	$5.276 billion	163%	70%	114%
Adjusted Free Cash Flow	$3.844 billion	$4.427 billion	151%	30%	45%
Total	N/A	N/A	N/A	100%	159%

			(A)	(B)	(A) x (B)
WBA Legacy AB Performance Goals for the Five Month Period 4/1/15 – 8/31/15 (Fairweather)	Targets Based on Forecast	Fiscal 2015 Actual Performance	Fiscal 2015 Bonus Payout as a % of Target	Weighting	Fiscal 2015 Weighted Payout as % of Target
Adjusted FIFO EBIT[1]	$2.484 billion	$2.563 billion	127%	70%	89%
Adjusted Free Cash Flow[1]	$1.602 billion	$1.845 billion	151%	30%	45%
Total	N/A	N/A	N/A	100%	134%

[1]

Adjusted FIFO EBIT for the WBA Legacy Alliance Boots employee group for this period is based on five months of the Company’s consolidated results (April 1, 2015 through August 31, 2015). Adjusted Free Cash Flow is based on five months (April 1, 2015 through August 31, 2015) of Walgreens’ results to remain consistent with Adjusted FIFO EBIT approach.

As noted above, Mr. Berkowitz was eligible for a bonus based on the synergy targets approved by the Compensation Committee in October 2014 and, then in January 1, 2015, became eligible for a bonus under the WBA Legacy Walgreens criteria described above. Mr. Berkowitz’s total bonus payout as a percentage of salary was 137%, and this included a weighted payout percentage of 51% for the first four months of the fiscal year based on the level of achievement of WBAD synergy targets, plus a weighted payout percentage of 86% for the period January 1, 2015 through his separation date based on the Company’s corporate-wide performance, as described above. The WBAD synergy targets were intended by the Compensation Committee to be challenging, yet achievable with strong management performance.

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Individual Performance

In order to improve the Company’s ability to link pay and performance for the Named Executive Officers, the Compensation Committee authorized the Chief Executive Officer to recommend adjustments to bonus payments up or down by a maximum of 120% of the adjusted formula-driven MIP payout levels (subject to an aggregate maximum of 200%) or to a minimum of 0% of target. These recommendations were subject to the Compensation Committee’s approval. The Compensation Committee has the authority to make such a discretionary adjustment for the Chief Executive Officer.

At the end of fiscal 2015, Mr. Pessina, the Company’s Chief Executive Officer, conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance. Based on his assessment of each executive’s contribution, Mr. Pessina recommended, and the Compensation Committee approved, a 10% upward adjustment for Messrs. Fairweather and Gourlay and a 5% upward adjustment for Ms. Wilson-Thompson, respectively, relative to the adjusted formula-driven MIP payout levels. These decisions were based on each executive’s extraordinary leadership contributions during fiscal 2015, a year of significant transition for the Company.

As part of their respective retirement or severance agreements with the Company, Messrs. Wasson, Theriault, and Berkowitz received pro-rated bonuses for fiscal 2015 without any adjustments for individual performance. See “—Severance, Consulting and Change in Control Arrangements” below.

As noted above, neither Mr. Pessina nor Mr. Skinner participated in the Company’s bonus program in fiscal 2015, and therefore did not receive a bonus for fiscal 2015. Furthermore, as a result of his resignation in February 2015, Mr. McLevish did not receive a bonus for fiscal 2015.

Based on the Company’s performance and individual performance adjustments described above, fiscal 2015 bonuses under the MIP for those Named Executive Officers who received bonuses under the MIP were as follows:

Name	Fiscal 2015 Bonus Eligible Salary	Target Bonus Percent of Salary	Target Bonus	Company Performance Attainment	Individual Performance Adjustment	Fiscal 2015 Bonus	Fiscal 2015 Bonus as a % of Target Bonus
Gregory D. Wasson	$1,032,300	125%	$1,290,375	$2,051,696	$0	$2,051,696	159%
George R. Fairweather(1)(2)	$429,886	100%	$429,886	$576,048	$57,605	$633,653	147%
Kathleen Wilson-Thompson	$626,759	80%/90%	$543,400	$864,006	$43,200	$907,206	167%
Alexander W. Gourlay(2)	$963,796	100%	$963,796	$1,532,436	$153,244	$1,685,679	175%
Timothy J. Theriault	$668,635	80%/90%	$596,438	$948,336	$0	$948,336	159%
Jeffrey Berkowitz	$729,696	80%/90%	$636,026	$871,356	$0	$871,356	137%

(1)	For five months from April 1, 2015 to August 31, 2015. Please see below for a description of the bonus Mr. Fairweather received for the Alliance Boots fiscal year ended March 31, 2015.

(2)	Amounts were determined and paid in British Pounds Sterling and converted to U.S. dollars at an exchange rate of approximately £1=$1.5535 (the average exchange rate during fiscal 2015).

For fiscal 2016, the Compensation Committee has determined that payouts under the MIP will be tied solely to the Company’s Adjusted Operating Income, which is non-GAAP operating income after certain adjustments, achieved during fiscal 2016. The Compensation Committee chose this metric because it believes it reflects overall profitability and the ability of the Company’s management to drive stockholder value and provides insight when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. The metric is calibrated so that results will range between 50% and 200% of the target award opportunity established for each participant. The threshold (50%) and maximum (200%) goals are set in relation to the Board-approved budget for the Company for fiscal 2016, and the failure to achieve threshold

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performance goals results in forfeiture of the entire opportunity. The Compensation Committee retains the right to adjust the results of individual measures to exclude charges or items from the measurement of performance relating to restructurings, discontinued operations, purchase accounting items and other unusual or non-recurring charges or events. The target bonus for Executive Vice Presidents of the Company for fiscal 2016 is 90% or 100% of salary, depending on the specific role, and the maximum is 200% of target. Mr. Pessina, the Company’s Chief Executive Officer, is not expected to receive a bonus in fiscal 2016.

Alliance Boots Senior Management Annual Incentive Plan.    In addition to the five months (April 1, 2015 through August 31, 2015) for which he was eligible for the MIP, Mr. Fairweather was paid a bonus for the Alliance Boots fiscal year ended March 31, 2015 based on the Legacy AB MIP in place for such fiscal year. The target bonus opportunity for Mr. Fairweather under the Legacy AB MIP was 75% of his annual base salary, and the maximum bonus opportunity was 200% of target, or 150% of his annual base salary. The Legacy AB MIP provided a bonus consisting of two performance measures:

•	Business Performance (Group Financial Bonus Element): 60% of total opportunity

•	Individual Performance (Discretionary Bonus Element): 40% of total opportunity

For the Business Performance element, threshold company performance was set at 92% of budgeted group Trading Profit of the legacy Alliance Boots business, target payout was set at 100% of budgeted group Trading Profit of the legacy Alliance Boots business, and maximum payout was set at 102.5% or more of budgeted group Trading Profit of the legacy Alliance Boots business, as set forth in the chart below. Trading Profit is defined as profit from operations before amortization of customer relationships and brands, exceptional items and share of post-tax earnings of associates and joint ventures and was accounted for under IFRS.

Actual Trading Profit against Budget	Bonus as % base salary (150% plan)
92%	15%
For each +0.1%	0.3%
96%	27%
For each +0.1%	0.45%
100%	45%
For each +0.1%	1.8%
102.5%	90%

The budgeted group Trading Profit goal for the legacy Alliance Boots business for the fiscal year ended March 31, 2015, as adjusted by the Compensation Committee to reflect the exclusion of certain unbudgeted items, was £1,197.4 million and was achieved at £1,165 million, which equated to an achievement of 97.3% of budget. Using the formula above, the resulting bonus for the Business Performance bonus element for Mr. Fairweather was 32.9% of his base salary for that fiscal year. Mr. Fairweather’s Individual Performance element was achieved at the maximum level (60% of base salary) based on his service provided to Alliance Boots prior to the closing of the Second Step Transaction. The following chart summarizes the actual payments that were approved by the Compensation Committee:

Base Salary £	Trading Profit of 97.3% of Budget	Individual Rating	Total Bonus %	Total Bonus £	Total Bonus $
663,600	32.9%	60%	92.9%	616,484	957,708

The above amounts were determined and paid in British Pounds Sterling and converted to U.S. dollars at an exchange rate of approximately £1=$1.5535 (the average exchange rate during fiscal 2015).

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Long-Term Incentives

As noted above, Messrs. Wasson, McLevish, Theriault and Berkowitz and Ms. Wilson-Thompson participated in the Legacy Walgreens long-term incentive program in fiscal 2015. Messrs. Fairweather and Gourlay participated in the Legacy Alliance Boots program. The following table summarizes the key features of these programs, which are described in more detail below.

Legacy Walgreens (Wilson-Thompson, Wasson, McLevish, Theriault and Berkowitz)	Legacy Alliance Boots (Fairweather and Gourlay)

•  Percent of salary target based on position level as of September 1, 2014 – economic value unchanged from prior year

•  CEO = 684% of salary (economic value)

•  EVP = 300% of salary (economic value)

•  SVP = 225% of salary (economic value)

•  Last LTI awards granted in 2012

•  Awards were based on a combination of three parts:

•  Share Part (fixed number of shares)

•  Trading Profit Part (cash payout based on performance against trading profit targets)

•  Synergy Part (cash payout based on performance against synergy targets)

• Mix of 40% stock options, 35% performance shares and 25% restricted stock units	• Mix of cash and shares
• All awards vest at the end of three years	• Multiple vesting dates, including on the one year anniversary of the closing of the Second Step Transaction

Walgreens Boots Alliance Long-Term Incentives.    During fiscal 2015, the Company continued to use three long-term incentive (“LTI”) vehicles: stock options, restricted stock units (“RSUs”) and performance shares, targeting a mix of 40% stock options, 25% RSUs and 35% performance shares.

The fiscal 2015 grants approved and implemented by the Compensation Committee and granted on November 1, 2014 are shown in the Grants of Plan-Based Awards table below.

Consistent with prior years, the number of shares subject to each award type was based on the average per-share closing price of Company common stock over the last 30 trading days of the fourth quarter of fiscal 2014 to diminish the impact of fluctuations, positive or negative, in stock price on grant sizes. Because the dollar values shown in the Stock Awards and Option Awards columns of the Summary Compensation Table below reflect the November 1 grant date fair value of such equity awards (determined in accordance with the applicable accounting standards using the stock price and other information as of the date of grant), fluctuations, positive or negative, in the Company’s stock price as of November 1 relative to the average per-share closing price over the last 30 trading days of the fiscal year can increase or decrease the grant date values of such awards presented in the Summary Compensation Table. Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. The grant date fair value of the awards is shown in the Summary Compensation Table, and the amounts of equity awards granted to each of the Named Executive Officers are listed in the Grants of Plan-Based Awards table. Outstanding equity awards are shown in the Outstanding Equity Awards at 2015 Fiscal Year End table.

As part of the Company’s effort to further increase the role of individual performance in compensation decisions, it applied an individual performance adjustment factor that may result in an incremental increase or decrease in the amount of stock options and RSUs granted to each eligible participant based on the individual’s performance for the prior year. At the end of fiscal 2014,

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Mr. Wasson conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance as it relates to the long-term goals of the Company. Based on his assessment of each executive’s contribution, Mr. Wasson recommended to the Compensation Committee individual increases for Mr. Berkowitz and Ms. Wilson-Thompson of 5% over the target number of stock options and RSUs granted in fiscal 2015. These adjustments were made to recognize the future potential of the executives. Mr. Wasson recommended no adjustment to the target number of stock options and RSUs granted in fiscal 2015 for Mr. Theriault. No adjustments were made for Mr. McLevish, who had recently joined the Company. The full Board reviewed the performance of Mr. Wasson using the same review process as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Compensation Committee approved an increase of 5% over the target number of stock options and RSUs granted in fiscal 2015. The number of shares awarded is detailed in the Grants of Plan-Based Awards table below.

Each of the long-term incentive components currently provided as part of the program are granted annually under the Omnibus Incentive Plan and are described in more detail below.

Messrs. Pessina, Fairweather, Gourlay and Skinner did not receive long-term incentive awards for fiscal 2015 as they were not employees of Walgreen Co. on September 1, 2014, the date on which eligibility for awards under the Omnibus Incentive Plan was determined.

Executive Stock Options.    Stock options are granted to the Named Executive Officers at the discretion of the Compensation Committee in order to enhance the link between stockholder value creation and executive pay. Stock options provide value to executives only if the Company’s share price increases, and provide no realizable value to executives if the Company’s share price does not increase.

Unless otherwise approved by the Compensation Committee for new hire awards or other special circumstances, stock options become exercisable on the third anniversary of the date of grant and expire ten years from the date of grant with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter (as further detailed in the “Potential Payments upon Termination or Change in Control” section below).

Restricted Stock Units.    The value of RSUs rises and falls with the Company’s share price, consistent with stockholder returns. RSUs are designed to complement stock options, and therefore the timing and structure of RSU grants are aligned with option grants in various ways. RSUs were granted to the Named Executive Officers at the discretion of the Compensation Committee. Annual RSU grants vest on the third anniversary of the date of grant, assuming continued employment through that date and upon satisfaction of the performance threshold described below, with special rules covering the various types of termination of employment that might occur during the vesting period (as further detailed in the “Potential Payments upon Termination or Change in Control” section below). Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting conditions as the underlying RSUs. In addition, for fiscal 2015, the Compensation Committee adopted a one-year performance threshold that is required to be met prior to the vesting of the RSUs. This performance threshold is based on the level Adjusted FIFO EBIT that equates to the threshold 50% of target payout level (as calculated under the terms of the Management Incentive Plan). If the performance threshold is not met in the fiscal year in which the RSUs are granted, the awards are forfeited (except in the case of retirement, disability or death prior to the end of the fiscal year). The Compensation Committee eliminated RSUs for fiscal 2016 in favor of a mix of LTI vehicles that includes awards that it believes are more significantly performance-based.

Performance Shares.    Executives receive grants of performance shares, which are measured and realized over a performance period covering three fiscal years. Each “performance share” represents the right to receive, if and to the extent designated performance goals within the three fiscal year

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performance period are satisfied, a share of Company common stock following completion of the performance period. Performance periods overlap, with a new three-year performance cycle beginning each fiscal year. At the end of each performance period, performance shares are distributed based upon the level of achievement of the financial performance target set for that cycle. If the Company fails to meet threshold performance in the three-year period, no performance shares will be earned and no payout of performance shares will be made with respect to that cycle. In July 2014, the Compensation Committee revised the terms of its performance share awards such that for all performance share awards granted after fiscal 2014, in the event of an involuntary separation without cause within one year after a change in control (as such terms are defined in the Company’s Executive Severance and Change in Control Plan), only a pro rata portion of the target level of performance shares for each incomplete period will vest. Because performance shares generally vest upon achievement of performance goals over a three-year period, the Compensation Committee determined that pro rata vesting is appropriate in the event of a Change in Control prior to the end of the performance period.

For the fiscal 2015-2017 performance period, the Compensation Committee adopted two metrics: cumulative Adjusted FIFO EBIT and cumulative Adjusted FIFO ROIC. Adjusted FIFO EBIT is aligned with the Company’s business goals, is considered by management when analyzing the core operating performance of the Company’s business and is readily understandable by participants. Adjusted FIFO ROIC also recognizes the Company’s long-term business objectives and over time correlates with stockholder value creation in a capital-intensive business. Expressed as a percentage, FIFO Adjusted ROIC is calculated by dividing (A) the cumulative adjusted FIFO operating income, increased by the implied interest expense of lease payments and reduced by taxes at the applicable rate, by (B) the weighted average of the sum of stockholders’ equity, debt, last in first out (LIFO) inventory reserve, deferred income taxes and capitalized leases over the applicable performance period.

The following table illustrates the ranges of potential formulaic payouts based on threshold, target and maximum performance levels, as well as the weighting for each metric for the fiscal 2015-2017 performance share cycle:

Performance Measure	Weighting	Company Performance (as a % of target)		% of Performance Shares Earned(1) (as a % of target grant)
Cumulative Adjusted FIFO EBIT	70%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

Cumulative Adjusted FIFO ROIC	30%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

The Company does not publicly disclose its expectations of how the Company will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs, due to potential competitive harm. The target performance goals for Cumulative Adjusted FIFO EBIT and Cumulative Adjusted FIFO ROIC for each three-year performance cycle reflect the Company’s long-range plan for that cycle. The performance goals are designed to be

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appropriately challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The degree of difficulty, therefore, in achieving the target internal measures is designed to be reasonably challenging.

Fiscal 2013-2015 Performance Shares.    At the beginning of fiscal 2013, performance shares were granted to the Company’s executive officers. The awards had a performance period of September 1, 2012 through August 31, 2015 and were contingent on the Company achieving its three-year Cumulative Adjusted FIFO EBIT and Cumulative Adjusted FIFO ROIC goals. The goals were set aggressively and designed to be challenging for the following three-year period.

The following chart identifies the financial performance measure, the performance goals and corresponding payouts as a percentage of the target performance share opportunity for the fiscal 2013-2015 performance share cycle, and the corresponding payouts as a percent of the target performance share opportunity:

Performance Measure	Performance Level	Fiscal 2013-2015 Goal	Performance (as a % of Target)	% of Performance Shares Earned(1)
Adjusted FIFO EBIT (70% weighting)	Below Threshold:	<$15.275 billion	<85%	0% of target grant
	Threshold:	$15.275 billion	85%	50% of target grant
	Target:	$17.970 billion	100%	100% of target grant
	Maximum:	$20.666 billion	115%	150% of target grant
Adjusted FIFO ROIC (30% weighting)	Below Threshold:	<7.86%	<85%	0% of target grant
	Threshold:	7.86%	85%	50% of target grant
	Target:	9.25%	100%	100% of target grant
	Maximum:	10.64%	115%	150% of target grant

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

In October 2015, the Compensation Committee determined that the three-year Cumulative Adjusted FIFO EBIT and Cumulative Adjusted FIFO ROIC goals for fiscal 2013-2015 were achieved at $16.212 billion and 8.6%, respectively. As a result, the Compensation Committee determined that the fiscal 2013-2015 performance shares had been earned at 70% of target and approved the resulting performance share payouts to the Named Executive Officers who had received such performance shares.

New Hire Grants to Mr. McLevish.    In September 2014, the Compensation Committee approved a grant of LTI awards to Mr. McLevish in connection with his hiring and appointment as an executive officer in August 2014. Mr. McLevish received 1,852 performance shares, 1,085 RSUs and 6,489 stock options. In each case, the number of awards granted was based on the methodology approved by the Compensation Committee for grants to new hires during fiscal year 2014, including pro-ration to reflect the portion of fiscal year for which he actually served. The other terms and conditions of these awards were consistent with the terms of the LTI awards granted to other executives in fiscal year 2014. All of these awards were forfeited upon Mr. McLevish’s resignation as an executive officer.

Special Transition Awards.    In recognition of the anticipated closing of the Second Step Transaction and related risks and opportunities, the Compensation Committee approved special one-time transition awards for certain key leaders, including certain of the Named Executive Officers. The objective of these transition awards was to create organizational and functional stability during a period of significant change and to provide recognition for certain executives who would be functioning in a combination of roles due to the transition of the Company. The awards were granted on September 15, 2014 for Messrs. Theriault and Berkowitz and Ms. Wilson-Thompson and on October 7, 2014 for

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Mr. McLevish, each in the form of RSUs. The vesting of these awards is contingent upon the successful closing of the Second Step Transaction and continued employment through the vesting dates, subject to certain exceptions, including full vesting upon termination of employment without cause following the closing of the Second Step Transaction. The first vesting date was the date of the closing of the Second Step Transaction on December 31, 2014, at which time 40% of each transition award vested. The second vesting date is 12 months following the date of the closing of the merger, at which time the remaining 60% will vest. The portion of the awards vesting as of the second vesting date is also subject to the attainment of the same fiscal 2015 performance criteria applicable to the annual RSU award described above, which was certified by the Compensation Committee as having been achieved in October 2015. Messrs. Pessina, Skinner, Gourlay and Fairweather (who were not executives of the Company prior to the closing of the Second Step Transaction) and Mr. Wasson did not receive awards. The awards granted to Messrs. McLevish, Theriault and Berkowitz and Ms. Wilson-Thompson were as follows:

Name	Number of RSUs
Kathleen Wilson-Thompson	19,929
Timothy R. McLevish	19,929
Timothy J. Theriault	19,929
Jeffrey Berkowitz	23,915

As of the closing of the Second Step Transaction, the first 40% of these awards became vested and settled in shares. Mr. McLevish forfeited the remaining 60% of his award on his date of termination of employment. Messrs. Theriault and Berkowitz became vested in the remaining 60% of their awards upon termination of employment (see “—Severance, Consulting and Change in Control Agreements” below).

RSU Grants to Messrs. Pessina and Skinner.    On January 14, 2015, the Compensation Committee approved the grant of awards of RSUs to Messrs. Skinner and Pessina, which awards have a grant date of January 15, 2015. Mr. Skinner was granted a number of RSUs equal to $5 million divided by the closing price per share of the Company’s common stock on the grant date, and Mr. Pessina was granted a number of RSUs equal to $7 million divided by the closing price per share of the Company’s common stock on the grant date. The awards were granted to Mr. Skinner in connection with his service as Executive Chairman of the Company and Mr. Pessina in connection with his service as Acting Chief Executive Officer of the Company. Each of the awards will vest on the third anniversary of the grant date, subject to the satisfaction of certain Company performance criteria during the last six months of fiscal 2015, which was certified by the Compensation Committee as having been achieved in October 2015, and subject to forfeiture or accelerated vesting in certain circumstances, including accelerated vesting if Mr. Skinner or Mr. Pessina, respectively, ceases to serve on the Board in certain circumstances.

Fiscal 2016 Long-Term Incentives.    During its annual review of market compensation in October 2015, the Compensation Committee adopted a new approach for LTI awards granted to the Named Executive Officers currently serving as employees of the Company in fiscal 2016. The new approach provides for awards based on a fixed dollar amount of target economic value rather than a percent of salary target. This approach provides for the same value of awards for executives regardless of salary. The Compensation Committee based the value for the executives on Global Level and market data that was closest to the tier identified for each Global Level.

The total target dollar value for the award is divided between stock options (50%) and performance shares (50%) to align the mix of LTI vehicles more heavily to performance-based awards. To determine the number of stock options to be granted, the dollar value is divided by the Black-Scholes value of the 30 day average share price of Company common stock over the last 30 trading days of fiscal 2015. To determine the number of target performance shares to be awarded, the dollar value is

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divided by the 30-day average share price of Company common stock over the last 30 trading days of fiscal 2015. All performance shares vest at the end of the three year performance cycle. Stock options for Ms. Wilson-Thompson become exercisable on the third anniversary of the date of grant. Stock options for Messrs. Fairweather and Gourlay become exercisable in three installments on the first, second and third anniversary of the date of grant.

As discussed above under “—Annual Incentives,” Mr. Pessina conducted an evaluation of the contribution of each member of his senior executive team. With respect to long-tern incentives, Mr. Pessina recommended, and the Compensation Committee approved, a 10% upward adjustment for Messrs. Gourlay and Fairweather and a 5% upward adjustment for Ms. Wilson-Thompson, respectively, to the total target dollar value for the stock options portion of the award. For fiscal 2016, the dollar values and number of shares that were awarded to the Named Executive Officers currently serving as employees of the Company are as follows:

Name	Total Dollar Value of Award	Value of Stock Options	Individual Performance Adjustment	Number of Stock Options	Value of Performance Shares	Number of Performance Shares
George R. Fairweather	$3,500,000	$1,750,000	$175,000	84,466	$1,750,000	18,984
Alexander W. Gourlay	$3,500,000	$1,750,000	$175,000	84,466	$1,750,000	18,984
Kathleen Wilson-Thompson	$1,800,000	$900,000	$45,000	41,465	$900,000	9,763

Legacy Alliance Boots Long-Term Incentives.    The Legacy Alliance Boots Long-Term Incentive Plan (“Legacy AB LTIP”) was introduced for senior managers in the Alliance Boots group effective August 2012. The LTIP award was designed to align senior managers’ interest with the goal of creating long-term stockholder value and was comprised of three separate parts as follows:

1. A Group Target Part, which was a cash award and had a maximum value based on the job grade of the participant. This portion of the award was subject to a performance condition based on the budgeted Trading Profit performance of the Alliance Boots group. The performance measurement periods were the respective years ending in March 2013, March 2014 and March 2015. At the end of each performance period, the actual performance against the Trading Profit target was determined. Immediately prior to the closing of Second Step Transaction, the award in respect of the performance periods through March 2014 vested. Two thirds of the total vested amount was paid in January 2015, and the remainder will be paid one year following the closing of Second Step Transaction (subject to continued employment of the participant).

The performance period ending March 2015 was certified after the fiscal year ending March 31, 2015. Two thirds of the vested award was approved by the Compensation Committee and paid in April 2015, and the remainder will be paid one year following the closing of Second Step Transaction (subject to continued employment of the participant).

2. A Synergy Target Part, which was a cash award subject to a performance condition based on a synergy target. The performance periods for this part were the Company’s fiscal years ending in August 2013, August 2014 and August 2015. Immediately prior to the closing of Second Step Transaction, the performance condition was certified for the periods through August 2013, August 2014 and the stub period through December 2014. Two-thirds of the total amount vested was paid in January 2015, and the remainder will be paid one year following the closing of Second Step Transaction (subject to continued employment of the participant). The award covered by the performance period from January 2015 to August 2015 lapsed.

3. A Share Part, which consisted of a fixed number of Walgreen Co. shares (which were purchased in the open market in 2012). These shares (which were converted into shares of Walgreens Boots Alliance, Inc. on December 31, 2014 in connection with the Reorganization) vested and were distributed immediately prior to the closing of the Second Step Transaction.

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Because the Share Part was granted in 2012 and vested prior to the closing of the Second Step Transaction, the resulting distribution of shares was not approved by the Compensation Committee, and these shares are not considered fiscal 2015 compensation paid by the Company for either of Messrs. Fairweather or Gourlay. Because the award for the Group Target Part for the performance periods through March 2014 and for the Synergy Target Part vested prior to the closing of the Second Step Transaction, they were not approved by the Compensation Committee and, for Mr. Fairweather (who was not an employee of the Company when the awards vested), are not considered fiscal 2015 compensation paid by the Company. However, because Mr. Gourlay was seconded to the Company at the time the awards vested, the portion of such awards paid during fiscal 2015 have been included in his fiscal 2015 compensation in the tables below under “—Executive Compensation Tables and Supporting Information.” The total award for Mr. Gourlay in respect of the Synergy Target Part was £518,518 (approximately $805,518), with two-thirds of the award (£345,679 (approximately $537,012)) paid in January 2015 and the remainder (£172,839 (approximately $268,505)) to be paid in January 2016, subject to Mr. Gourlay’s continued employment with the Company through December 31, 2015. The total award for Mr. Gourlay in respect of the Group Target Part Performance Periods through March 2014 was £296,296 (approximately $460,296), with two-thirds of the award (£197,531 (approximately $306,864)) paid in January 2015 and the remainder (£98,765 (approximately $153,431)) to be paid in January 2016, subject to Mr. Gourlay’s continued employment with the Company through December 31, 2015. Amounts are determined and paid in British Pounds Sterling and converted to U.S. dollars at an exchange rate of approximately £1=$1.5535 (the average exchange rate during fiscal 2015).

The payments for the Group Target Part for the period ending March 31, 2015 were approved by the Compensation Committee and paid to the eligible Legacy Alliance Boots executives based on the achievement of the Trading Profit goals for the Alliance Boots group for the period ending March 31, 2015. The awards for these Named Executive Officers were as follows:

Name	LTIP Group Target Part 1 April 2014 to 31 March 2015 Total Vested		LTIP Group Target Part 1 April 2014 to 31 March 2015 paid April 2015 (2/3rds)		LTIP Group Target Part 1 April 2014 to 31 March 2015 deferred until January 2016 (1/3rd)
	£	$	£	$	£	$
George R. Fairweather	444,444	690,444	296,296	460,296	148,148	230,148
Alexander W. Gourlay	444,444	690,444	296,296	460,296	148,148	230,148

Amounts are determined and paid in British Pounds Sterling and converted to U.S. dollars at an exchange rate of approximately £1=$1.5535 (the average exchange rate during fiscal 2015).

Retirement Plans and Programs

The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to accumulate retirement funds for participating employees, including executive officers, via individual and Company contributions. The retirement benefits available for the Company’s executive officers under the tax-qualified 401(k) Plan are the same as those available for other eligible employees.

The Company also has a non-qualified supplemental profit sharing plan, the Executive Deferred Profit Sharing Plan (“Executive Deferred Plan”), in which certain Named Executive Officers began accruing benefits in phantom accounts beginning in the 2011 plan year. The Executive Deferred Plan replaces the contributions the Company is unable to provide under the tax-qualified 401(k) Plan as a result of various tax law limitations that restrict contributions made for highly-compensated

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participants under the 401(k) Plan. The amounts credited to the Executive Deferred Plan are unfunded, unsecured promises to pay a benefit in the future. The executives may elect to have their phantom accounts credited with earnings, gains and losses as though they were invested in any of the same funds as offered under the 401(k) Plan. An executive may elect to receive payment of his or her account under the Executive Deferred Plan in a lump sum or installment payments beginning after termination of employment. The Compensation Committee approved an amendment to this plan, effective January 1, 2012, to add an elective deferral feature to replace the deferred compensation plans historically offered by the Company on an occasional basis. Under the amendment, participants may also defer, on a pre-tax basis, up to (i) 50% of their annual base salary and/or (ii) 85% of their annual bonus. This plan was amended and restated on December 31, 2014 to reflect its assumption by Walgreens Boots Alliance in connection with the Reorganization.

The Company has also provided deferred compensation opportunities in the past through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent Deferred Compensation/Capital Accumulation Plan opportunity was offered in calendar year 2011. The crediting rate under the 2011 plan was based on the funds offered in the 401(k) Plan. Account balances under the frozen plans last offered in 2001 and 2006 receive an above-market fixed rate of return, and payments are made over a set number of years starting at age 65 or 70, provided the participant attains retirement eligibility (at least age 55 with at least 10 years of service). Participants who terminate employment prior to retirement eligibility receive a lump-sum payment following termination, typically at a reduced interest crediting rate, which varies based on the reason for termination. The Compensation Committee does not anticipate offering such plans in the future. Instead, deferral opportunities are available under the Executive Deferred Plan described above. Contributions, withdrawals, earnings and accumulated balances for all applicable Deferred Compensation/Capital Accumulation Plans are shown in the Nonqualified Deferred Compensation table.

In connection with the Second Step Transaction, the Company assumed certain of Alliance Boots’ defined benefit pension plans. The principal defined benefit pension plan is the Boots Pension Plan, which covers certain employees in the United Kingdom. The Boots Pension Plan is a funded final salary defined benefit plan providing a retirement pension and a dependent’s pension on the death of the participant. The Boots Pension Plan was closed to future accruals effective June 30, 2010 with benefits calculated by reference to pensionable salaries as of that date. The plan is subject to an actuarial funding valuation on a triennial basis. The Company also assumed two smaller defined benefit plans in the United Kingdom, the Boots Supplementary Pension Plan and the Boots Additional Pension Arrangement, both of which were closed to future accruals effective June 30, 2010.

Perquisites

Consistent with the philosophy and culture of the Company, perquisites and personal benefits provided to the Named Executive Officers and other senior executives are limited. They include an annual physical examination, limited reimbursement of health club dues, long-term disability and personal accident insurance, preferred flight status within certain airline programs and limited personal use of Company aircraft. Pursuant to the Company’s guidelines for aircraft usage, the Company permits personal use of its aircraft by its Chief Executive Officer and Executive Chairman and permit their respective spouse or partner to accompany them on such personal trips. The Company also permits their respective spouse or partner to accompany them on business trips. Personal use of the Company aircraft by other executive officers is allowed to the extent approved by the Chief Executive Officer and only in certain circumstances. The Compensation Committee authorized Mr. Wasson, during the time he served as Chief Executive Officer, to use the aircraft without requiring reimbursement for up to 30 flight hours per year for personal travel, and he was required to reimburse the Company in connection with any personal use of the aircraft in excess of that limit. Mr. Wasson did not exceed that limit during

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fiscal 2015. The Compensation Committee has also authorized each of Mr. Pessina and Mr. Skinner, during the time they serve as Chief Executive Officer and Executive Chairman, respectively, to use the aircraft without requiring reimbursement for up to 20 flight hours per year for personal travel, and each is required to reimburse the Company in connection with any personal use of the aircraft in excess of that limit. Mr. Pessina did not use the aircraft for personal travel during fiscal 2015 and Mr. Skinner did not exceed 20 hours of use during fiscal 2015. The Company’s Chief Executive Officer and Executive Chairman, to the extent their use of Company aircraft for personal travel exceeds the number of hours per year allowed by the Compensation Committee without reimbursement, and the Company’s other executive officers, if any, who use Company aircraft for personal travel, are required to reimburse the Company, pursuant to an aircraft time-sharing agreement consistent with FAA regulations, an amount intended to approximate the incremental cost to the Company of such personal travel. None of the Company’s other executive officers used Company aircraft for personal travel during fiscal 2015. In addition, and consistent with the Company’s objective to attract and retain a high-performing executive management team, the Company actively recruits outstanding candidates to fill executive level and other strategic openings and will reimburse a newly hired senior executive for relocation costs.

In accordance with Company policy, executive officers are also eligible for certain relocation and related benefits if they are assigned to work in a country that is not their “home country” (as defined in the applicable Company policy). Mr. Berkowitz entered into an assignment agreement with the Company in 2012 in connection with an international assignment and received certain benefits under the assignment agreement and the Company’s Long-Term Global Assignment Relocation Policy, including cost of living, automobile, relocation, housing and related allowances, spousal language training and dependent children schooling expenses, home leave airfare, tax preparation assistance, and payments related to the loss upon the sale of automobiles.

Certain executive officers who were employed with Alliance Boots prior to the closing of the Second Step Transaction receive a company car (or cash allowance in lieu), payment by the Company of certain costs associated with life, health and other insurance policies (including, in some cases, coverage for spouses and dependent children), long-term disability coverage and a guaranteed death benefit of five times base salary (offset by any benefits provided under pension plans); if any of these executives decline a particular benefit, he or she may receive a cash payment in lieu of that benefit. In addition, Messrs. Fairweather and Gourlay receive a cash payment of 40% of their salary in lieu of participation in the legacy Alliance Boots defined contribution plan. They also receive certain tax equalization benefits and tax assistance (as described below in “—Certain Executive Officer Transitions in Fiscal 2015”).

The Company’s senior executives at the Senior Vice President level and above, including certain of the Named Executive Officers, receive certain continued benefits following their retirement from the Company. These executives are able to continue receiving an annual Company-paid physical exam during retirement, to age 70. Executives who retired prior to October 2014 are entitled to the continuation of preferred flight status within a designated airline’s program. The above benefits are not contractual, but rather are based on current Company policy, which is subject to change or termination at the discretion of the Compensation Committee.

Relationship between Compensation Plans and Risk

Management retained Ernst & Young LLP to conduct a risk review of the Company’s compensation programs at the end of fiscal 2013 to assess whether any of its incentive compensation plans, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on the Company. The Compensation Committee reviewed the external risk assessment of the Company’s variable pay plans and considered several factors including the type of plan, the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the

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performance criteria under each plan, and risk mitigating controls in place for each plan. In fiscal 2014, the Compensation Committee reviewed the prior work of Ernst & Young LLP and determined that no material increases in risk were reasonably likely to result from any changes to any of the Company’s material incentive plans since the 2013 review. Because it was determined that there was no material increase in risk as a result of changes to the Company’s incentive plans in fiscal 2015, the Compensation Committee agreed to rely on the review and assessment done in fiscal 2014 with the understanding that a full review will be undertaken in fiscal 2016.

Included in the assessment described above, the Compensation Committee and management evaluated those plans that were identified as having the potential to deliver a material amount of compensation, which included the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The Compensation Committee concluded that it is not reasonably likely that risks arising from the Company’s compensation policies and practices would have a material adverse effect on the Company due to a variety of factors. In reaching this conclusion, the Compensation Committee considered the following factors:

•	the Company’s compensation program is designed to provide a mix of both fixed and variable incentive compensation;

•

the Company’s compensation program is balanced between a variety of different measures and both short-term and long-term incentives designed to reward execution of short-term and long-term corporate strategies;

•	the Company allocates compensation among base salary, annual cash incentives, and long-term incentive awards, which include both time of service and performance-based criteria;

•

the annual incentive component of the Company’s executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved;

•	incentive compensation includes components that are paid based on results averaged out over several years and vest over an extended period;

•	executives are required to own a specified level of shares in order to comply with the share ownership guidelines, encouraging long-term focus on enhancing stockholder value; and

•

the Company has adopted a “clawback” policy applicable to all officers that is designed to allow the Company to recoup incentive compensation paid if there is a restatement or misconduct, including fraud.

Compensation Recovery Policy

The Board has adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event that there is a restatement of incorrect financial results, the Compensation Committee will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Compensation Committee may look back over the three-year period prior to the restatement for the recoupment and may look to current and former executives. In addition, the policy provides the Compensation Committee the discretion to recoup amounts of excess incentive compensation paid to any officer in conjunction with any materially incorrect results (even if not resulting in a restatement), or misconduct on the part of the officer, including fraud or other conduct that would lead to a “for cause” termination. In addition, the Company’s Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

52	Proxy Statement

Certain Executive Officer Transitions in Fiscal 2015

In connection with certain executive officer transitions in fiscal 2015, the Company entered into or assumed certain agreements and arrangements.

Certain executive officers who were employed by Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction, including Messrs. Fairweather and Gourlay, have employment agreements that continue to be in effect until terminated by mutual agreement. These employment agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2015. Employment contracts are a competitive market practice in the United Kingdom, which is where Mr. Fairweather resides and where Mr. Gourlay resided at the time he entered into his employment contract.

Benefits provided to Mr. Fairweather pursuant to his agreement are described above in “—Elements of Compensation—Perquisites” and in the Summary Compensation Table below. Mr. Fairweather’s agreement provides for a 12-month notice period prior to termination of employment by either Mr. Fairweather or the Company, subject to certain exceptions set forth in the agreement. On October 28, 2015, the Company entered into a Corporate Travel and Expense Support Letter Agreement with Mr. Fairweather, which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015 filed with the SEC on October 28, 2015. This agreement provides certain support for Mr. Fairweather in connection with his business travel in his capacity as an executive officer of the Company. Specifically, it provides that the Company will pay the amount of taxes incurred as a result of certain business travel and accommodation expenses that exceeds the amount of taxes that Mr. Fairweather would have incurred if not for such business travel and accommodation expenses. The Company will also provide at its expense annual tax advice from external tax advisors relating to remuneration from Mr. Fairweather’s employment.

As described below under “Certain Relationships and Related Transactions—Commercial or Other Transactions Involving Alliance Boots and SAHL,” in September 2013, the Company entered into a Secondment Agreement with Alliance Boots Management Services Limited, an affiliate of Alliance Boots (the “Secondment Agreement”), pursuant to which Alliance Boots may second certain of its employees to the Company for particular assignments. Mr. Gourlay has been seconded to Walgreens pursuant to the Secondment Agreement and an assignment letter. As noted above, Mr. Gourlay also has an employment agreement that remains in effect. Benefits provided to Mr. Gourlay pursuant to his assignment letter and employment agreement are described above in “—Elements of Compensation—Perquisites” and in the Summary Compensation Table below. Mr. Gourlay’s employment agreement provides for a 12-month notice period prior to termination of employment by either Mr. Gourlay or the Company, subject to certain exceptions set forth in the agreement, and provides for the payment of redundancy payments in certain circumstances.

On April 7, 2015, following approval by the Compensation Committee, the Company entered into an employment offer letter with Mr. Pessina, effective January 9, 2015. The letter has no specified term and supersedes and extinguishes all previous employment contracts, arrangements, and agreements between Mr. Pessina and Alliance Boots Management Services MC S.A.M. As noted above, Mr. Pessina received an equity award in connection with his service as Acting Chief Executive Officer of the Company; as a result, he currently receives no salary from the Company. Other than this award (and the dividend equivalents provided thereby), Mr. Pessina has chosen not to receive any additional awards under the Omnibus Incentive Plan and has chosen not to participate in the MIP. Mr. Pessina may also receive certain limited benefits in accordance with the Company’s executive compensation program, consistent with his role and status with the Company and will be covered by the Company’s personal accident and travel insurance benefits. The offer letter was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2015. Mr. Pessina did not receive additional compensation upon becoming Chief Executive Officer in July 2015.

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The Company does not have any other individual employment agreements with any of the Named Executive Officers.

For a description of the agreements entered into in connection with the retirement of Mr. Wasson, and the terminations of employment of Messrs. McLevish, Theriault and Berkowitz, see “—Severance, Consulting and Change in Control Agreements” and “—Executive Compensation Tables and Supporting Information—Potential Payments Upon Termination or Change in Control” below.

Severance, Consulting and Change in Control Arrangements

In July 2012, the Compensation Committee adopted the Executive Severance and Change in Control Plan, effective January 1, 2013, which was amended and restated on December 31, 2014 to reflect its assumption by Walgreens Boots Alliance in connection with the Reorganization. The Executive Severance and Change in Control Plan provides eligible executives, including some of the Company’s Named Executive Officers, certain severance benefits upon an involuntary termination by the Company at any time (other than for cause or upon death or disability, as those terms are defined in the Executive Severance and Change in Control Plan) and, within one year following a “change in control,” upon an involuntary termination, or upon voluntary termination for “good reason” (as those terms are defined in Executive Severance and Change in Control Plan). The Executive Severance and Change in Control Plan requires both a change in control and a qualifying termination of employment (a double trigger) within one year after the change in control in order to receive severance benefits. Executive officers who were employed with Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction, including Messrs. Fairweather and Gourlay, will receive severance benefits upon an involuntary termination pursuant to the terms of their employment agreements rather than the terms of the Executive Severance and Change in Control Plan.

Subject to the terms and conditions of the Executive Severance and Change in Control Plan, eligible participants, including certain of the Named Executive Officers, would be entitled to the following, in addition to any accrued but unpaid compensation and vested amounts to which they may be entitled under the Company’s benefit plans; provided they sign and do not revoke a general waiver and release in favor of the Company and its affiliates:

•

pro-rata actual annual incentive for the fiscal year in which the termination occurs, if the termination date is prior to a change in control, and a pro-rata target annual incentive for the fiscal year in which the termination occurs, if the termination date is on or within one year following a change in control;

•

continued medical, vision, prescription and/or dental coverage for the duration of the applicable Severance Period, as defined in the table below or, if shorter, until the individual becomes eligible for coverage from another employer or from Medicare; and

•	severance equal to the sum of base salary and target annual incentive (each determined as of the termination date), multiplied by the applicable Severance Multiple, as defined in the table below.

Involuntary Termination (prior to or more than 1 year after a change in control)		Involuntary Termination or Termination for Good Reason (within 1-year period following a change in control)
Severance Multiple(1)	Severance Period	Severance Multiple(1)	Severance Period
2.0x	24 months	2.5x	30 months

(1)

Payment is subject to the terms and conditions of the plan, including execution and delivery by the executive of a general waiver and release. For covered terminations prior to a change in control, or more than one year after a change in control, the severance is payable in the form of salary continuation over the severance period. For covered terminations within one year after a change in control, the severance is payable in a lump sum.

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The resulting payments and benefits would be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code.

On January 9, 2015, WBA and Walgreens entered into a Retirement and Release Agreement with Mr. Wasson (the “Retirement Agreement”). The Retirement Agreement provides that Mr. Wasson will receive the retirement payments and benefits to which he is entitled under the compensation and benefit plans of the Company and Walgreens, as well as certain other benefits, as described in the Retirement Agreement. The Retirement Agreement includes a release of claims against the Company, Walgreens and their affiliates, a two-year non-solicit covenant with respect to employees and customers and a mutual non-disparagement covenant, and specifies that the non-competition covenants in Mr. Wasson’s restricted stock unit award agreements will continue to apply, as modified by the Retirement Agreement to limit competing businesses to a specified list of companies. The Compensation Committee determined that the benefits provided to Mr. Wasson were reasonable and appropriate based on historic Company practices, market practices, Mr. Wasson’s many years of dedicated service to the Company, and his release of claims and other obligations under the Retirement Agreement.

The Company and Mr. McLevish entered into a consulting services agreement (the “McLevish Consulting Agreement”) dated as of January 26, 2015. In the McLevish Consulting Agreement, Mr. McLevish acknowledged that his resignation was voluntary, and that he was not entitled to any severance or termination benefits in connection with such resignation. The McLevish Consulting Agreement also provided that Mr. McLevish will provide advice and counsel to the Chief Executive Officer of the Company on matters relating to the transition of the finance team of the Company to successive leadership, the post-restructuring integration of the Company, cost savings objectives and business development initiatives during the period from February 20, 2015 to August 20, 2015. The term of the McLevish Consulting Agreement was subject to earlier termination or extension in certain circumstances. The McLevish Consulting Agreement also includes a release of claims against the Company and its affiliates and specifies that the non-competition and other restrictive covenants in Mr. McLevish’s existing restricted stock unit award agreement will continue to apply. In consideration for his services pursuant to the McLevish Consulting Agreement, Mr. McLevish received an award of RSUs under the Omnibus Incentive Plan equal to $2.5 million divided by the closing price per share of the Company’s common stock on the grant date, January 26, 2015. The award vested on August 20, 2015 and was subject to forfeiture in certain circumstances or, in the event the Company terminated the term of the McLevish Consulting Agreement prior to August 20, 2015 for a reason other than Cause (as defined in the Company’s Executive Severance and Change in Control Plan) or certain other reasons specified in the McLevish Consulting Agreement, accelerated pro rata vesting, subject to the terms of the McLevish Consulting Agreement. The Compensation Committee determined that the terms and conditions of the McLevish Consulting Agreement, including the consideration provided to Mr. McLevish thereunder, were reasonable and appropriate based on the nature and scope of the consulting services provided by Mr. McLevish during this critical year of transition in combining Walgreens and Alliance Boots, and in support of his release of claims and other obligations under the McLevish Consulting Agreement.

Following the expiration of the McLevish Consulting Agreement, on November 2, 2015, the Company entered into a second Consulting Services Agreement (the “Second McLevish Consulting Agreement”) with Mr. McLevish. The Second McLevish Consulting Agreement provides that Mr. McLevish will provide advice and counsel to the Chief Executive Officer of the Company on the post-restructuring integration of the Company, cost savings objectives, business development initiatives and such other matters as they deem appropriate. The initial term of the Second McLevish Consulting Agreement ends on February 28, 2016, subject to earlier termination in certain circumstances specified in the Second McLevish Consulting Agreement. If in effect upon the completion of the initial term, the Second McLevish Consulting Agreement will automatically continue on a month-to-month basis, subject to either party’s right to terminate the Second McLevish Consulting Agreement as specified therein. As

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consideration for the consulting services, for the initial term Mr. McLevish will receive a base fee of $1,000,000, in accordance with the timing of payment and other terms and conditions of the Second McLevish Consulting Agreement. Following the initial term, Mr. McLevish will receive a base monthly fee of $166,667 (with a pro-rated amount for any partial month). Mr. McLevish also will be eligible for a performance-based fee for the initial term and each subsequent six-month period of the Second McLevish Consulting Agreement or portion thereof (in each case up to the total base fees received for such measuring period), to be determined in the discretion of the Company’s Chief Executive Officer and Executive Chairman, acting together, and subject to the terms and conditions of the Second McLevish Consulting Agreement. Mr. McLevish also will be reimbursed for reasonable expenses incurred in the performance of such services. The Compensation Committee determined that the terms and conditions of the Second McLevish Consulting Agreement, including the base fees and performance-based fees provided thereunder, are reasonable and appropriate based on the nature and scope of the consulting services provided by Mr. McLevish, particularly in light of the value of services provided to the Company’s Chief Executive Officer in connection with the McLevish Consulting Agreement.

On May 28, 2015, the Company and Mr. Theriault entered into a Separation Agreement and Mr. Theriault executed related General Release and Waiver provisions (collectively, the “Theriault Separation Agreement”). Pursuant to the terms of the Theriault Separation Agreement, Mr. Theriault separated from the Company effective May 31, 2015. Thereafter, Mr. Theriault has continued to provide services to the Company in a consulting role pursuant to the Theriault Consulting Agreement described below. In return for the payments and benefits provided to him under the Theriault Separation Agreement, Mr. Theriault agreed to various provisions, including a general release of claims against the Company and its affiliates, non-disparagement, cooperation and confidentiality covenants, and the continued application of non-competition, non-solicitation and other restrictive covenant obligations under prior agreements signed by Mr. Theriault in connection with restricted stock unit awards. The severance and other benefits provided to Mr. Theriault under the Theriault Separation Agreement are pursuant to the terms and conditions of the Executive Severance and Change in Control Plan described above, as applied to the executive vice president position level. In addition, Mr. Theriault received additional cash payments in recognition of the value of forfeited equity awards that were granted in November 2012, and that would have vested later in calendar year 2015. The Compensation Committee determined that it was reasonable and appropriate during this critical year of transition in combining Walgreens and Alliance Boots to provide these payments and benefits to Mr. Theriault. This determination was also based on Company practices, market practices, and Mr. Theriault’s release of claims and other obligations under the Theriault Separation Agreement.

Also on May 28, 2015, the Company and Mr. Theriault entered into a Consulting Services Agreement (the “Theriault Consulting Agreement”). The Theriault Consulting Agreement provided that Mr. Theriault will be available on a part-time basis to provide advice and counsel to the Chief Executive Officer of the Company and the highest ranking IT officer of the Company (or their designees) on such matters as they deem appropriate, including: providing input for global involvement of architectural/technology choices, including software approach and advising on transformational programs; advising and supporting the cyber-security program; assisting in definition of the global IT organization/cost structure; identifying new business models; leveraging new technologies; and advising/coaching IT leaders as assigned. During the five-month term of the Theriault Consulting Agreement ending on October 31, 2015, Mr. Theriault received a monthly fee of $40,000. The Compensation Committee determined that the terms and conditions of the Theriault Consulting Agreement, including the monthly fees provided thereunder, were reasonable and appropriate based on the nature and scope of the consulting services provided by Mr. Theriault, as well as the transition activities associated with his prior role as Chief Information Officer of the Company.

56	Proxy Statement

Following the expiration of the Theriault Consulting Agreement, on December 2, 2015, the Company entered into a second Consulting Services Agreement (the “Second Theriault Consulting Agreement”) with Mr. Theriault. The Second Theriault Consulting Agreement provides that Mr. Theriault will be available on a part-time basis to provide advice and counsel to the Chief Executive Officer of the Company and the highest ranking IT officer of the Company (or their designees) on such matters as they deem appropriate, including providing input for global involvement of architectural/technology choices, including software approach and advising on transformational programs, advising and supporting the cyber-security program, and advising on merger and acquisition integration and Global Platform Strategy matters. The initial term of the Second Theriault Consulting Agreement ends on October 31, 2016, subject to earlier termination in certain circumstances specified therein. If in effect upon the completion of the initial term, the Second Theriault Consulting Agreement will automatically continue in two-month increments thereafter, subject to either party’s right to terminate the Second Theriault Consulting Agreement as specified therein. As consideration for his services under the Second Theriault Consulting Agreement, Mr. Theriault receives a monthly fee of $40,000. The Compensation Committee determined that the terms and conditions of the Second Theriault Consulting Agreement, including the monthly fees provided thereunder, are reasonable and appropriate based on the nature and scope of the consulting services provided by Mr. Theriault.

On October 14, 2015, the Company and Mr. Berkowitz entered into a Separation Agreement, General Release and Waiver (the “Berkowitz Separation Agreement”). Pursuant to the terms of the Berkowitz Separation Agreement, Mr. Berkowitz separated from his position of Executive Vice President, President Pharma and Global Market Access on July 13, 2015 and from his employment with the Company on July 14, 2015. In return for the payments and benefits provided to him under the Berkowitz Separation Agreement, Mr. Berkowitz agreed to various provisions, including a general release of claims against the Company and its affiliates, non-disparagement, cooperation and confidentiality covenants, and the continued application of non-competition, non-solicitation and other restrictive covenant obligations under prior agreements signed by Mr. Berkowitz in connection with restricted stock unit awards, as modified. The severance and other benefits provided to Mr. Berkowitz under the Berkowitz Separation Agreement are pursuant to the terms and conditions of the Executive Severance and Change in Control Plan described above, as applied to the executive vice president position level. In addition, Mr. Berkowitz received pro-rated cash payments in recognition of the value of certain forfeited equity awards that were granted in November 2012, and that would have vested later in calendar year 2015. The Compensation Committee determined that it was reasonable and appropriate to provide these payments and benefits to Mr. Berkowitz based on Company practices, market practices, and Mr. Berkowitz’s release of claims and other obligations under the Berkowitz Separation Agreement.

For a more complete description of the terms of, and payments and benefits pursuant to, the Retirement Agreement, the Theriault Separation Agreement and the Berkowitz Separation Agreement, please see “—Executive Compensation Tables and Supporting Information—Potential Payments Upon Termination or Change in Control.”

Share Ownership Guidelines for Senior Executives

The Board adopted executive share ownership guidelines in 2008. Under the guidelines, each Named Executive Officer is expected to accumulate the lesser of the fixed and variable number of shares shown below within five years from commencement of senior executive status:

Executive Level	Fixed Number of Shares	Variable Number of Shares(1)
Chief Executive Officer	230,000	5x Salary
Executive Vice President	60,000	3x Salary

(1)	Variable number equals stated salary multiple divided by current share price.

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The following are included in determining the executive’s share ownership for purposes of these guidelines: restricted stock and RSUs, discounted by an assumed tax rate of 35% and only up to 50% of the applicable ownership target; shares held by minor dependents and spouses; and shares owned outright, such as earned performance shares and exercised stock options. The Compensation Committee reviewed executives’ progress towards meeting these goals in October 2015. Using reasonable assumptions regarding executive salary and stock appreciation, the Compensation Committee concluded that all executives are progressing towards their goals in a manner that will allow them to meet either the fixed or variable share objectives within the prescribed time frames. However, should an executive fail to meet the guidelines within the required time frame, the Compensation Committee adopted the following steps for addressing such noncompliance: (1) discussions with the Chief Executive Officer; (2) placing restrictions on selling shares – with any exceptions due to hardship subject to prior approval by the Chief Executive Officer; and (3) imposing mandatory retention of all shares earned and vested (net of taxes), as well as shares resulting from option exercises (net of taxes).

Insider Trading Restrictions and Policy Against Hedging

The Company’s insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by the Company or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in the Company’s securities by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate Company personnel. This policy also prohibits directors and executive officers from engaging in “short sales” with respect to the Company’s securities, entering into “derivative” transactions, including exchange-traded put or call options, with respect to the Company’s securities, or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to the Company’s securities.

Tax-Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Compensation Committee’s objective to maximize deductibility under Section 162(m) to the extent consistent with the Compensation Committee’s assessment of the interests of the Company and its stockholders. However, it is not always possible to meet that objective when balanced against the pay-for-performance structure and the practical application of competitive pay practices and, as a result, the Compensation Committee reserves the right to grant compensation that is not deductible under Section 162(m) of the Internal Revenue Code.

The impact of accounting treatment is considered in developing compensation programs generally, including the accounting treatment as it applies to amounts paid or awarded to Named Executive Officers. The Company accounts for its equity incentive awards under FASB ASC Topic 718 and uses the Black-Scholes option pricing formula in determining fair value of stock option grants.

The Company does not provide gross-ups to existing Named Executive Officers for additional taxes under Section 4999 of the Internal Revenue Code (regarding golden parachutes).

58	Proxy Statement

The following Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.

Compensation Committee Report

The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

Compensation Committee

William C. Foote (Chair until January 15, 2015)

Nancy M. Schlichting (Chair since January 15, 2015)

John A. Lederer

Barry Rosenstein

Leonard D. Schaeffer

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Executive Compensation Tables and Supporting Information

Summary Compensation Table

The following table summarizes the compensation for the 2015 fiscal year for each of the Named Executive Officers.

Mr. Wasson served as the Company’s Chief Executive Officer from February 2009 until his retirement on January 9, 2015. Mr. Pessina, who has served as the Company’s Executive Vice Chairman since the closing of the Second Step Transaction on December 31, 2014, also became the Acting Chief Executive Officer of the Company, and Mr. Skinner became Executive Chairman of the Company, upon Mr. Wasson’s retirement. Mr. Pessina was appointed as Chief Executive Officer on July 9, 2015. Mr. McLevish resigned as Executive Vice President and Chief Financial Officer of the Company effective February 20, 2015, and Mr. Fairweather became Executive Vice President and Global Chief Financial Officer of the Company as of that date. Messrs. Theriault and Berkowitz ceased to be employees of the Company effective May 31, 2015 and July 14, 2015, respectively. Messrs. McLevish and Theriault continue to serve the Company in consulting roles. See “—Compensation Discussion and Analysis—Certain Executive Officer Transitions during Fiscal 2015” and “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements” above for more information.

Prior to the closing of the Second Step Transaction on December 31, 2014, Messrs. Pessina and Fairweather were employed by Alliance Boots and, accordingly, did not participate in the Company’s executive compensation programs until the date each assumed his executive role with the Company (December 31, 2014, in the case of Mr. Pessina, and February 20, 2015, in the case of Mr. Fairweather). Amounts earned and paid to each of Messrs. Pessina and Fairweather by Alliance Boots prior to December 31, 2014 were a result of compensation decisions made by the remuneration committee of Alliance Boots prior to closing of the Second Step Transaction and did not reflect compensation programs or decisions of the Company’s Compensation Committee; accordingly, such amounts are not included in the tables below. Mr. Gourlay has been seconded to the Company from Alliance Boots since October 2013. As a result, payments made prior to the closing of the Second Step Transaction to Mr. Gourlay by both Alliance Boots and the Company’s predecessor, Walgreen Co., are included herein. For more information regarding Mr. Gourlay’s secondment agreement, see “—Compensation Discussion and Analysis—Certain Executive Officer Transitions in Fiscal 2015” and “Certain Relationships and Related Transactions—Commercial or Other Transactions Involving Alliance Boots and SAHL” below. For Messrs. Skinner, Wasson, McLevish, Theriault and Berkowitz and Ms. Wilson-Thompson, the information presented herein for the period prior to the closing of the Second Step Transaction principally relates to Walgreen Co.

Information is also presented for the 2014 and 2013 fiscal years if the Named Executive Officer was included in the Company’s Summary Compensation Table for those fiscal years. Information for these years represents compensation paid by Walgreen Co.

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The values shown represent each of the Named Executive Officer’s compensation during the fiscal year, including the grant date fair value of equity awards that were granted during fiscal 2015 and vest on a future date, subject to the terms and conditions of each award. Certain amounts for Messrs. Pessina, Fairweather and Gourlay were paid in British Pounds Sterling and converted to U.S. dollars at an exchange rate of approximately £1=$1.5535 (the average exchange rate during fiscal 2015).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Stefano Pessina*	2015	35,850	—	7,000,006	—	—	—	97,299	7,133,155
Executive Vice Chairman and Chief Executive Officer

George R. Fairweather*	2015	687,268	—	—	—	2,051,657	—	309,026	3,047,951
Executive Vice President and Global Chief Financial Officer

James A. Skinner(7)	2015	137,958	—	5,312,973	—	—	—	167,454	5,618,385
Executive Chairman

Kathleen Wilson-Thompson	2015	627,000	—	2,335,907	657,963	907,206	8,311	192,591	4,728,979
Executive Vice President and Global Chief Human Resources Officer

Alexander W. Gourlay	2015	932,465	—	—	—	2,989,852	220,597	572,749	4,715,663
Executive Vice President and President of Walgreen Co.

Gregory D. Wasson	2015	500,189	—	7,291,603	4,433,053	2,051,696	29,318	5,802,015	20,107,874
Former President and Chief Executive Officer	2014	1,381,667	—	8,540,764	4,059,339	1,507,744	25,323	1,217,718	16,732,555
	2013	1,333,333	—	6,836,271	2,724,490	2,047,499	21,895	691,148	13,654,636

Timothy R. McLevish	2015	383,334	—	5,720,951	1,225,680	—	—	98,267	7,428,232
Former Executive Vice President and Chief Financial Officer	2014	63,490	—	—	—	61,585	—	409	125,484

Timothy J. Theriault	2015	525,000	—	2,440,329	699,601	948,336	4,156	8,960,890	13,578,312
Former Executive Vice President, Global Chief Information Officer

Jeffrey Berkowitz	2015	540,000	—	2,575,505	651,674	871,356	3,761	6,986,608	11,628,904
Former Executive Vice President, President of Pharma and Global Market Access

*	Amounts for Messrs. Pessina and Fairweather do not include amounts paid by Alliance Boots prior to the consummation of the Second Step Transaction on December 31, 2014.

(1)	Includes base salary earned in the fiscal year, whether or not deferred.

(2)

Represents the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of performance shares and restricted stock units (RSUs) granted under the Company’s Omnibus Incentive Plan and predecessor Long-Term Performance Incentive Plan during the applicable fiscal year. These are not amounts paid to or realized by the Named Executive Officer. The amounts included for the performance shares granted during fiscal 2015 are calculated based on the probable satisfaction of the

Proxy Statement	61

performance conditions for such awards as of the date of grant in 2015. Assuming the highest level of performance is achieved for the performance shares, the maximum value at the grant date would be as follows: Ms. Wilson-Thompson: $1,007,676; Mr. Wasson: $6,784,008; Mr. McLevish: $1,886,671; Mr. Theriault: $1,125,006; and Mr. Berkowitz: $998,043. See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” above for further information regarding these awards. For information on the valuation assumptions used in these computations, see Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. Stock awards that remain outstanding are reflected in the Outstanding Equity Awards at 2015 Fiscal Year-End table below.

(3)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of stock options granted under the Company’s Omnibus Incentive Plan and predecessor Executive Stock Option Plan during the applicable fiscal year. These are not amounts paid to or realized by the Named Executive Officer. See “Compensation Discussion and Analysis” above for further information regarding these awards. Detailed Black-Scholes assumptions under FASB ASC Topic 718 are set forth in Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. Stock options that remain outstanding are reflected in the Outstanding Equity Awards at 2015 Fiscal Year-End table below.

(4)

Includes the annual incentive compensation earned for each fiscal year (or portion thereof) pursuant to the MIP, whether or not deferred. For Mr. Fairweather, in addition to the amount earned pursuant to the MIP ($633,653), also includes amounts paid in April 2015 pursuant to the Legacy AB LTIP ($460,296) and in July 2015 pursuant to the Legacy AB MIP ($957,708). For Mr. Gourlay, in addition to the amount earned pursuant to the MIP ($1,685,679), also includes amounts paid in January 2015 ($843,877) and April 2015 ($460,296) pursuant to the Legacy AB LTIP. See “Compensation Discussion and Analysis” above for details concerning these non-equity incentive compensation plans.

(5)

Reflects change in pension value and above-market interest earned on non-qualified deferred compensation. See the “Pension Benefits” and “Nonqualified Deferred Compensation for 2015 Fiscal Year” tables below and “Compensation Discussion and Analysis” above for further information regarding these pension and deferred compensation benefits.

(6)	Detail of the amounts reported in the “All Other Compensation” column for fiscal 2015 is provided in the table below.

Item	Mr. Pessina	Mr. Fairweather	Mr. Skinner	Ms. Wilson- Thompson	Mr. Gourlay	Mr. Wasson	Mr. McLevish	Mr. Theriault	Mr. Berkowitz
Life Insurance	$—	$4,160	$—	$14,486	$3,585	$16,628	$5,425	$9,298	$6,237
Profit Sharing Retirement Plan	—	—	—	11,348	—	11,348	—	11,348	11,348
Executive Deferred Profit Sharing Plan	—	—	—	87,859	—	323,742	—	95,793	124,731
Dividend Equivalents on Unvested and Deferred RSUs and DSUs(a)	97,299	—	167,454	65,561	—	301,810	53,175	56,011	43,392
Allowances(b)	—	5,722	—	—	165,842	—	—	—	632,122
Pension Supplement(c)	—	274,907	—	—	372,986	—	—	—	—
Amounts in Connection with Termination/Retirement(d)	—	—	—	—	—	4,580,943	—	8,491,562	5,979,082
Consulting Amounts(e)	—	—	—	—	—	—	—	120,000	—
PTO/Vacation Paid following Termination/Retirement	—	—	—	—	—	532,111	39,667	163,635	189,696
Perquisites and Personal Benefits(f)(g)	—	24,237	(g)	13,337	30,336	35,433	(g)	13,243	(g)

Total	$97,299	$309,026	$167,454	$192,591	$572,749	$5,802,015	$98,267	$8,960,890	$6,986,608

(a)

Dividend equivalents with respect to RSUs and DSUs are credited as additional RSUs on the record date or DSUs on the payment date, respectively, subject to the same vesting or deferral restrictions as the underlying RSUs or DSUs.

(b)

For Mr. Fairweather, includes tax equalization payments ($5,722). For Mr. Gourlay, includes amounts paid pursuant to his secondment and assignment letter, including cost of living allowances, housing allowances, tax equalization payments ($141,711), and expenses associated with annual tax advice from external tax advisors relating to remuneration from Mr. Gourlay’s employment. See “—Compensation Discussion and Analysis—Certain Executive Officer Transitions in Fiscal 2015” above and “Certain Relationships and Related Transactions—Commercial or Other Transactions Involving Alliance Boots and SAHL” below. For Mr. Berkowitz, includes amounts paid pursuant to his assignment agreement and the Company’s Long-Term Global Assignment Relocation Policy, including cost of living, auto, relocation, housing and related allowances, spousal language training and dependent children schooling expenses, home leave airfare, tax preparation assistance, and payments related to the loss upon the sale of automobiles. These allowances were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or the executive, as applicable.

62	Proxy Statement

(c)	Includes cash payment in lieu of participation in a defined contribution plan.

(d)	See “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements” above and “—Potential Payments Upon Termination or Change in Control” below.

(e)	Compensation pursuant to Mr. McLevish’s consulting agreement was solely in RSUs and is reflected in the “Stock Awards” column above.

(f)

This table includes the Company’s incremental costs relating to annual physical examination, health club dues, long-term disability benefits, and personal accident insurance benefits (to the extent each Named Executive Officer received such benefits). No tax gross-up was paid with respect to any of these amounts. The amounts for Messrs. Skinner and Wasson also reflect $7,743 and $14,276, respectively, associated with personal use of Company aircraft. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. For Messrs. Fairweather and Gourlay, the table includes a car allowance (or cash payment in lieu) and for Mr. Fairweather, private medical insurance.

(g)	Pursuant to SEC rules, perquisites and personal benefits are not reported for any Named Executive Officer for whom such amounts were less than $10,000 in the aggregate for fiscal 2015.

(7)

Mr. Skinner served as the non-executive chairman of the Board until January 9, 2015 and received non-employee director compensation in accordance with Company policy until that time. The Salary column above includes $137,958 for director fees earned or paid in cash, the Stock Awards column above includes $175,000 for the November 1, 2014 annual stock grant made to non-employee directors, and the All Other Compensation column above includes $97,955 for dividends credited to deferred stock units issued as non-employee director compensation.

Proxy Statement	63

Grants of Plan-Based Awards in 2015 Fiscal Year

The following table sets forth certain information regarding awards to each Named Executive Officer in fiscal 2015, including stock options (SOs), restricted stock units (RSUs), performance shares (PSP) and deferred stock units (DSUs) under the Company’s Omnibus Incentive Plan, as well as annual incentives under the Company’s Management Incentive Plan (MIP) and the Legacy AB Senior Management Annual Incentive Plan (AB MIP).

										All Other Stock Awards: Numbers of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Plan Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stefano Pessina	SO	—
	PSP	—
	RSU	1/15/15	1/15/15							93,608			7,000,006
	MIP	—
George R. Fairweather	SO	—
	PSP	—
	RSU	—
	MIP	4/1/15		214,943	429,886	859,773
	AB MIP	5/12/14		309,271	773,177	1,546,354
James A. Skinner	SO	—
	PSP	—
	RSU	01/15/15	01/15/15							66,863			5,000,015
	DSU	10/08/14	10/08/14							1,566			96,250
	DSU	11/01/14	11/01/14							2,725			175,000
	DSU	01/15/15	01/15/15							558			41,708
	MIP	—
Kathleen Wilson-Thompson	SO	11/1/14	10/7/14								43,835	64.22	657,963
	PSP	11/1/14	10/7/14				5,230	10,461	15,691				671,805
	RSU	9/15/14	9/15/14							19,929			1,249,947
	RSU	11/1/14	10/7/14							6,449			414,155
	MIP	10/14/14	10/14/14	83,600	167,200	334,400
	MIP	1/14/15	1/14/15	188,100	376,200	752,400
Alexander W. Gourlay	SO	—
	PSP	—
	RSU	—
	MIP	10/14/14	10/14/14	481,898	963,796	1,927,592
Gregory D. Wasson	SO	11/1/14	10/7/14								295,340	64.22	4,433,053
	PSP	11/1/14	10/7/14				35,212	70,425	105,637				4,522,694
	RSU	11/1/14	10/7/14							43,116			2,768,910
	MIP	10/14/14	10/14/14	868,750	1,737,500	3,475,000
Timothy R. McLevish	SO	9/11/14	9/11/14								6,489	63.44	106,309
	SO	11/1/14	10/7/14								74,575	64.22	1,119,371
	PSP	9/11/14	9/11/14				926	1,852	2,778				117,491
	PSP	11/1/14	10/7/14				8,878	17,756	26,634				1,140,290
	RSU	9/11/14	9/11/14							1,085			68,832
	RSU	10/7/14	10/7/14							19,929			1,192,551
	RSU	11/1/14	10/7/14							10,928			701,796
	RSU	1/26/15	1/26/15							32,964			2,499,990
	MIP	10/14/14	10/14/14	400,000	800,000	1,600,000
Timothy J. Theriault	SO	11/01/14	10/07/14								46,609	64.22	699,601
	PSP	11/01/14	10/07/14				5,839	11,679	17,518				750,025
	RSU	09/15/14	09/15/14							19,929			1,249,947
	RSU	11/01/14	10/07/14							6,857			440,357
	MIP	10/14/14	10/14/14	93,333	186,667	373,333
	MIP	1/14/15	1/14/15	210,000	420,000	840,000
Jeffrey Berkowitz	SO	11/1/14	10/7/14								43,416	64.22	651,674
	PSP	11/1/14	10/7/14				5,180	10,361	15,541				665,383
	RSU	9/15/14	9/15/14							23,915			1,499,949
	RSU	11/1/14	10/7/14							6,387			410,173
	MIP	10/14/14	10/14/14	82,800	165,600	331,200
	MIP	1/14/15	1/14/15	186,300	372,600	745,200

64	Proxy Statement

(1)

These amounts represent the threshold, target and maximum annual incentives under the MIP for fiscal 2015 and, for Mr. Fairweather, under the AB MIP for the fiscal year ended March 31, 2015. The related performance targets and results are described in detail under “Compensation Discussion and Analysis.” For each of Ms. Wilson-Thompson and Messrs. Theriault and Berkowitz, the October 14, 2014 MIP grant represents four months of service at the SVP level with a target of 80% of base salary and the January 14, 2015 MIP grant represents eight months of service at the EVP Level with a target of 90% of base salary. For the MIP, the threshold award was set at 50% of the target award, and the maximum award was set at 200% of the target award. For the AB MIP, threshold award was set at 40% of the target award, and the maximum award was set at 200% of the target award. The actual earned awards under the MIP for fiscal 2015 and under the AB MIP for the fiscal year ended March 31, 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Other than the September 11, 2014 award to Mr. McLevish, these share numbers represent the threshold, target and maximum performance share awards under the PSP for the fiscal 2015 to 2017 performance period. The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award. In the case of Mr. McLevish, the performance share award granted on September 11, 2014 was a pro-rated new hire award for the fiscal 2014 to 2016 performance period and the share numbers represent the threshold, target and maximum performance share awards for such award. The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award. Each of these performance share awards to Messrs. Wasson, McLevish, Theriault and Berkowitz was forfeited upon his termination of employment during fiscal 2015.

(3)

Represents the number of RSUs granted in fiscal 2015. The annual RSU grant (granted on November 1, 2014) vests on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year Company performance criteria (threshold level of Adjusted FIFO EBIT as used in the MIP), which criteria was certified by the Compensation Committee as having been achieved in October 2015. The annual RSUs granted to each of Messrs. Wasson, McLevish, Theriault and Berkowitz were forfeited upon his termination of employment during fiscal 2015. The RSU grant to Mr. McLevish on September 11, 2014 was a pro-rated new hire award which was to vest on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year Company performance criteria (threshold level of Adjusted FIFO EBIT as used in the MIP). This award was forfeited upon Mr. McLevish’s resignation as an executive officer. The Special Transition Award RSUs granted on September 15, 2014 for Messrs. Theriault and Berkowitz and Ms. Wilson-Thompson and on October 7, 2014 for Mr. McLevish vested 40% on the date of the closing of the Second Step Transaction on December 31, 2014, with the remainder vesting 12 months later (and were subject to the attainment of the same fiscal 2015 performance criteria applicable to the annual RSU award). In the case of Messrs. Theriault and Berkowitz, the remainder of the award became vested upon termination of employment and, in the case of Mr. McLevish, the remainder was forfeited upon termination of employment. The RSUs granted to Messrs. Pessina and Skinner on January 15, 2015 vest on the third anniversary of the grant date, subject to the satisfaction of certain Company performance criteria during the last six months of fiscal 2015, which criteria was certified by the Compensation Committee as having been achieved in October 2015, and subject to forfeiture or accelerated vesting in certain circumstances, including accelerated vesting if Mr. Skinner or Mr. Pessina, respectively, ceases to serve on the Board in certain circumstances. For Mr. Skinner, includes DSUs outstanding as of August 31, 2015.

(4)

All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date. In the case of Mr. McLevish, the stock option granted on September 11, 2014 was a pro-rated new hire award. Each of these stock option grants to Messrs. Wasson, McLevish, Theriault and Berkowitz was forfeited upon his termination of employment during fiscal 2015.

(5)	The exercise price for stock options is the per-share closing price of Company common stock on the grant date.

Proxy Statement	65

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table reflects outstanding vested and unvested stock options, as well as restricted stock units, performance shares and deferred stock units held by each Named Executive Officer as of the end of fiscal 2015.

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Stefano Pessina	—	—	—	—	—	94,750	8,200,607	—	—
George R. Fairweather(4)	—	—	—	—	—	—	—	—	—
James A. Skinner	—	—	—	—	—	72,605	6,283,994	—	—
Kathleen Wilson-Thompson	1/4/10	24,204	—	37.30	1/4/20
	1/4/10	35,000	—	37.30	1/4/20
	9/1/11	32,388	—	35.65	9/1/21
	11/1/12	—	56,698	35.50	11/1/22
	11/1/13	—	47,110	60.52	11/1/23
	11/1/14	—	43,835	64.22	11/1/24
						46,275	4,005,058	11,777	1,019,256
Alexander W. Gourlay(4)	—	—	—	—	—	—	—	—	—
Gregory D. Wasson	9/1/11	306,706	—	35.65	09/1/21
						113,958	9,863,037	25,970	2,247,743
Timothy R. McLevish	—	—	—	—	—	—	—	—	—
Timothy J. Theriault	—	—	—	—	—	2,074	179,520	4,313	373,290
Jeffrey Berkowitz	—	—	—	—	—	—	—	3,987	345,075

(1)	Stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(2)

Includes the number and value of the unvested RSUs awarded since fiscal 2011 under the Company’s Long-Term Performance Incentive Plan and Omnibus Incentive Plan and includes dividend equivalents through August 31, 2015. The RSUs granted in August 2011 vest on the later of (i) the fourth anniversary of the grant date, and (ii) the attainment of retirement age (defined as age 55 with 10 years of service). The Special Transition Award RSU granted on September 15, 2014 for Ms. Wilson-Thompson vested 40% on the date of the closing of the Second Step Transaction on December 31, 2014, with the remainder vesting 12 months later (subject to fiscal 2015 performance criteria described above). The RSUs granted to Messrs. Pessina and Skinner on January 15, 2015 vest on the third anniversary of the grant date, subject to the satisfaction of certain Company performance criteria during the last six months of fiscal 2015 which criteria was certified by the Compensation Committee as having been achieved in October 2015, and subject to forfeiture or accelerated vesting in certain circumstances, including accelerated vesting if Mr. Skinner or Mr. Pessina, respectively, ceases to serve on the Board in certain circumstances. The remaining RSUs vest on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year company performance threshold. For Mr. Skinner, includes DSUs outstanding as of August 31, 2015.

(3)	Represents the number and value of performance shares, based on the threshold performance level, under the Company’s Performance Share Program.

(4)	Messrs. Fairweather and Gourlay did not participate in the Company’s long-term incentive program until fiscal 2016.

66	Proxy Statement

Option Exercises and Stock Vested in 2015 Fiscal Year

The following table reflects information regarding stock options exercised during fiscal 2015 and restricted stock units that vested during fiscal 2015 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1) (2)
Stefano Pessina	—	—	—	—
George R. Fairweather	—	—	—	—
James A. Skinner	—	—	—	—
Kathleen Wilson-Thompson	40,769	1,877,613	28,727	2,176,147
Alexander W. Gourlay	—	—	—	—
Gregory D. Wasson	1,157,087	52,274,580	276,065	22,179,289
Timothy R. McLevish	—	—	41,378	3,605,748
Timothy J. Theriault	38,685	1,507,508	30,556	2,281,686
Jeffrey Berkowitz	69,121	4,045,535	38,033	2,961,285

(1)

Includes 2013-2015 performance shares, which performance period ended August 31, 2015. In October 2015, the Compensation Committee determined that the performance shares had been earned at 70% of target.

(2)	Based on the fair market value of the Company’s common stock (closing price) on the date of vesting.

Pension Benefits

The following table sets forth the estimated present value of accumulated pension benefits for Mr. Gourlay. As described below, these pension plans were assumed by the Company in connection with the Second Step Transaction. No other Named Executive Officer is a participant in these plans, including Mr. Pessina and Mr. Fairweather, who did not participate during the time they were employed by Alliance Boots.

Name	Plan Name	Number of Years Credit Services (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Alexander W. Gourlay	Boots Pension Plan	25.5	4,018,904	—

	Boots Supplementary Pension Plan	5.666	107,192	—

	Boots Additional Pension Arrangement	1.666	4,227,074	—

In connection with the Second Step Transaction, the Company assumed certain of Alliance Boots’ defined benefit pension plans. The principal defined benefit pension plan is the Boots Pension Plan, which covers certain employees in the United Kingdom. The Boots Pension Plan is a funded final salary defined benefit plan providing a retirement pension and a dependent’s pension on the death of the participant. The Boots Pension Plan was closed to future accruals effective June 30, 2010 with benefits calculated by reference to pensionable salaries as of that date. The plan is subject to an actuarial funding valuation on a triennial basis. The Company also assumed two smaller defined benefit plans in the United Kingdom, the Boots Supplementary Pension Plan and the Boots Additional Pension Arrangement, both of which were closed to future accruals effective June 30, 2010. These plans were intended to supplement the benefits provided under the Boots Pension Plan for eligible senior employees of Alliance Boots.

Proxy Statement	67

Benefits under these plans are payable upon retirement (age 60 under all plans) or death or, in certain cases, upon early retirement. Participants in the Boots Pension Plan and Boots Supplementary Pension Plan have the option of receiving a portion of their pension as a tax-free cash sum upon retirement. Participants in the Boots Additional Pension Arrangement are paid their benefit as a single lump sum.

Nonqualified Deferred Compensation for 2015 Fiscal Year

The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans for each of the Named Executive Officers. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years (most recently in 2011), which are collectively referred to below as the “DCP”; (2) the Executive Deferred Profit-Sharing Plan, which is referred to below as the “EDPSP”; and (3) the Section 162(m) Deferred Compensation Plan, which, prior to being frozen in July 2011, provided for deferrals by covered executives of compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as “162M.” See “Compensation Discussion and Analysis” above for further information regarding these plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (8/31/15) ($)(3)
Stefano Pessina	—	—	—	—	—	—
George R. Fairweather	—	—	—	—	—	—
James A. Skinner	—	—	—	—	—	—
Kathleen Wilson-Thompson	DCP	—	—	18,173	—	293,745
	EDPSP	—	87,859	2,735	—	925,246
Alexander W. Gourlay	—	—	—	—	—	—
Gregory D. Wasson	DCP	—	—	69,117	—	534,296
	EDPSP	—	323,742	(34,514)	—	1,745,907
	162M	—	—	3,418,741	—	15,556,706
Timothy R. McLevish	—	—	—	—	—	—
Timothy J. Theriault	DCP	—	—	8,649	—	91,021
	EDPSP	—	95,793	(31,731)	—	457,351
	162M - RSU	—	—	56,129	—	179,520
Jeffrey Berkowitz	DCP	—	—	7,827	—	82,372
	EDPSP	59,750	124,731	(20,279)	—	445,015

(1)	All amounts shown in this column reflect company contributions under the Executive Deferred Plan, which are also reported as “All Other Compensation” in the Summary Compensation Table above.

(2)

The above-market portion, if any, of the DCP and 162M earnings shown in this column is included in the 2015 amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)

In addition to the amounts described in footnotes (1) and (2) above, the amounts shown in this column include the following amounts which were previously reported as compensation in the Summary Compensation Table for prior years: Ms. Wilson-Thompson: $150,000; Mr. Wasson: $9,579,490; and Mr. Theriault: $121,790.

68	Proxy Statement

Potential Payments Upon Termination or Change in Control

The information below describes the compensation and benefits payable to each of the Named Executive Officers in the event of termination of employment. Benefits are not duplicated if the executive also has an employment agreement; accordingly, because Messrs. Fairweather and Gourlay have employment agreements with the Company, the compensation and benefits payable to each in the event of termination of employment are described separately below.

Payments/Benefits Upon Any Termination of Employment

Upon termination of employment for any reason, the executive will be entitled to receive amounts earned during his or her employment. These amounts include:

•	any earned awards that are not yet paid, including unpaid approved awards under the Management Incentive Plan for the completed fiscal year;

•	vested stock options;

•	account balances under the Profit Sharing Retirement Plan and the Executive Deferred Plan;

•	Deferred Compensation/Capital Accumulation Plan benefits and Section 162(m) Deferred Compensation Plan benefits, to the extent the executive has participated;

•	earned but unused vacation pay and paid time off (PTO); and

•	base salary earned through the date of termination.

Additional Payments/Benefits Upon Retirement

If the executive retires after reaching the applicable retirement age and service thresholds, additional benefits apply under the terms of the plans noted below as follows:

•	Age 55 and 10 years of service:

•	a pro-rated award under the Management Incentive Plan for the final partial year of participation;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•

vesting of outstanding stock options awarded under the Omnibus Incentive Plan that vest within one year of the executive’s retirement date is accelerated, and vested options remain exercisable until the earlier of one year from the executive’s retirement date and the expiration of the 10-year term of the stock option;

•	pro-rated vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan based on the portion of the vesting period completed through the retirement date;

•

vesting of unvested RSUs awarded under the Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting from the executive’s retirement date, or full vesting in the case of a special grant of RSUs made in September and October 2014 in recognition of the anticipated closing of the Second Step Transaction;

•	a pro-rated portion of performance shares awarded in fiscal 2013 under the Long-Term Performance Incentive Plan and awarded in fiscal 2014 under the Omnibus Incentive

Proxy Statement	69

Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

•

to the extent the executive’s retirement is within one year of the end of the applicable performance period, performance shares awarded under the Omnibus Incentive Plan after fiscal 2014, will be earned at the end of the performance period based on actual performance results for such performance period;

•

special retirement benefits applicable to Senior Vice Presidents and above, which consist of a continuation of Company-paid annual physical examinations and, for those executives who retired prior to October 2014, preferred flight status to age 70; and

•

to the extent the executive has participated, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans offered prior to 2011, which results in payments over a set number of years starting at age 65 or 70, and continued crediting of interest to the unpaid balance.

•	Age 55 and 25 years of service:

•	eligibility for retirement benefits described above (age 55 and 10 years of service); and

•

eligibility for retiree medical and prescription drug coverage, if hired prior to 2002. Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 years at retirement. This plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

Payments/Benefits Upon Death or Termination due to Disability

In the event of the death of a Named Executive Officer while employed or the termination of a Named Executive Officer due to disability, in addition to the benefits listed under the heading “Payments/Benefits Upon Any Termination of Employment,” the following payments/benefits apply:

•

except to the extent disability or death benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds;

•	a pro-rated award under the Management Incentive Plan for the final partial year of participation;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s termination due to death or disability and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•

vesting of all outstanding stock options awarded under the Omnibus Incentive Plan is accelerated and vested options remain exercisable until the earlier of one year from the executive’s date of death or disability and the expiration of the 10-year term of the stock option;

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan and/or the Omnibus Incentive Plan;

70	Proxy Statement

•

a pro-rated portion of performance shares awarded under the Long-Term Performance Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the date of death or disability and actual performance results for such performance period;

•

full vesting of performance shares earned (based on performance as of the end of the performance period) under the Omnibus Incentive Plan and distributed at the same time performance shares are distributed to other participants;

•	in the case of disability, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated; and

•	benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

Payments/Benefits Upon an Involuntary Termination without Cause or an Involuntary Termination in Connection with a Change in Control

Effective January 1, 2013, the Compensation Committee adopted a new Executive Severance and Change in Control Plan applicable to positions at the senior director and above. Plan benefits are provided following involuntary termination of employment without cause or upon a qualifying termination within one year following a change in control. See “Compensation Discussion and Analysis” above for a description of the benefits under this plan.

The information below for the applicable Named Executive Officers reflects the severance and other benefits payable under the Executive Severance and Change in Control Plan, as applicable. In addition, the following benefits may apply, except to the extent the benefits under the Executive Severance and Change in Control Plan and/or Company retirement benefits, as applicable, are more favorable:

•	Involuntary Separation without Cause;

•

vesting of outstanding stock options awarded in fiscal 2014 under the Omnibus Incentive Plan that vest within one year of the executive’s termination date is accelerated, and vested options remain exercisable until the earlier of 60 days from the executive’s termination and the expiration of the 10-year term of the stock option;

•	vesting of unvested RSUs awarded in fiscal 2014 under the Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting as of the executive’s termination;

•	vesting of any unvested portion of the special grant of RSUs made in September and October 2014 in recognition of the anticipated closing of the Second Step Transaction;

•

a pro-rated portion of performance shares granted in fiscal 2014 under the Omnibus Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period.

•	Involuntary Separation without Cause following a Change in Control;

•

vesting of outstanding stock options awarded after fiscal 2014 under the Omnibus Incentive Plan, and vested options remain exercisable until the earlier of 90 days from the executive’s termination and the expiration of the 10-year term of the stock option;

•	full vesting of all unvested RSUs awarded under the Omnibus Incentive Plan; and

•	for performance shares awarded after fiscal 2014, a pro-rated portion of the target level of such performance shares for each incomplete performance period under the Omnibus Incentive Plan.

Proxy Statement	71

Under certain other Company benefit plans, the following applies upon a change in control of the Company (without regard to termination of employment):

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan;

•	full payment of the target level of performance shares for the 2014-2016 incomplete performance period awarded under the Omnibus Incentive Plan; and

•

to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

As noted above, because Messrs. Fairweather and Gourlay have employment agreements with the Company, upon termination or a change in control, each would receive the compensation and benefits set forth in his employment agreement.

Post-Termination Scenarios

The information below illustrates the potential payments upon each type of termination of employment event for each of the Named Executive Officers. For each Named Executive Officer who currently serves as an executive officer of the Company, the actual amounts to be paid under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

This information does not include Profit Sharing Retirement Plan, Executive Deferred Plan or Section 162(m) Deferred Compensation Plan account balances, or in the case of Mr. Gourlay, benefits to be paid pursuant to the Boots Pension Plan, Boots Supplementary Pension Plan and Boots Additional Pension Arrangement, as these account balances and benefits are earned and payable, and the aggregate payment amounts will not vary based on the reason for termination of employment. The current actuarial value of accumulated benefits under the Boots Pension Plan, Boots Supplementary Pension Plan and Boots Additional Pension Arrangement as of fiscal year end are included in the Pension Benefits table above and the account balances as of fiscal year end under the Executive Deferred Plan and Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table above. Unless otherwise noted, this information also does not include amounts earned for fiscal 2015 that are shown in the Summary Compensation Table above.

Mr. Pessina.  Because Mr. Pessina’s sole compensation in fiscal 2015 consists of the restricted stock unit (RSU) award issued in January 2015, as reflected in the Summary Compensation Table and Grants of Plan-Based Awards in 2015 Fiscal Year table, upon termination of employment as of the end of the fiscal year, the exclusive benefit provided to Mr. Pessina would be full vesting of this RSU award under the following circumstances: disability or death; retirement from the Company’s Board; or termination of service initiated by the Company other than for cause within one year after a change in control of the Company. In each situation, the value of the unvested RSU award that would become vested in full is $8,200,607. Mr. Pessina is eligible to participate in the Executive Severance and Change in Control Plan based on his position with the Company; however, because he has no annual salary and does not participate in the MIP, he would not be entitled to benefits under the plan in the event of termination of service.

Messrs. Fairweather and Gourlay.  As noted above, each of Messrs. Fairweather and Gourlay have employment agreements that set forth potential payments to be made upon qualifying termination events.

72	Proxy Statement

Mr. Fairweather may be terminated for cause (as specified in his employment agreement) and would receive no payments. Termination by the Company not for cause or resignation by Mr. Fairweather requires twelve months’ notice; accordingly, Mr. Fairweather would be entitled to his base salary and cash payment in lieu of participation in a defined contribution plan (£952,266 (or $1,479,345 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535)) during this notice period; provided that the Company may terminate Mr. Fairweather’s employment immediately and pay such amounts in monthly installments through the end of the notice period. No additional payments would be made to Mr. Fairweather were his termination to occur in connection with a change in control. In the event of a termination due to permanent disability or death as a result of an accident, Mr. Fairweather would receive three times his base salary pursuant to a personal accident insurance policy (£2,040,570 (or $3,170,025 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535)). Upon death while employed, a lump sum death benefit of £3,400,950 (or $5,283,376 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535) would be payable (pursuant to a life insurance policy paid for by the Company), which represents five times Mr. Fairweather’s base salary.

Mr. Gourlay may be terminated for cause (as specified in his employment agreement) or upon his 65th birthday and would receive no payments. Termination by the Company not for cause or resignation by Mr. Gourlay requires twelve months’ notice; accordingly, Mr. Gourlay would be entitled to his base salary of £635,913 (or $987,891 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535) during this notice period; provided that the Company may terminate Mr. Gourlay’s employment immediately and pay his base salary in monthly installments through the earlier of the end of the notice period or until Mr. Gourlay were to find alternative employment. No additional payments would be made to Mr. Gourlay were his termination to occur in connection with a change in control. In the event of a termination due to permanent disability or death as a result of an accident, Mr. Gourlay would receive three times his base salary pursuant to a personal accident insurance policy (£1,907,739 (or $2,963,673 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535)). Upon death while employed, a lump sum death benefit of £3,179,565 (or $4,939,454 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535) would be payable (pursuant to a life insurance policy paid for by the Company), which represents five times Mr. Gourlay’s base salary.

Mr. Skinner.  As Executive Chairman, Mr. Skinner’s sole compensation in fiscal 2015 consists of the restricted stock unit (RSU) award issued in January 2015, as reflected in the Summary Compensation Table and Grants of Plan-Based Awards in 2015 Fiscal Year table. Mr. Skinner is not eligible for any Company employee benefit plans. As a result, upon termination of employment as of the end of the fiscal year, the exclusive benefit provided to Mr. Skinner would be full vesting of this RSU award under the following circumstances: disability or death; retirement from the Company’s Board; or termination of service initiated by the Company other than for cause within one year after a change in control of the Company. In each situation, the value of the unvested RSU award that would become vested in full is $5,857,589.

Proxy Statement	73

Ms. Wilson-Thompson. The amounts shown in the table below assume that Ms. Wilson-Thompson’s last day worked was August 31, 2015 and include amounts earned through that date along with estimates of the amounts that would be paid after her termination. For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the last day of fiscal 2015.

	Severance(1)	Pro-rata Bonus	Health and Welfare Benefits(2)	Retirement/ Deferred Compensation(3)	Equity Awards; Stock Options and RSUs (4)	Equity Awards: Performance Shares(5)	Total(6)
Involuntary Termination for Cause	—	—	—	$181,000	—	—	$181,000
Involuntary Termination Not for Cause	$2,382,600	—	$18,000	$262,404	$1,052,881	$1,057,967	$4,773,852
Voluntary/Retirement	—	—	—	$262,404	—	—	$262,404
Change in Control	$2,978,250	—	$22,500	$549,827	$4,983,851	$2,038,512	$10,572,940
Termination due to Disability	—	—	—	$549,827	$9,104,557	$2,038,512	$11,692,896
Death	—	—	—	$287,916	$9,104,557	$2,038,512	$11,430,985

(1)

Represents severance payable pursuant to the Executive Severance and Change in Control Plan, which is 2 times base salary plus target bonus in the case of involuntary termination without cause, and 2-1/2 times base salary plus target bonus in the case of involuntary termination without cause or termination for good reason within one year following a change in control.

(2)

Health & Welfare Benefits reflect the cost to the Company of Ms. Wilson-Thompson’s continued participation in the Company’s group benefit plans (consisting of medical, prescription, dental and vision insurance coverage) at employee rates during her severance period. The estimated death benefit payable to Ms. Wilson-Thompson’s beneficiaries upon death is not included because the Company’s cost of providing this coverage is included in the Summary Compensation Table above. The life insurance proceeds that would be payable to Ms. Wilson-Thompson’s beneficiaries in the event of her death on August 31, 2015 are equal to two and one-half times the sum of her base salary and last paid annual bonus. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above. The disability proceeds that would be payable to Ms. Wilson-Thompson’s in the event of her permanent disability are equal to Ms. Wilson-Thompson’s base salary and continued bonus eligibility for six months, plus 60% of her base salary and most recently-paid annual bonus until she reaches social security retirement age.

(3)

Includes benefits payable under the Company’s Deferred Compensation/Capital Accumulation Plans offered in 2011 and prior years. For the pre-2011 plan benefit, under the change in control and disability scenarios, the amount included in this column is the present value of future payments starting at age 65. For all other scenarios, the amount included is the lump-sum amount payable following termination or death, as applicable.

(4)

The amounts shown in this column reflect the value of unvested stock options and RSUs that become vested in full or in part upon the various termination of employment scenarios. All such stock options and RSUs are included in the Outstanding Equity Awards at 2015 Fiscal Year-End table above.

(5)

The amounts shown in this column reflect the value of performance shares at target performance for the fiscal 2014 and 2015 grants in each of the scenarios listed based on the extent to which such performance shares become vested as of termination of employment. All such performance shares are included in the Outstanding Equity Awards at 2015 Fiscal Year-End table above.

(6)

In addition to the termination payments above, Ms. Wilson-Thompson, like other employees of the Company, is entitled to receive a payment for any accrued and unpaid vacation and PTO days following termination of employment for any of the reasons above in the amount of $242,634.

Mr. Wasson.  As described above under “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements,” on January 9, 2015 (the “Retirement Date”), the Company entered into the Retirement Agreement with Mr. Wasson. Under the Retirement Agreement, Mr. Wasson has received or is receiving the following:

•	The retirement payments and benefits to which he is entitled under the compensation and benefit plans of the Company and Walgreens.

74	Proxy Statement

•

Accrued but unused paid time off and banked vacation of $532,110, and, per applicable Company policy, continued employment status, bonus eligibility and employee benefits during the period for which such paid time off and vacation is paid (i.e., through his June 4, 2015 paid through date). These payments and benefits are also reflected in the Summary Compensation Table.

•

Accelerated and/or additional vesting of certain restricted stock units and performance shares, as follows: (i) restricted stock units granted on August 15, 2011, with respect to 35,191 shares of Company common stock, and restricted stock units granted on November 1, 2012, with respect to 77,981 shares of Company common stock became vested as of the paid through date (which represented full rather than pro-rated vesting through the paid through date of the restricted stock units granted on November 1, 2012); and (ii) the performance share award granted on November 1, 2012, with respect to 118,613 shares of Company common stock (at target performance) vested based on actual Company performance over the applicable performance period, which represented full rather than pro-rated vesting through the paid through date of such award. The value of the accelerated and additional vesting of these awards, measured as of the Retirement Date (based on actual performance for the performance share award), is $4,580,943. This amount is also reflected in the Summary Compensation Table.

Mr. McLevish.  As described above under “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements,” Mr. McLevish resigned from the Company effective February 20, 2015 and was not entitled to any severance or termination benefits in connection with such resignation. Mr. McLevish received any payments and benefits to which he was entitled under the applicable compensation and benefit plans of the Company, including a payment for accrued but unused paid time off of $39,667.

Mr. Theriault.  As described above under “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements,” on May 28, 2015, the Company and Mr. Theriault entered into the Theriault Separation Agreement. Under the Theriault Separation Agreement, Mr. Theriault has received or is receiving the following:

•

The payments and benefits to which he is entitled under the applicable compensation and benefit plans of the Company and Walgreens, including a payment for accrued but unused paid time off and banked vacation of $163,635.

•	Severance of $2,660,000, representing 24 months of base salary plus target bonus, payable in nine monthly installments.

•	Additional cash payments totaling $5,812,842, representing the value of forfeited equity awards granted on November 1, 2012.

•

Pro-rated Management Incentive Plan bonus for fiscal 2015 of $948,336, based on actual company performance; plus corresponding estimated Company matching contributions of $37,933 to retirement accounts as applied to those eligible bonus earnings.

•

Reimbursement for the difference between COBRA premiums and active employee premiums for Mr. Theriault and his dependents until the earlier of 24 months after the Termination Date (as defined in the Theriault Separation Agreement) or the date Mr. Theriault ceases COBRA coverage with the Company. The value of this benefit for the full 24 months is approximately $18,720.

The amounts shown above are also reflected in the Summary Compensation Table.

Mr. Berkowitz.  As described above under “—Compensation Discussion and Analysis—Severance, Consulting and Change in Control Arrangements,” on October 14, 2015, the Company and

Proxy Statement	75

Mr. Berkowitz entered into the Berkowitz Separation Agreement. Under the Berkowitz Separation Agreement, Mr. Berkowitz has received or is receiving the following:

•

The payments and benefits to which he is entitled under the applicable compensation and benefit plans of the Company and Walgreens, including a payment for accrued but unused paid time off and banked vacation of $189,696.

•	Severance of $2,359,800, representing 24 months of base salary plus target bonus, payable in 24 monthly installments.

•	Additional cash payments totaling $3,596,172, representing the pro-rated value of certain forfeited equity awards granted on November 1, 2012.

•

Pro-rated Management Incentive Plan bonus for fiscal 2015 of $871,356, based on actual company performance; plus corresponding estimated Company matching contributions of $34,854 to retirement accounts as applied to those eligible bonus earnings.

•

Reimbursement for the difference between COBRA premiums and active employee premiums for Mr. Berkowitz and his dependents until the earlier of 24 months after the Termination Date (as defined in the Berkowitz Separation Agreement) or the date Mr. Berkowitz ceases COBRA coverage with the Company. The value of this benefit for the full 24 months is approximately $23,110.

•

Pursuant to the Company’s Long-Term Global Assignment Relocation Policy and the assignment agreement Mr. Berkowitz entered into with the Company in 2012, and in connection with Mr. Berkowitz’s recent repatriation back to the U.S. from his global assignment in Bern, Switzerland, payment or provision of remaining benefits thereunder or as otherwise approved by the Compensation Committee, including benefits relating to tax advisory services, tax equalization, relocation assistance and related expenses, and the forgiveness of certain repayment obligations related to expense allowances, costs, or reimbursements previously provided.

The amounts shown above are also reflected in the Summary Compensation Table.

76	Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the Record Date (November 30, 2015), concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of, as well as any shares that such person has the right to acquire within 60 days, including through the exercise of options or other rights. Under these rules, the same shares may be beneficially owned by more than one person if there is shared power to vote and/or shared power to direct the disposition of the shares. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares, and such shares are not subject to any pledge.

Name	Shares of Common Stock Owned(1)	Options Currently Exercisable or Exercisable within 60 Days	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Entities affiliated with KKR Fund Holdings L.P.(2)	146,088,689**	—	146,088,689**	13.5%**
Janice M. Babiak(3)	—	—	—	*
Jeffrey Berkowitz(4)	26,772	—	26,772	*
David J. Brailer(3)	5,167	—	5,167	*
George R. Fairweather(5)	13,867	—	13,867	*
William C. Foote(3)	30,823	—	30,823	*
Alexander W. Gourlay	734,389	—	734,389	*
Ginger L. Graham(3)	—	—	—	*
John A. Lederer(3)	20,000	—	20,000	*
Timothy R. McLevish(4)	25,163	—	25,163	*
Dominic P. Murphy(3)	798	—	798	*
Stefano Pessina(1)(6)	213,986,209**	—	213,986,209**	19.7%**
Barry Rosenstein(3)(7)	12,300,000	—	12,300,000	1.1%
Leonard D. Schaeffer(3)(8)	1,659	—	1,659	*
Nancy M. Schlichting(3)	4,968	—	4,968	*
James A. Skinner(1)(3)	590	—	590	*
Timothy J. Theriault(1)(4)	108,812	—	108,812	*
Gregory D. Wasson(1)(4)(9)	386,530	81,706	468,236	*
Kathleen Wilson-Thompson(1)(10)	80,840	148,290	229,130	*
All current directors and executive officers as a group (20 individuals)(1)(3)(11)	228,962,881	148,290	229,111,171	21.1%

*	Less than 1% of the Company’s outstanding common stock.

**

In accordance with the SEC’s beneficial ownership rules and as described in footnotes 2 and 6 below, all of the 139,689,339 shares held by Sprint Acquisitions Holdings Limited (formerly AB Acquisitions Holdings Limited) (“SAHL”) are reported as being beneficially owned by both the entities affiliated with KKR Fund Holdings L.P. (“KKR Fund Holdings”) and Stefano Pessina.

Proxy Statement	77

(1)

Includes shares underlying vested restricted stock units subject to deferral under the Section 162(m) Deferred Compensation Plan in the following amounts: Mr. Wasson, 114,459 shares; and Mr. Theriault, 2,083 shares. Does not include shares underlying restricted stock units and restricted stock units credited as dividends on restricted stock units issued under equity incentive plans which do not vest within 60 days of the Record Date. The table below presents such unvested restricted stock units separately, and in total with beneficially owned stock, as of the Record Date for each Named Executive Officer then serving, each director and all current directors and executive officers as a group.

Name	Restricted Stock Units	Shares of Common Stock Beneficially Owned	Total
Stefano Pessina	95,167	213,986,209	214,081,376
James A. Skinner	67,976	590	68,566
Kathleen Wilson-Thompson	22,961	229,130	252,091
All current directors and executive officers as a group	195,378	229,111,171	229,306,549

(2)

Based on information provided in a Schedule 13D filed with the SEC on December 31, 2014 reporting beneficial ownership as of December 31, 2014, entities affiliated with KKR Fund Holdings may be deemed to have beneficially owned an aggregate of 146,088,689 shares. The 146,088,689 shares consist of (i) 3,563,711 shares held directly by KKR Sprint 2006 Limited (“KKR Sprint 2006”), (ii) 2,031,058 shares held directly by KKR Sprint (European II) Limited (“KKR Sprint European II”), (iii) 784,314 shares held directly by KKR Sprint (KPE) Limited (“KKR Sprint KPE”), (iv) 4,444 shares held directly by KKR European Co-Invest Fund I L.P. (“KKR European Co-Invest I”), (v) 15,634 shares held directly by KKR Reference Fund Investments, L.P. (“KKR Reference Fund”), (vi) 189 shares held directly by KKR Associates Reserve LLC (“KKR Reserve”), and (vii) 139,689,339 shares held directly by SAHL.

KKR Sprint 2006, KKR Sprint European II and KKR Sprint KPE (collectively, the “KKR Investors”) collectively hold of record 50% of the voting power of SAHL, and therefore may be deemed to have joint control of SAHL with affiliates of Stefano Pessina, who hold of record the other 50% of the voting power of SAHL. As a result, each of the KKR Investors and certain of their affiliates (collectively, the “KKR entities”) may be deemed to have shared beneficial ownership of the securities held directly by SAHL. Each of the KKR entities disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein. Each of the KKR entities also disclaims beneficial ownership of shares held by any of its subsidiaries. As of December 31, 2014, entities affiliated with KKR had a pecuniary interest in 43,500,611 of the 139,689,339 shares held by SAHL (representing their collective interest in approximately 31.1% of the share capital of SAHL), as follows: (i) KKR Sprint 2006 had a pecuniary interest in 24,225,615 of such shares, (ii) KKR Sprint European II had a pecuniary interest in 13,806,852 of such shares, (iii) KKR Sprint KPE had a pecuniary interest in 5,331,654 of such shares, (iv) KKR European Co-Invest I had a pecuniary interest in 30,213 of such shares, and (v) KKR Reference Fund had a pecuniary interest in 106,278 of such shares.

Pursuant to the Purchase and Option Agreement (as defined below in “Certain Relationships and Related Transactions”), SAHL may not transfer any of the shares of the Company received in the Second Step Transaction held by it to its investors until the date that is nine months after the completion of the Second Step Transaction (September 30, 2015). After the expiration of such nine-month hold-back period, SAHL may distribute 10% of such shares to its investors and after the date that is twelve months after the completion of the Second Step Transaction (December 31, 2015), SAHL may distribute the remaining 90% of such shares to its investors.

Each of KKR Sprint 2006, KKR Sprint European II, KKR Sprint KPE, KKR European Co-Invest Fund I, L.P. and KKR Reference Fund Investments, L.P. is controlled, through affiliates, by KKR Fund Holdings. KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) is a general partner of KKR Fund Holdings.

78	Proxy Statement

KKR Group Holdings L.P. (“KKR Group Holdings”) is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group Limited (“KKR Group”) is the general partner of KKR Group Holdings. KKR & Co. L.L. (“KKR & Co.”) is the sole shareholder of KKR Group. KKR Management LLC (“KKR Management”) is the general partner of KKR & Co. Henry R. Kravis and George R. Roberts are officers and the designated members of KKR Management and are the managers of KKR Reserve. Each of Messrs. Kravis and Roberts (as the managers of KKR Reserve), may be deemed to be the beneficial owner of the securities held directly by KKR Reserve, and each disclaims beneficial ownership of such securities.

The address of the principal business office of each of the KKR entities and Mr. Kravis is: c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of Mr. Roberts is: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Additional information regarding the KKR entities and their beneficial ownership is included in the Schedule 13D filed with the SEC on December 31, 2014.

(3)

Does not include deferred stock units issued under the Omnibus Incentive Plan and the former Nonemployee Director Stock Plan. The table below shows units held separately, and in total with beneficially owned stock, by each non-employee director of the Company who held deferred stock units as of the Record Date (including Mr. Skinner, who was a non-employee director until his appointment as executive chairman in January 2015).

Name	Deferred Stock Units	Shares of Common Stock Beneficially Owned	Total
Janice M. Babiak	10,560	—	10,560
David J. Brailer	20,140	5,167	25,307
William C. Foote	43,959	30,823	74,782
Ginger L. Graham	20,886	—	20,886
John A. Lederer	1,799	20,000	21,799
Dominic P. Murphy	10,420	798	11,218
Barry Rosenstein	—	12,300,000	12,300,000
Leonard D. Schaeffer	935	1,659	2,594
Nancy M. Schlichting	51,125	4,968	56,093
James A. Skinner	75,358	590	75,948

(4)	Individual is no longer employed by the Company and the Company may not have access to all information regarding his ownership. Information provided is accurate to the best of the Company’s knowledge.

(5)	Does not include 563,563 shares beneficially owned by Mr. Fairweather’s wife. Mr. Fairweather disclaims any beneficial interest in these shares.

(6)

Based on information provided in a Schedule 13D filed with the SEC on December 31, 2014, as amended by a Schedule 13D/A filed with the SEC on January 20, 2015, jointly by SAHL, Alliance Santé Participations S.A. (“ASP”), NEWCIP S.A. (“NEWCIP”) and Stefano Pessina, as well as a Form 4 filed with the SEC on November 24, 2015 by Mr. Pessina, as of November 20, 2015, Mr. Pessina beneficially owned an aggregate of 213,986,209 shares. The 213,986,209 shares consist of: (i) 74,296,870 shares held directly and of record by ASP; and (ii) 139,689,339 shares held directly and of record by SAHL.

NEWCIP is the sole shareholder of ASP and Mr. Pessina holds 100% voting control over NEWCIP; accordingly each of NEWCIP and Mr. Pessina may be deemed to be the beneficial owner of the 74,296,870 shares held directly and of record by ASP. As described above, SAHL is jointly controlled by Mr. Pessina (indirectly through his control of NEWCIP and ASP, which holds of record 50% of the voting power of SAHL) and the KKR Investors. As a result, ASP (and by virtue of their direct and

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indirect control of ASP, NEWCIP and Mr. Pessina) may be deemed to share with the KKR Investors beneficial ownership of the voting power and the dispositive power over the 139,689,339 shares held directly and of record by SAHL. Each of ASP, NEWCIP and Mr. Pessina disclaims beneficial ownership over such shares, except to the extent of ASP’s pecuniary interest therein. As of November 20, 2015, based on its direct and indirect (through interests acquired in a co-investor vehicle) interests in 46.9% of the class of SAHL shares with an economic interest in the 139,689,339 shares held by SAHL, ASP (and by virtue of its direct and indirect control of ASP, NEWCIP and Mr. Pessina) has a pecuniary interest in 65,496,098 of the 139,689,339 shares held directly and of record by SAHL.

Pursuant to the Purchase and Option Agreement, SAHL may not transfer any of the shares of the Company received in the Second Step Transaction held by it to its investors until the date that is nine months after the completion of the Second Step Transaction. After the expiration of such nine-month hold-back period, SAHL may distribute 10% of such shares to its investors and after the date that is twelve months after the completion of the Second Step Transaction, SAHL may distribute the remaining 90% of such shares to its investors.

The principal business address of ASP and NEWCIP is 14, avenue du X Septembre, L-2550 Luxembourg, Grand Duchy of Luxembourg. The principal business address of SAHL is 57/63 Line Wall Road, Gibraltar.

(7)

Reflects the 12,300,000 shares held by various entities and accounts under the management and control of JANA as reported on the Form 4 filed by Barry Rosenstein and JANA Partners LLC with the SEC on November 23, 2015. Mr. Rosenstein is the Managing Partner of JANA. JANA and Mr. Rosenstein disclaim any beneficial ownership of any such shares except to the extent of their pecuniary interest therein. Such shares may be held in the ordinary course of business in margin accounts.

(8)

Shares are held by family trusts for which Mr. Schaeffer serves as co-trustee and over which he has shares voting and investment control and, in the case of one of the trusts, was a grantor and is a beneficiary.

(9)	Does not include 100 shares beneficially owned by Mr. Wasson’s wife. Mr. Wasson disclaims any beneficial interest in these shares.

(10)	Does not include 250 shares beneficially owned by Ms. Wilson-Thompson’s husband. Ms. Wilson-Thompson disclaims any beneficial interest in these shares.

(11)

Does not include an aggregate of 577,680 shares held by family members of current executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports, and the Company is required to disclose in this Proxy Statement any known late filings or failures to file. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2015 all required reports were filed in a timely manner and disclosed all required transactions, except for a Form 3 filed late by SAHL and one Form 4 filed late by each of Mr. Gourlay and Mr. McLevish, in each case due to administrative oversight.

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Equity Compensation Plans

The following table summarizes information about Company common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of August 31, 2015.

Plan category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights		B. Weighted-average exercise price of outstanding options, warrants and rights (4)	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	23,803,233		$46.11	59,965,176
Equity compensation plans not approved by security holders(2)	3,232,138		$28.32	—
Total	27,035,371	(3)	$43.53	59,965,176

(1)

The Company has two active equity incentive plans, both of which have been approved by the Company’s stockholders: the Omnibus Incentive Plan and the Employee Stock Purchase Plan (formerly called the 1982 Employees Stock Purchase Plan) (the “Employee Stock Purchase Plan”). As of August 31, 2015, the Company also had outstanding equity awards that may be settled for shares of the Company’s common stock under two other plans approved by the Company’s stockholders: the Executive Stock Option Plan (the “Former Option Plan”) and the Long-Term Performance Incentive Plan (the “Former Incentive Plan”)

The Omnibus Incentive Plan provides for incentive compensation to the Company’s non-employee directors, officers and employees and permits various stock-based awards including, but not limited to, stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. Pursuant to the Omnibus Incentive Plan, the number of authorized shares under the plan is reduced at two different rates depending on the type of award. Each share of common stock issuable upon the exercise of stock options or stock appreciation rights reduces the number of shares available for future delivery under the Omnibus Incentive Plan by one share, while each share of common stock issued pursuant to “full value awards” reduces the number of shares available for future delivery by three shares. “Full value awards” are awards, other than stock options, stock appreciation rights and awards where the participant has directly or indirectly paid the intrinsic value of the award, that are settled by the issuance of shares of common stock, including restricted stock units and performance shares. Awards that do not entitle the holder to receive or purchase shares, awards that are settled in cash, and awards that are granted in substitution for awards under a plan of an acquired company are not counted against the aggregate number of shares available for issuance under the Omnibus Incentive Plan. As of August 31, 2015, 46,171,069 shares were available for future issuance under this plan.

The Employee Stock Purchase Plan is a tax-qualified Internal Revenue Code Section 423 stock purchase plan under which eligible employees of the Company are permitted to purchase shares of the Company’s common stock at a 10% discount. As of August 31, 2015, 13,794,107 shares were available for future issuance under this plan.

Former Plans: The Omnibus Incentive Plan consolidated into a single plan several previously existing equity compensation plans: the Former Option Plan, the Former Incentive Plan, the Broad Based Employee Stock Option Plan and the Nonemployee Director Stock Plan (collectively, the “Former Plans”). Following shareholder approval on January 9, 2013, the effective date of the Omnibus Incentive Plan, no further grants may be made under the Former Plans and shares that were

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available for issuance under the Former Plans and not subject to outstanding awards became available for issuance (in addition to newly authorized shares) under the Omnibus Incentive Plan. Pursuant to the Omnibus Incentive Plan, shares that are subject to outstanding awards under the Omnibus Incentive Plan, Former Plans and the former Share Walgreens Stock Purchase/Option Plan that subsequently are cancelled, forfeited, lapsed or are otherwise terminated or settled without a distribution of shares become available for awards under the Omnibus Incentive Plan. The Former Option Plan was an incentive compensation plan that permitted the grant of incentive stock options and nonqualified stock options to eligible employees. The Former Incentive Plan was an incentive compensation plan that permitted the grant of restricted stock, restricted stock units, performance units and performance shares. For additional information about the Company’s equity compensation plans, see Note 15 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

(2)

The Company has equity awards that may be settled for shares of its common stock outstanding under the former Share Walgreens Stock Purchase/Option Plan (the “Former Share Walgreens Plan”) and under certain equity compensation plans and awards assumed by the Company in connection with its acquisition of drugstore.com, inc. in June 2011 that were not approved by the Company’s stockholders. The Former Share Walgreens Plan expired on September 30, 2012. As a result, no further awards may be granted under that plan.

The Former Share Walgreens Plan was a stock purchase and stock option incentive compensation plan that allowed eligible non-executive employees to buy stock (up to a specified percentage of base annual salary) during specific periods. For each share of common stock an employee purchased through the plan, the employee received from one to three options to purchase additional shares at a fixed price. The determination of the number of options was a function of the degree to which the Company attained pre-established performance goals. For options granted prior to October 1, 2005, the option price equaled the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such period, with a floor price of not less than 15% of the fair market value of the stock on the last trading day of the applicable period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and, for grants made on or after October 31, 2008, options may be exercised after a three-year period. Unexercised options expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. The outstanding options under this plan as of August 31, 2015 are reflected in the above table.

The above table does not include information for the equity compensation plans assumed by the Company in connection with its June 3, 2011 acquisition of drugstore.com, inc. In connection with that acquisition, the Company assumed outstanding unvested awards issued under various equity incentive plans maintained by drugstore.com. As of August 31, 2015, an aggregate of 19,788 shares were subject to outstanding awards under those plans, including options to acquire an aggregate of 6,373 shares with a weighted-average exercise price of $19.96 per share and stock appreciation rights with respect to an aggregate of 13,415 shares with a weighted-average exercise price of $36.69 per share. No additional awards may be granted under the drugstore.com plans.

(3)

Comprised of options to acquire 22,255,134 shares, 3,334,457 shares subject to outstanding restricted stock unit awards and 1,445,780 shares subject to outstanding performance share awards. The number of performance shares indicated reflects the target amount awarded for awards outstanding as of August 31, 2015; the actual number of shares issued will range between 0% and 150% of the target amount for awards granted in fiscal 2014, 2015 and 2016 based upon the Company’s performance relative to the applicable goals as determined by the Compensation Committee following the end of the applicable performance period.

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(4)	Weighted average exercise price of outstanding options only. Restricted stock units and performance shares do not have an exercise price and, accordingly, are not included in this calculation.

Certain Relationships and Related Transactions

The Board of Directors has adopted a written policy for the review of related party transactions that are required to be disclosed in this section of the Proxy Statement. For purposes of this policy, a related party transaction includes transactions in which (i) the amount involved is more than $120,000, (ii) the Company is a participant, and (iii) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, director nominees, executive officers, holders of more than 5% of the Company’s outstanding common stock, and their respective immediate family members.

Pursuant to this policy, all such related party transactions must be reviewed and approved or ratified by the Nominating and Governance Committee. In the event that a member of the Nominating and Governance Committee has an interest in a related party transaction, the transaction must be approved by the disinterested members of the Nominating and Governance Committee. In deciding whether to approve or ratify a related party transaction, the Nominating and Governance Committee considers, among other things, the following factors:

•	The Company’s rationale for entering into a related party transaction and the potential benefits to the Company;

•	The terms of the transaction;

•	Whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party;

•	The potential for an actual or apparent conflict of interest; and

•	Any other information regarding the transaction or the related person that bears on the materiality of the related person transaction under applicable law and listing standards.

Equity Transactions Involving Alliance Boots and SAHL

On June 18, 2012, the Company entered into a Purchase and Option Agreement with Alliance Boots and SAHL (the “Purchase and Option Agreement”), whereby it acquired, on August 2, 2012, 45% of the issued and outstanding share capital of Alliance Boots in exchange for $4.025 billion in cash and approximately 83.4 million shares of the Company’s common stock (the “First Step Transaction”). Pursuant to the Purchase and Option Agreement, the Company also had the right, but not the obligation, under certain circumstances, to acquire the remaining 55% interest in Alliance Boots (the “call option”) in exchange for £3.133 billion in cash and approximately 144.3 million shares of the Company’s common stock. The Company exercised the call option through a wholly-owned subsidiary on August 5, 2014, and completed the acquisition of the remaining issued and outstanding share capital of Alliance Boots on December 31, 2014 (the “Second Step Transaction”). A summary and copy of the Purchase and Option Agreement was included in a Form 8-K filed with the SEC on June 19, 2012, and a summary and copy of an amendment to the Purchase and Option Agreement (the “Amendment”) is included in a Form 8-K filed with the SEC on August 6, 2014.

During the period between the completion of the First Step Transaction and the completion of the Second Step Transaction, Alliance Boots was owned 45% by the Company and 55% by SAHL. SAHL is jointly controlled by (or by affiliates of) (i) Stefano Pessina, the Company’s Executive Vice Chairman and Chief Executive Officer, a director of the Company, and an indirect holder of more than 5% of the Company’s outstanding stock, and (ii) funds advised by KKR, of which Dominic P. Murphy, a director of

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the Company, is a partner. Each of Mr. Pessina and Mr. Murphy, as well as Ornella Barra, the Company’s Executive Vice President, President and Chief Executive, Global Wholesale and International Retail, and Marco Pagni, the Company’s Executive Vice President, Global Chief Legal and Administrative Officer, serves on the board of directors of SAHL.

Certain persons who served as an officer and/or director of Alliance Boots prior to the completion of the Second Step Transaction, and who now serve as an executive officer and/or director of the Company (or their affiliated entities or immediate family members) received a portion of the consideration paid by the Company in connection with the Second Step Transaction, either due to their direct or indirect equity interest in Alliance Boots or through their participation in the Alliance Boots Management Equity Plan (the “AB MEP”). These included the following (and are based on an exchange rate of approximately £1=$1.56 as of December 31, 2014, the date of the completion of the Second Step Transaction):

•

Mr. Pessina received $716.1 million in cash and a pecuniary interest in 64,499,386 shares of the Company’s common stock (with a value of approximately $4.9 billion as of the completion of the Second Step Transaction);

•

Ms. Barra received 480,113 shares of the Company’s common stock (with a value of approximately $36.6 million as of the completion of the Second Step Transaction) as a result of her participation in the AB MEP, and $8.0 million in cash and a pecuniary interest in 248,425 shares of the Company’s common stock (with a value of approximately $18.9 million as of the completion of the Second Step Transaction) as a result of her indirect investment (through a co-investment partnership) in SAHL;

•	Mr. Pagni received 293,202 shares of the Company’s common stock (with a value of approximately $22.3 million as of the completion of the Second Step Transaction);

•

George R. Fairweather, the Company’s Executive Vice President and Global Chief Financial Officer, received $6.2 million in cash and 342,120 shares of the Company’s common stock (with a value of approximately $26.1 million as of the completion of the Second Step Transaction);

•

Alexander W. Gourlay, the Company’s Executive Vice President, President of Walgreen Co., received 427,650 shares of the Company’s common stock (with a value of approximately $32.6 million as of the completion of the Second Step Transaction);

•

Ken Murphy, the Company’s Executive Vice President, President of Global Brands, received 91,639 shares of the Company’s common stock (with a value of approximately $7.0 million as of the completion of the Second Step Transaction); and

•

Simon Roberts, the Company’s Executive Vice President, President of Boots, received $3.3 million in cash and 45,819 shares of the Company’s common stock (with a value of approximately $3.5 million as of the completion of the Second Step Transaction).

As noted above, Mr. Dominic Murphy is a director of the Company and a partner of KKR. The KKR Investors received an aggregate of $1.5 billion in cash and a pecuniary interest in 43,515,732 shares of the Company’s common stock (with a value of approximately $3.3 billion as of the completion of the Second Step Transaction) in connection with the Second Step Transaction.

Pursuant to the Company Shareholders Agreement described elsewhere in this Proxy Statement, for so long as the SP Investors and the KKR Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board. Mr. Pessina is the current designee of the SP Investors and Mr. Murphy is the current designee of the KKR Investors. The Company Shareholders Agreement also includes, among other things, registration rights, standstill

84	Proxy Statement

provisions, and restrictions on the SP Investors and KKR Investors ability to dispose of shares of the Company’s common stock or to acquire additional shares of the Company’s common stock. A summary and copy of the original Company Shareholders Agreement was included in a Form 8-K filed with the SEC on August 6, 2012. The Company Shareholders Agreement was amended pursuant to the Amendment, a summary and copy of which was included in a Form 8-K filed with the SEC on August 6, 2014.

During the period between the completion of the First Step Transaction and the completion of the Second Step Transaction, the Company was party to a shareholders agreement with Alliance Boots and SAHL (the “AB Shareholders Agreement”), whereby it had the right to designate four directors to the board of directors of Alliance Boots. The AB Shareholders Agreement also provided the Company and SAHL, as shareholders of Alliance Boots, with certain approval rights over certain significant actions of Alliance Boots. Various Company executives and former executives served as the Company’s designees to the Alliance Boots board of directors during this period. The AB Shareholders Agreement terminated upon completion of the Second Step Transaction, with the exception of certain provisions that remain in effect. A summary and copy of the AB Shareholders Agreement was included in a Form 8-K filed with the SEC on August 6, 2012.

On March 18, 2013, the Company and Alliance Boots entered into a relationship with AmerisourceBergen Corporation (“ABC”), which included, among other things, a pharmaceutical distribution contract between the Company and ABC and an agreement governing the purchase by ABC of generic drugs through Walgreens Boots Alliance Development GmbH, the Company’s global sourcing enterprise (as described more fully below) (“WBAD”). On the same date, the Company, Alliance Boots and ABC entered into a Framework Agreement (the “Framework Agreement”) whereby (i) the Company and Alliance Boots together were granted the right to purchase a minority equity position in ABC through open market purchases, and (ii) a wholly-owned subsidiary of the Company and a wholly-owned subsidiary of Alliance Boots were each issued (A) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $51.50 per share, exercisable during a six-month period beginning in March 2016, and (B) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $52.50 per share, exercisable during a six-month period beginning in March 2017 (collectively, the “ABC Warrants”), each subject to acceleration, adjustment and termination in certain cases.

The Company, Alliance Boots, and ABC also entered into a shareholders agreement, dated as of March 18, 2013 (the “ABC Shareholders Agreement”), setting forth certain governance arrangements and provisions relating to the acquisition of additional equity interests in ABC, prohibitions on taking certain actions relating to ABC, stock purchase rights, transfer restrictions, voting arrangements, registration rights and other matters. Pursuant to the ABC Shareholders Agreement, upon the Company and Alliance Boots collectively owning 5% or more of ABC’s common stock, the Company was entitled to designate one director to the ABC board of directors. In fiscal 2015, Gregory D. Wasson, the Company’s former President and Chief Executive Officer and a former director of the Company, served as the Company’s designee to the ABC board of directors until his retirement on January 9, 2015, at which time Ms. Barra became the Company’s designee. A summary and copy of the Framework Agreement, the ABC Shareholders Agreement, and the other significant agreements relating to the transactions among the Company, Alliance Boots and ABC were included in a Form 8-K filed with the SEC on March 20, 2013.

From time to time, the Company has entered into, or may be deemed to have entered into by virtue of its ownership of Alliance Boots, other equity-related transactions with SAHL or other affiliates of Mr. Pessina. For instance:

•	On August 4, 2014, Alliance Boots sold to SAHL a 51% equity interest in the entity in which Alliance Boots conducts operations in Russia for £3 million. As part of this transaction, SAHL

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received a put option, whereby SAHL could cause Alliance Boots to repurchase this equity interest for £3 million. During fiscal 2015, SAHL exercised this self-executing put option. Consequently, on August 26, 2015, Alliance Boots repurchased this equity interest from SAHL for £3 million.

•

On December 31, 2014, a wholly-owned subsidiary of the Company purchased from Walvis Verwaltungs GmbH (“Walvis”) a 1% general partnership interest in the holding company of Alliance Healthcare Deutschland AG (the owner of the Company’s German wholesale business), for €158,000. As a result of this transaction, the Company became the indirect owner of 100% of Alliance Healthcare Deutschland AG. Walvis is controlled by SAHL.

•

On January 1, 2015, WBAD Holdings Limited, the owner of 100% of the capital stock of WBAD, transferred 320 common shares of WBAD, representing approximately 5% of the equity interests in WBAD on a fully-diluted basis, to Alliance Healthcare Italia Distribuzione S.p.A. (“AHID”) in exchange for 32,000 Swiss francs. The capital stock of AHID is indirectly held 91% by SAHL and 9% by the Company. WBAD Holdings Limited retained the remainder of the equity interests in WBAD, which consists of 6,000 preferred shares. The common shares of WBAD transferred to AHID are entitled to their pro rata share (approximately 5%) of any dividends paid by WBAD in excess of $3 billion. Upon any liquidation of WBAD, after payment to the holders of preferred shares and common shares of the nominal value of their shares, the common shares are entitled to receive their pro rata share (approximately 5%) of 10% of the net proceeds of such liquidation. Under certain circumstances, AHID has the right to put, and WBAD Holdings Limited has the right to call, the 320 common shares of WBAD currently owned by AHID for a purchase price of $100,000.

Commercial or Other Transactions Involving Alliance Boots and SAHL

Prior to the completion of the Second Step Transaction, the Company and Alliance Boots (and/or their respective affiliates) engaged in commercial transactions and arrangements in connection with initiatives intended to help realize potential synergies across both companies. In 2012, the Company and Alliance Boots established WBAD, a global sourcing enterprise in which each company had a 50% ownership interest. WBAD is now 95% owned by the Company through an indirect subsidiary. From September 1, 2014 (the first day of fiscal 2015) through December 31, 2014 (the date of the completion of the Second Step Transaction), in connection with the activities of WBAD and related purchasing synergy initiatives, (i) the Company made aggregate payments of $40.4 million to Alliance Boots and $91 million to WBAD; (ii) Alliance Boots made aggregate payments of $0.2 million to the Company and $4.7 million to WBAD; and (iii) WBAD made aggregate payments of $65.1 million to Alliance Boots and $91 million to the Company.

In addition, prior to the completion of the Second Step Transaction, the Company and Alliance Boots engaged in related party sales transactions on select front end merchandise and goods not for resale, all on arm’s-length terms. From September 1, 2014 (the first day of fiscal 2015) through December 31, 2014 (the date of the completion of the Second Step Transaction), these transactions with Alliance Boots resulted in aggregate purchases by the Company of $21.7 million. The Company also reimbursed Alliance Boots for certain administrative costs of $2.3 million during this time period. As of December 31, 2014, the date of the completion of the Second Step Transaction), amounts owed by the Company to Alliance Boots in connection with these relationships were $18.5 million.

In September 2013, the Company entered into a Secondment Agreement (the “Secondment Agreement”) with an affiliate of Alliance Boots. A copy of the Secondment Agreement was included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. Mr. Gourlay was seconded to the Company pursuant to the Secondment Agreement, and served as the Company’s Executive Vice President, President of Customer Experience and Daily Living from October 2013, and as

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the President Elect of Walgreen Co. from September 2014, each through December 31, 2014 (the date of the completion of the Second Step Transaction). As of December 31, 2014, Mr. Gourlay became the Company’s Executive Vice President, President of Walgreen Co. During the period of September 1, 2014 (the first day of fiscal 2015) through December 31, 2014 (the date of the completion of the Second Step Transaction), Mr. Gourlay was entitled to an annual salary of £572,000 (or $892,320 based on an exchange rate of approximately £1=$1.56 as of December 31, 2014), subject to cost of living adjustments, and was eligible to participate in the Company’s Management Incentive Plan with a target bonus equal to 100% of his salary. During such period, Mr. Gourlay also received certain other benefits, including relocation assistance, continued participation in certain Alliance Boots long-term incentive arrangements, tax equalization assistance, and a contribution to his Alliance Boots pension. Consequently, from September 1, 2014 (the first date of fiscal 2015) through December 31, 2014, Mr. Gourlay received total salary of $349,247 and certain other benefits of $67,552 (based on the exchange rate of approximately £1=$1.56 as of December 31, 2014) pursuant to his assignment letter under the Secondment Agreement. Mr. Gourlay’s compensation for his service as an executive officer of the Company (from and after December 31, 2014) is described in “Executive Compensation—Compensation Discussion and Analysis” above.

From time to time, certain employees of the Company, including certain executive officers, may provide administrative and support services to AHID and certain of its subsidiaries, and AHID and certain of its subsidiaries (including an entity for which Mr. Pagni serves as a director) may provide services to the Company and its subsidiaries. Further, from time to time, the Company and its subsidiaries sell products to AHID and its subsidiaries and AHID and its subsidiaries sell products to the Company and its subsidiaries. In fiscal 2015, the Company and its subsidiaries provided services and products valued at approximately $2.6 million to AHID and its subsidiaries, of which $1.3 million remained due to the Company as of the end of fiscal 2015. In fiscal 2015, AHID and its subsidiaries provided services and products valued at approximately $4.6 million to the Company and its subsidiaries, of which $1.8 million remained due to AHID and its subsidiaries as of the end of fiscal 2015. In addition, as of the end of fiscal 2015, AHID and its subsidiaries owed the Company approximately $507,000 for services rendered prior to the completion of the Second Step Transaction.

From time to time, certain employees of the Company, including certain executive officers, may provide accounting and other professional support to SAHL. In fiscal 2015, the Company and its subsidiaries provided services valued at approximately $39,000 to SAHL, all of which remained due to the Company as of the end of fiscal 2015.

Prior to the completion of the Second Step Transaction, a subsidiary of Alliance Boots entered into two currency hedging contracts with a subsidiary of SAHL. One of these hedging contracts matured in November 2015, and the other will mature in December 2015. As of the end of fiscal 2015 (and based upon the then-current exchange rate), these contracts represented a net liability of $6.9 million to the Company. Neither the Company nor any of its subsidiaries have entered into any similar currency hedging contracts with a related party since the completion of the Second Step Transaction, and there is no present intention to do so in the future.

Other Transactions Involving Stefano Pessina

Mr. Pessina co-owns Monavia Limited (“Monavia”) with an individual who has no affiliation with the Company. Monavia owns a private aircraft that is managed and operated by Gama Aviation, a private charter company in which neither the Company nor Mr. Pessina has an ownership interest. From time to time, the Company charters privately-owned aircraft, including the aircraft owned by Monavia, for business purposes. Monavia pays Gama Aviation management and other fees in connection with the use of this aircraft, including for Company business travel (and including business travel by Mr. Pessina). Monavia also bears the operating costs, including fuel, relating to use of the aircraft. Monavia received £326,630 (approximately $503,010 based on exchange rates as of August 31,

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2015) from the Company in connection with use of such aircraft for Company business travel during fiscal 2015, substantially all of which occurred following the completion of the Second Step Transaction. The Company believes that the terms of this arrangement, which are primarily determined by Gama Aviation, are comparable or more favorable to the Company than those that could have been obtained in an arm’s-length transaction with an unaffiliated third party. The Company has not paid for any personal use of this or any other private aircraft by Mr. Pessina.

Mr. Pessina and Ms. Barra are partners and share a private residence. Upon becoming an executive officer on December 31, 2014, Ms. Barra received an annual base salary of £629,200 (or $977,463 based on the average exchange rate during fiscal 2015 of approximately £1=$1.5535), which was increased to £644,930 (or $1,001,899) on November 1, 2015. Ms. Barra is also entitled to other benefits that are commensurate with the benefits offered to the Company’s other senior executives in accordance with the Company’s executive compensation program.

Mr. Pessina has a son who is employed by the Company in a non-executive officer capacity. Jacopo Pessina serves as Director of M&A and Healthcare Innovation International of the Company and received fiscal 2015 compensation of more than $120,000. His compensation was comparable to other Company employees at a similar level.

Other Transactions

On September 5, 2014, the Company and JANA entered into the Nomination and Support Agreement pursuant to which, among other things, Barry Rosenstein of JANA was appointed to the Board. On April 8, 2015, John A. Lederer was appointed to the Board as the “Additional Independent Director” under the Nomination and Support Agreement; and on May 29, 2015, Leonard D. Schaeffer was elected to the Board with the mutual agreement of the Company and JANA as set forth in the Nomination and Support Agreement. A summary and copy of the Nomination and Support Agreement was included in a Form 8-K filed with the SEC on September 8, 2014.

Mr. Wasson, who served as the Company’s President and Chief Executive Officer and a director of the Company until his retirement on January 9, 2015, has a brother who was employed by the Company in a non-executive officer capacity. Stewart B. Wasson served as a Group Vice President of Walgreen Co. during fiscal 2015, and received fiscal 2015 compensation of more than $120,000. His compensation was comparable to other Company employees at a similar level.

PROPOSAL 2

Say-on-Pay – An Advisory Vote to Approve the Compensation of the Named Executive Officers

Stockholders are being asked to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the Company’s named executive officers’ compensation. This vote is not intended to address any specific item of the Company’s compensation program, but rather to address the Company’s overall approach to the compensation of its named executive officers described in this Proxy Statement. In accordance with the advisory vote of the Company’s stockholders in January 2012, the Board has determined to hold “Say-on-Pay” votes annually.

As described in more detail above under “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, retain and motivate talented executives, reward Company and individual performance, and link the interests of the Company’s senior executives to the interests of the Company’s stockholders. The Compensation Committee oversees the Company’s executive compensation program, including the compensation of the Company’s named executive

88	Proxy Statement

officers. All members of the Compensation Committee are independent directors, within the meaning of applicable stock exchange listing standards, and the Compensation Committee engages and receives advice from an independent compensation consultant.

The Company’s executive compensation program incorporates policies and practices that are designed to ensure that it is strongly aligned with its goals and strategies and promotes responsible pay and governance practices. These policies and practices are discussed in detail under “Compensation Discussion and Analysis” and include:

•	Paying for Performance: most executive compensation is variable and dependent on achievement of business results and/or subject to market fluctuation, and there are no guaranteed bonuses;

•

Aligning Executive and Stockholder Interests:  most incentive compensation is equity-based, and the Company’s share ownership guidelines include substantial stock holding requirements for executives that promote alignment of their interests with stockholders’ interests;

•

Encouraging Long-Term Decision-Making:  the Company’s long-term incentive program is 100% stock-based; stock options typically vest after three years and typically may be exercised over ten years, restricted stock units (which are no longer issued after fiscal 2015) generally vest after three years, if the pre-established performance threshold is achieved in the first year, and the value of performance shares, if any, is determined based on the Company’s performance over a three-year period;

•

Rewarding Achievement of the Company’s Business Goals:  amounts available for annual incentive awards are based on Company performance compared to pre-established targets established by the Compensation Committee, and individual awards take account of business unit and individual executive performance relative to their goals; and

•

Avoiding Incentives to Take Excessive Risk:  the Company annually reviews the risk profile of its compensation programs and has tools in place to mitigate risks to the Company, such as limits on incentive awards, use of multiple performance measures in incentive plans, substantial share ownership guidelines and an executive incentive compensation recoupment (“clawback”) policy.

At the same time, the Company’s executive compensation program is intended to exclude practices that would be contrary to the Company’s compensation philosophy and contrary to stockholders’ interests. For example, the Company’s current executive compensation program does not allow executives to engage in short sales, hedging or trading in put and call options with respect to the Company’s securities; and does not provide excessive perquisites. The Company’s Executive Severance and Change in Control Plan does not provide for any “springing” employment agreements. The Company’s existing executives are not entitled to any excise tax payment or tax gross-up for any change in control related payments. In addition, the Company reviews its compensation plans and programs on an ongoing basis, and periodically makes adjustments taking into account evolving best practices, competitive conditions and other factors.

Please read “Compensation Discussion and Analysis” beginning on page 28 and the executive compensation tables and accompanying disclosure beginning on page 60 for additional details about the Company’s executive compensation programs, including information about the fiscal 2015 compensation of the Company’s named executive officers.

Proxy Statement	89

The Company is asking its stockholders to support the Company’s named executive officer compensation as described in this Proxy Statement. The Compensation Committee and the Board believe the Company’s overall process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Company asks you to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that Walgreens Boots Alliance, Inc.’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

This vote on the named executive officer compensation is advisory, and therefore will not be binding on the Company and will not affect, limit or augment any existing compensation or awards. However, the Company values its stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board unanimously recommends that stockholders vote FOR the approval of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

The following Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP its independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

Janice M. Babiak, Chair
David J. Brailer
Ginger L. Graham
Nancy M. Schlichting

90	Proxy Statement

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to Principal Accountant

All fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for services rendered to the Company during fiscal years 2015 and 2014 were as follows:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$13,387,000	$4,476,000
Audit-Related Fees(2)	983,000	1,250,000
Tax Fees:(3)
Compliance(4)	1,052,000	1,100,000
Planning and Advice(5)	1,683,000	1,300,000
All Other Fees	—	—

Total Fees	$17,105,000	$8,126,000

(1)

Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)

Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance and tax planning and advice. Total tax fees were $2,735,000 in fiscal 2015 and $2,400,000 in fiscal 2014.

(4)	Includes assistance with tax return preparation and related compliance matters, including accounting methods and tax credits.

(5)	Includes tax planning advice and assistance with tax audits.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm. In addition, it has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are: (i) audits or reviews of Company subsidiaries that are filed with government and regulatory bodies and similar reports; (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents) and assistance in responding to SEC comment letters; (iii) consultations to the Company’s management as to the accounting or disclosure of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, IASB, PCAOB or other regulatory or standard setting bodies; (iv) audits of employee benefit/pension plans; and (v) annual revenue certifications prepared for regulatory or commercial purposes. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing of service fees, along with a description of the nature of the engagement.

Proxy Statement	91

All audit, audit-related and tax services performed by the independent registered public accounting firm for the Company and its consolidated subsidiaries in fiscal 2015 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of non-audit services during fiscal 2015 was compatible with maintaining auditor independence.

PROPOSAL 3

Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee expects to approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016. Deloitte has served as the Company’s independent registered public accounting firm since May 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the periodic mandated rotation of the audit firm’s lead engagement partner, the Chair of the Audit Committee and the Chairman of the Board are involved in the selection of Deloitte’s new lead engagement partner.

The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, the Board is seeking stockholder ratification even though it is not legally required. If stockholders do not ratify Deloitte as the Company’s independent registered public accounting firm, the Audit Committee will reconsider Deloitte’s appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

The Board unanimously recommends that stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

92	Proxy Statement

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one Notice of Internet Availability or, if applicable, only one proxy statement and the Annual Report, unless one or more of these stockholders notifies the Company that they would like to continue to receive individual copies. This reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Notice of Internet Availability or, if applicable, proxy statement and the Annual Report at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the proxy statement or the Annual Report, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Wells Fargo Bank, N.A., at (888) 368-7346, or inform them in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100. If your shares are held through a brokerage account, please contact your broker directly.

Stockholders who participate in householding will continue to receive separate proxy cards to vote their shares. Stockholders that receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding does not in any way affect dividend check mailings.

Stockholder Proposals for the Next Annual Meeting

The Company plans to hold its next Annual Meeting of Stockholders (the “2017 Annual Meeting”) on January 26, 2017, at a time and place to be specified in its proxy statement relating to that meeting.

Stockholders may submit proposals appropriate for stockholder action at the 2017 Annual Meeting consistent with the regulations of the SEC. If you want the Company to consider including a proposal in its proxy statement relating to the 2017 Annual Meeting pursuant to Exchange Act Rule 14a-8, you must have delivered it in writing to the Company’s Corporate Secretary, Walgreens Boots Alliance, Inc., 108 Wilmot Road, Mail Stop #1858, Deerfield, Illinois 60015 by August 11, 2016 (or, if the date of the 2017 Annual Meeting is moved by more than 30 days, the deadline will be a reasonable time before the Company begins to print and send its proxy materials, which date will be announced by the Company), and such proposal and your submission thereof must comply with applicable SEC rules and regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder proposals that are not intended for inclusion in the Company’s proxy statement relating to the 2017 Annual Meeting may be brought before the 2017 Annual Meeting in accordance with the advance notice procedures described in the Company’s By-laws. If you want to present a proposal or nominate a candidate for election to the Board at the 2017 Annual Meeting, but do not wish to have it included in the Company’s proxy statement, you must submit the proposal in writing to the Company’s Corporate Secretary, Walgreens Boots Alliance, Inc., 108 Wilmot Road, Mail Stop #1858, Deerfield, Illinois 60015 on or after September 29, 2016 and no later than October 29, 2016 (or, if the date of the 2017 Annual Meeting is changed to be before December 28, 2016 or after March 27, 2017, then between (i) the close of business on the 120th day prior to the date of the 2017 Annual Meeting and (ii) the later of the close of business on the 90th day prior to the date of the 2017 Annual Meeting or, if the first public announcement of the date of the 2017 Annual Meeting is less than 100 days prior to the date of such meeting, the close of business on the 10th day after the first public announcement of the date of the 2017 Annual Meeting). Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in Company securities.

Proxy Statement	93

The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including such information the Company deems appropriate to ascertain the nominee’s qualifications to serve on the Board, disclosure of compensation arrangements between the nominee, the nominating stockholder and the underlying beneficial owner, if any, and any other information required to comply with the proxy rules and applicable law. If you would like a copy of these provisions, please contact the Company’s Corporate Secretary at the above address, or access the Company’s By-laws via the Company’s Investor Relations website at www.investor.walgreensbootsalliance.com. Failure to comply with the requirements, procedures and deadlines in the Company’s By-laws may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2017 Annual Meeting.

The Company’s By-laws also provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the Company’s annual meeting proxy statement. These proxy access provisions of the Company’s By-laws provide, among other things, that a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. The nominating stockholder or group of stockholders also must deliver the information required by, and each nominee must meet the qualifications required by, the Company’s By-laws. Requests to include stockholder-nominated candidates in the Company’s proxy materials for the 2017 Annual Meeting must be received by the Corporate Secretary at the above address not earlier than the close of business on July 12, 2016 and not later than the close of business on August 11, 2016 (or, if the date of the 2017 Annual Meeting is changed to be before December 28, 2016 or after March 27, 2017, then between (i) the close of business on the 150th day prior to the date of the 2017 Annual Meeting and (ii) the later of the close of business on the 120th day prior to the date of the 2017 Annual Meeting or, if the first public announcement of the date of the 2017 Annual Meeting is less than 130 days prior to the date of such meeting, the close of business on the 10th day after the first public announcement of the date of the 2017 Annual Meeting). Failure to comply with the requirements, procedures and deadlines in the Company’s By-laws may preclude the proxy access nomination of the applicable candidate(s) for election at the 2017 Annual Meeting.

By order of the Board of Directors,

JAN STERN REED
Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on January 27, 2016:

The Notice and Proxy Statement and fiscal 2015 Annual Report are available at www.proxyvote.com.

The Company also has made available on its website at investor.walgreensbootsalliance.com its fiscal 2015 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the fiscal 2015 Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreens Boots Alliance, Inc., c/o Investor Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015.

94	Proxy Statement

                108 WILMOT ROAD

                DEERFIELD, IL 60015

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreens Boots Alliance, Inc. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 PM, Eastern Time, on January 26, 2016.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on January 26, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on January 26, 2016. Have your proxy card in hand when you access the web site and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreens Boots Alliance, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, for delivery prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97632-P70724 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS BOOTS ALLIANCE, INC.

If you wish to vote in accordance with the Board of Directors recommendations, just sign below.

The Board of Directors recommends that you vote FOR all nominees for director. (Your proxy holders will vote FOR the election of the following nominees unless you indicate otherwise.)

1.	Election of 11 Directors:		For	Against	Abstain
Nominees:
	1a.	Janice M. Babiak	☐	☐	☐

	1b.	David J. Brailer	☐	☐	☐

	1c.	William C. Foote	☐	☐	☐

	1d.	Ginger L. Graham	☐	☐	☐

	1e.	John A. Lederer	☐	☐	☐

	1f.	Dominic P. Murphy	☐	☐	☐

	1g.	Stefano Pessina	☐	☐	☐

	1h.	Barry Rosenstein	☐	☐	☐

	1i.	Leonard D. Schaeffer	☐	☐	☐

	1j.	Nancy M. Schlichting	☐	☐	☐

	1k.	James A. Skinner	☐	☐	☐

Vote on Proposals

The Board of Directors recommends that you vote FOR proposals 2 and 3. (Your proxy holders will vote FOR each of the following proposals unless you indicate otherwise.)		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Ratify Deloitte & Touche LLP as Walgreens Boots Alliance, Inc.’s independent registered public accounting firm.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name(s) as it appear(s) on this proxy. Joint owners should each sign. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreens Boots Alliance, Inc. Annual Meeting of Stockholders will be held January 27, 2016, at 9:00 AM, Eastern Time, at Park Hyatt New York, 153 W. 57th Street, New York, NY 10019.

An admission ticket is included in this mailing. You will not be admitted without a ticket and one form of government-issued photo identification. Please note the new location and these guidelines for attendees:

•	This is a procedural business meeting, and item samples will not be offered.

•	Seating is limited and will be on a first-come, first-served basis.

•	Backpacks and suitcases are not permitted in the meeting, and distribution of any materials is prohibited.

•	Please note that any parking cost is the attendee’s responsibility.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 27, 2016:

The Notice and Proxy Statement and fiscal 2015 Annual Report are available at www.proxyvote.com.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

M97633-P70724

WALGREENS BOOTS ALLIANCE, INC.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The stockholder hereby appoints WILLIAM C. FOOTE, STEFANO PESSINA and JAMES A. SKINNER, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WALGREENS BOOTS ALLIANCE, INC. (and any adjournment thereof) to be held at Park Hyatt New York, 153 W. 57th Street, New York, NY 10019, on Wednesday, January 27, 2016 upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is specified, this proxy will be voted FOR proposals 1, 2 and 3, and in the discretion of the proxy holders on such other matters as may properly come before the meeting or any adjournment thereof. The proxy holders reserve the right in their discretion to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)